                          AGREEMENT AND PLAN OF MERGER

                                       BY
                                       AND
                                      AMONG


                              ILLINOVA CORPORATION,

                       ENERGY CONVERGENCE HOLDING COMPANY,

                   ENERGY CONVERGENCE ACQUISITION CORPORATION,

                         DYNEGY ACQUISITION CORPORATION

                                       AND

                                   DYNEGY INC.





                            Dated as of June 14, 1999

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "AGREEMENT") dated as of June 14, 1999, is by and among Illinova Corporation, an Illinois corporation ("ILLINOVA"), Energy Convergence Holding Company, an Illinois corporation ("NEWCO"), Dynegy Acquisition Corporation, a Delaware corporation ("DAC"), Energy Convergence Acquisition Corporation, an Illinois corporation, ("IAC" and, together with DAC, Illinova and Newco, the "ILLINOVA COMPANIES"), and Dynegy Inc., a Delaware corporation ("DYNEGY").

         WHEREAS, the respective Boards of Directors of Illinova, Dynegy and DAC deem it advisable and in the best interests of their respective stockholders that DAC merge with and into Dynegy (the "DAC MERGER") upon the terms and subject to the conditions set forth herein;

         WHEREAS, the respective Boards of Directors of Illinova, Dynegy and IAC deem it advisable and in the best interests of their respective stockholders that IAC merge with and into Illinova (the "IAC MERGER" and, together with the DAC Merger, the "MERGERS") upon the terms and subject to the conditions set forth herein;

         WHEREAS, the Board of Directors of Illinova deems it advisable and in the best interests of its stockholders that Illinova enter into the Voting Agreements (herein defined) and such Board has approved the delivery and performance of the Voting Agreements;

         WHEREAS, the Board of Directors of Dynegy deems it advisable and in the best interests of its stockholders that certain of Dynegy's stockholders enter into the Voting Agreements;

         WHEREAS, simultaneously with the execution of this Agreement, Chevron U.S.A. Inc., a Pennsylvania corporation ("CHEVRON"), has entered into a Subscription Agreement (the "SUBSCRIPTION AGREEMENT") with Newco, by which Chevron will purchase shares of Newco Common Stock (as defined) for an aggregate consideration of at least $200 million and up to $240 million at the price per share set forth therein immediately after the closing of the Mergers;

         WHEREAS, simultaneously with the execution of this Agreement, Newco and British Gas Atlantic Holdings BV, a Netherlands corporation ("BGAH"), have entered into a Stock Purchase Agreement (the "BG STOCK PURCHASE AGREEMENT"), by which Newco has agreed to purchase all of the issued and outstanding capital stock of BG Holdings, Inc., a Delaware corporation ("BG HOLDINGS"), from BGAH immediately prior to the closing of the Mergers, in return for a combination of cash and Series A Convertible Preferred Stock (as defined herein) such that BGAH will receive the same combination of cash and Series A Convertible Preferred Stock as consideration for the Dynegy Common Stock it owns through BG Holdings as it would have had it been a holder of Dynegy Common Stock in the DAC Merger;

         WHEREAS, such Boards of Directors have approved the Mergers;

         WHEREAS, for federal income tax purposes, the parties intend that the Mergers will qualify as contributions of stock of Illinova, Dynegy and other assets to Newco under the


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
provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended, and any regulations thereunder or any successor statutes thereto (the "CODE"); and

         WHEREAS, for financial accounting purposes, it is intended that the Mergers will be accounted for as a purchase of Illinova by Dynegy.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, including the exhibits, each of the following capitalized terms is defined as follows:

         "ACTION" means a suit, claim, action, proceeding or investigation.

         "AGGREGATE COMMON STOCK CONSIDERATION" is defined in Section 4.1(c).

         "AGGREGATE MERGER CONSIDERATION" is defined in Section 4.5(a).

         "AGGREGATE MERGER STOCK CONSIDERATION" is defined in Section 4.1(i).

         "AGREEMENT" is defined in the preamble to this Agreement.

         "AMENDED AND RESTATED NEWCO ARTICLES" means the amended and restated articles of incorporation of Newco, in the form of Exhibit A.

         "AMERGEN" means AmerGen Energy Company, L.L.C., a Delaware limited liability company.

         "ANCILLARY AGREEMENTS" means any other agreement executed and delivered in connection herewith, including the Voting Agreements, Registration Rights Agreements, BG Stock Purchase Agreement, Guaranty of British Gas Overseas Holdings dated the date hereof, Subscription Agreement and the Shareholder Agreement.

         "APPROVALS" is defined in Section 9.1(d).

         "ASSESSMENT" is defined in Section 8.16.

         "ATOMIC ENERGY ACT" means the Atomic Energy Act of 1954, as amended, including any regulations promulgated thereunder and any successor statutes thereto.

         "AUDIT" means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

         "AWARDS" is defined in Section 4.6(c).

         "BG AND NOVA SHORTFALL AMOUNT" is defined in the Subscription
Agreement.



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         "BG HOLDINGS" is defined in the recitals to this Agreement.

         "BG STOCK PURCHASE AGREEMENT" is defined in the recitals to this Agreement.

         "BGAH" is defined in the recitals to this Agreement.

         "CASH CONSIDERATION" is defined in Section 4.1(c).

         "CASH ELECTION SHARES" is defined in Section 4.1(d).

         "CERTIFICATE OF MERGER" is defined in Section 2.2.

         "CHEVRON" is defined in the recitals to this Agreement.

         "CLOSING" is defined in Section 4.7.

         "CLOSING DATE" is defined in Section 4.7.

         "CODE" is defined in the recitals to this Agreement.

         "COMMON STOCK CONSIDERATION" is defined in Section 4.1(c).

         "CONFIDENTIALITY AGREEMENTS" means the Confidentiality Agreements, dated May 13, 1998, and December 29, 1998, between Illinova and Dynegy.

         "CUSTOMARY POST-CLOSING CONSENTS" is defined in Section 5.4(b)(i).

         "DAC" is defined in the preamble to this Agreement.

         "DAC MERGER" is defined in the recitals to this Agreement.

         "DAC SURVIVING CORPORATION" is defined in Section 2.1(a).

         "DGCL" means the General Corporation Law of the State of Delaware, as amended.

         "DISCLOSURE SCHEDULES" is defined in Section 12.10(a).

         "DYNEGY" is defined in the preamble to this Agreement.

         "DYNEGY ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Dynegy or any Dynegy Subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than (i) the Transactions and (ii) any such offer, proposal or indication of interest with respect to Dynegy's business related to the fractionation and processing of natural gas to produce natural gas liquids, and the transporting and marketing of such natural gas liquids.

         "DYNEGY BALANCE SHEET" is defined in Section 5.7.


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         "DYNEGY BALANCE SHEET DATE" is defined in Section 5.7.

         "DYNEGY BENEFIT PLANS" is defined in Section 5.11(a).

         "DYNEGY BREACH" is defined in Section 11.1(d).

         "DYNEGY CASH NUMBER" means the sum of (i) the product of the number of shares of Dynegy Stock outstanding as of the Election Date and 0.4 and (ii) the quotient of the BG and Nova Shortfall Amount pursuant to the Subscription Agreement and $16.50.

         "DYNEGY COMMON STOCK" means the common stock, par value $.01, of Dynegy.

         "DYNEGY COMMON STOCK CERTIFICATE" is defined in Section 4.1(j).

         "DYNEGY DE MINIMIS SHARES" is defined in Section 4.1(d).

         "DYNEGY DIRECTOR NOMINEES" is defined in Section 3.3(c)(i).

         "DYNEGY DISCLOSURE SCHEDULE" is defined in the introductory paragraph to Article V.

         "DYNEGY ENGAGEMENT LETTERS" is defined in Section 5.19.

         "DYNEGY ERISA AFFILIATE" is defined in Section 5.11(a).

         "DYNEGY MATERIAL ADVERSE EFFECT" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, or results of operations of Dynegy and its Subsidiaries, taken as a whole.

         "DYNEGY POWER GENERATION FACILITIES" means Dynegy's power generation facilities listed in Item 2 in the Annual Report on Form 10-K of the Dynegy SEC Reports for the year ended December 31, 1998.

         "DYNEGY PREFERRED STOCK" is defined in Section 5.2(a).

         "DYNEGY PREFERRED STOCK CERTIFICATE" is defined in Section 4.1(j).

         "DYNEGY PUBLIC STOCKHOLDERS" is defined in Section 5.21.

         "DYNEGY QUALIFYING FACILITIES" means power generation facilities in which Dynegy owns an interest that are Qualifying Facilities.

         "DYNEGY SEC REPORTS" is defined in Section 5.5.

         "DYNEGY SPECIAL MEETING" is defined in Section 8.12(a).

         "DYNEGY STOCK" means the Dynegy Common Stock and Dynegy Preferred
Stock.

         "DYNEGY STOCK CERTIFICATES" is defined in Section 4.1(j).



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         "DYNEGY STOCK OPTIONS" is defined in Section 4.6(a).

         "DYNEGY STOCKHOLDERS' APPROVAL" is defined in Section 5.16.

         "DYNEGY SUPERIOR PROPOSAL" is defined in Section 11.1(h).

         "DYNEGY UNREGULATED FACILITIES" means the power generation facilities in which Dynegy owns an interest that are either (i) Qualifying Facilities or
(ii) owned by "exempt wholesale generators" or "foreign utility companies" as defined in PUHCA.

         "EFFECTIVE TIME" is defined in Section 2.2.

         "ELECTION" is defined in Section 4.1(c).

         "ELECTION DATE" is defined in Section 4.4(d).

         "ENFORCEABLE" an agreement is "enforceable" if it is the legal, valid and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors and general principals of equity.

         "ENVIRONMENTAL LAWS" means federal, state, local and foreign environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements imposing liability or establishing standards of conduct for protection of the environment, including the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation and Recovery Act, Clean Air Act, Toxic Substances Control Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCESS PARACHUTE PAYMENTS" is defined in Section 5.9(b).

         "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended, including any regulations promulgated thereunder and any successor statutes thereto.

         "EXCHANGE AGENT" is defined in Section 4.4(a).

         "EXCHANGE FUND" is defined in Section 4.5(a).

         "EXCHANGE RATIO" is defined in Section 4.1(c).

         "EXPENSES" means all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the


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preparation, printing, filing and mailing of the Registration Statement, the
Proxy Statement/Prospectus, the solicitation of stockholder approvals, requisite filings under the HSR Act and all other matters related to the consummation of the Transactions.

         "FERC" means the Federal Energy Regulation Commission.

         "FORM OF ELECTION" is defined in Section 4.4(b).

         "GAAP" means United States generally accepted accounting principles in effect on the date hereof.

         "GOVERNMENTAL AUTHORITY" means any governmental or regulatory authority or agency.

         "HAZARDOUS SUBSTANCES" means any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, mixed hazardous waste substances, petroleum, petroleum products or any substance regulated under any Environmental Law.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including any regulations promulgated thereunder and any successor statutes thereto.

         "IBCA" means the Illinois Business Corporation Act of 1983, as amended.

         "ICC" means the Illinois Commerce Commission.

         "IAC" is defined in the preamble to this Agreement.

         "IAC COMMON STOCK" means the common stock, no par value, of IAC.

         "IAC MERGER" is defined in the recitals to this Agreement.

         "IAC SURVIVING CORPORATION" is defined in Section 2.1(b).

         "ILLINOVA" is defined in the preamble to this Agreement.

         "ILLINOVA ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Illinova or any Illinova Subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the Transactions.

         "ILLINOVA AVERAGE PRICE" means the mean average of the closing prices on the New York Stock Exchange, Inc. of the Illinova Common Stock over 20 consecutive trading days ending on the Election Date.

         "ILLINOVA BALANCE SHEET" is defined in Section 6.7.

         "ILLINOVA BALANCE SHEET DATE" is defined in Section 6.7.

         "ILLINOVA BENEFIT PLANS" is defined in Section 6.11(a).



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         "ILLINOVA BREACH" is defined in Section 11.1(c).

         "ILLINOVA COMMON STOCK" means the common stock, no par value, of Illinova.

         "ILLINOVA COMPANIES" is defined in the preamble to this Agreement.

         "ILLINOVA CONSIDERATION" is defined in Section 4.2(c).

         "ILLINOVA DIRECTOR NOMINEES" is defined in Section 3.3(c)(i).

         "ILLINOVA DISCLOSURE SCHEDULE" is defined in the introductory paragraph to Article VI.

         "ILLINOVA DISSENTING SHARES" is defined in Section 4.2(e).

         "ILLINOVA ENGAGEMENT LETTERS" is defined in Section 6.19.

         "ILLINOVA ERISA AFFILIATE" is defined in Section 6.11(a).

         "ILLINOVA MATERIAL ADVERSE EFFECT" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, or results of operations of Illinova and its Subsidiaries, taken as a whole.

         "ILLINOVA POWER GENERATION FACILITIES" means Illinova's power generation facilities listed in Item 2 in the Annual Report on Form 10-K of the Illinova SEC Reports for the year ended December 31, 1998.

         "ILLINOVA SEC REPORTS" is defined in Section 6.5.

         "ILLINOVA SPECIAL MEETING" is defined in Section 8.12(b).

         "ILLINOVA STOCK OPTIONS" is defined in Section 4.6(b).

         "ILLINOVA STOCK CERTIFICATE" is defined in Section 4.2(d).

         "ILLINOVA STOCKHOLDERS' APPROVAL" is defined in Section 6.16.

         "ILLINOVA SUPERIOR PROPOSAL" is defined in Section 11.1(j).

         "ILLINOVA UNREGULATED FACILITIES" means the power generation facilities in which Illinova owns an interest that are either (i) Qualifying Facilities or
(ii) owned by "exempt wholesale generators" or "foreign utility companies" as defined in PUHCA.

         "INDEMNIFIED PARTY" is defined in Section 8.3(a).

         "INSPECTED PARTY" is defined in Section 8.16.

         "INSPECTING PARTY" is defined in Section 8.16.



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         "INTEGRATION COMMITTEE" is defined in Section 7.3(b).

         "INTELLECTUAL PROPERTY" is defined in Section 5.18.

         "INTERIM AGREEMENT" means the Interim Agreement relative to the Clinton Nuclear Power Station, dated March 31, 1999, by and among IPC, PECO and AmerGen.

         "IPC" means Illinois Power Company, an Illinois corporation.

         "LIENS" is defined in Section 5.2(b).

         "MERGERS" is defined in the recitals to this Agreement.

         "NEWCO" is defined in the preamble to this Agreement.

         "NEWCO CLASS B COMMON STOCK" means the Class B Common Stock, no par value, of Newco, to be issued pursuant to the Amended and Restated Newco Articles.

         "NEWCO COMMON STOCK" means the Class A Common Stock, no par value, of Newco, to be issued pursuant to the Amended and Restated Newco Articles.

         "NOVA" means Nova Gas Services (U.S.) Inc., a Delaware corporation.

         "NRC" means the Nuclear Regulatory Commission.

         "NUCLEAR ADVISORY COMMITTEE" is defined in Section 7.3(a)(ii).

         "NUCLEAR FACILITY" means IPC's nuclear facility in DeWitt County, Illinois.

         "NUCLEAR FACILITY AGREEMENTS" means (i) the Management Services Agreement, dated January 15, 1998, by and between IPC and PECO, as amended to the date hereof, (ii) the Incentive Compensation Agreement to Amend the Management Services Agreement, dated May 19, 1998, by and between IPC and PECO, and (iii) the Interim Agreement.

         "NYSE" is defined in Section 8.14.

         "ORDER" means any order, judgment or decree of any court or any other Governmental Authority.

         "PBGC" is defined in Section 5.11(b).

         "PECO" means PECO Energy Company, a Pennsylvania corporation.

         "PERSON" means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

         "POWER ACT" means the Federal Power Act, as amended, including any regulations promulgated thereunder and any successor statutes thereto.



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         "PREDECESSOR COMPANY STOCK OPTIONS" is defined in Section 4.6(b).

         "PREFERRED STOCK CONSIDERATION" is defined in Section 4.1(h).

         "PRINCIPAL POWER FACILITIES" means the following facilities owned by
Illinova: Baldwin Power Station, Havana Power Station, Hennepin Power Station, Vermilion Power Station, Wood River Power Station, Oglesby Gas Turbine, Stallings Gas Turbine, and Tilton Energy Center.

         "PROXY STATEMENT/PROSPECTUS" is defined in Section 5.17.

         "PUHCA" means the Public Utility Holding Company Act of 1935, as amended, including any regulations promulgated thereunder or any successor statutes thereto.

         "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended, including any regulations promulgated thereunder or any successor statutes thereto.

         "QUALIFYING FACILITIES" means a "qualifying cogeneration facility" or "qualifying small power production facility," as defined in PURPA.

         "REGISTRATION STATEMENT" is defined in Section 5.17.

         "REGISTRATION RIGHTS AGREEMENTS" means (i) the Registration Rights Agreement by and among Newco, BGAH and Nova, dated the date hereof, as amended from time to time, and (ii) the Registration Rights Agreement, by and between Newco and Chevron, dated the date hereof, as amended from time to time.

         "REPLACEMENT PLANS" is defined in Section 8.11.

         "RETAINED EMPLOYEES" is defined in Section 8.11.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, including any regulations promulgated thereunder and any successor statutes thereto.

         "SERIES A CONVERTIBLE PREFERRED STOCK" means the Series A Convertible Preferred Stock of Newco to be authorized pursuant to the Statement of Resolution Establishing Series A Convertible Preferred Stock of Newco, in the form of Exhibit B.

         "SHAREHOLDER AGREEMENT" means the Shareholder Agreement, dated as of the date hereof, among Newco, Illinova, Dynegy and Chevron.

         "STAFF" is defined in Section 9.3(f)(iii).

         "STAFF OBJECTION" is defined in Section 9.3(f)(iii).

         "STOCK ELECTION SHARES" is defined in Section 4.1(f)(i).

         "SUBSCRIPTION AGREEMENT" is defined in the recitals to this Agreement.



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         "SUBSIDIARY" means, with respect to any party, any Person of which (x)
at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly beneficially owned or controlled by such Person or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

         "SURVIVING CORPORATIONS" is defined in Section 2.1(b).

         "TAX AUTHORITY" means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.

         "TAX RETURNS" means all originally filed or amended federal, state and local tax returns, declarations, statements, certifications, notices, reports, schedules, forms, claim for refund and information returns relating to Taxes, including any schedule or attachment thereto.

         "TAXES" means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

         "TERMINATION DATE" means May 31, 2000.

         "TRANSACTIONS" means the transactions contemplated by this Agreement.

         "VOTING AGREEMENTS" means the Voting Agreements, dated as of the date hereof, between Illinova and each of Nova, BG Holdings and Chevron under which such parties have among other things agreed to support the DAC Merger upon the terms and conditions set forth therein.

         "VOTING AGREEMENT PARTIES" is defined in Section 5.21.

         "WARN ACT" means the Worker Adjustment and Retraining Notification Act of 1988 including any regulations promulgated thereunder and any successor statutes thereto.

                                   ARTICLE II
                                   THE MERGERS

         Section 2.1 The Mergers.

                  (a) Upon the terms and subject to the conditions hereof, at the Effective Time, DAC shall merge with and into Dynegy and the separate corporate existence of DAC will thereupon cease and Dynegy will be the surviving corporation in the DAC Merger (sometimes referred to as the "DAC SURVIVING CORPORATION"). The DAC Merger will have the effects set forth in Section 259 of the DGCL, including the DAC Surviving Corporation's succession to and assumption of all rights and obligations of Dynegy and DAC.



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                  (b) Upon the terms and subject to the conditions hereof, at the Effective Time, IAC shall merge with and into Illinova and the separate corporate existence of IAC will thereupon cease and Illinova will be the surviving corporation in the IAC Merger (sometimes referred to as the "IAC SURVIVING CORPORATION" and, together with the DAC Surviving Corporation, the "SURVIVING CORPORATIONS"). The IAC Merger will have the effects set forth in
Section 11.50 of the IBCA, including the IAC Surviving Corporation's succession to and assumption of all rights and obligations of Illinova and IAC.

         Section 2.2 Effective Time of the Mergers.

         Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles or a certificate of merger (individually, a "CERTIFICATE OF MERGER" and collectively, the "CERTIFICATES OF MERGER") executed in accordance with the relevant provisions of the DGCL and the IBCA and shall make all other filings or recordings required under the DGCL and the IBCA, as applicable, to effect both Mergers. Each Merger shall become effective at such time as is specified in the applicable Certificate of Merger (the time at which both Mergers have become fully effective is referred to as the "EFFECTIVE TIME").

         Section 2.3 Tax and Accounting Treatment.

         The parties intend that (i) the Mergers will constitute a contribution of assets to Newco under Section 351 of the Code, (ii) the Mergers will be accounted for as a purchase of Illinova by Dynegy for financial accounting purposes, and (iii) the Mergers will be treated as a reverse acquisition of Illinova by Dynegy whereby the consolidated group of corporations of which Dynegy is the parent for purposes of Treasury Regulation Section 1.1502 is considered remaining in existence pursuant to Treasury Regulation Section 1.1502-75(d)(3)(i).

                                  ARTICLE III
                            THE SURVIVING CORPORATION

         Section 3.1 Certificate/Articles of Incorporation.

                  (a) The certificate of incorporation of Dynegy in effect immediately prior to the Effective Time will be amended and restated to be substantially identical to the certificate of incorporation of DAC and such amended and restated certificate of incorporation will be the certificate of incorporation of the DAC Surviving Corporation at and after the Effective Time until thereafter amended in accordance with its terms and the DGCL.

                  (b) The articles of incorporation of Illinova in effect immediately prior to the Effective Time will be amended and restated to be substantially identical to the articles of incorporation of IAC and such amended and restated articles of incorporation will be the articles of incorporation of the IAC Surviving Corporation at and after the Effective Time until thereafter amended in accordance with their terms and the IBCA.

                  (c) The articles of incorporation of Newco as amended and in effect as of the date hereof (which shall continue in effect (other than amendments to the name of Newco) until the Effective Time), will continue to be the articles of incorporation of Newco at and after the Effective Time until thereafter amended in accordance with their terms and the IBCA; provided,


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
however, each party acknowledges and agrees that the Board of Directors of Newco will prior to the Effective Time adopt a resolution pursuant to Section 6.10 of the IBCA to authorize and establish the Series A Convertible Preferred Stock.

         Section 3.2 Bylaws.

                  (a) The bylaws of DAC Surviving Corporation shall be amended at the Effective Time to be identical to the bylaws of DAC as in effect immediately prior to the Effective Time will be the bylaws of the DAC Surviving Corporation until thereafter amended in accordance with their terms and as provided by the certificate of incorporation of the DAC Surviving Corporation and the DGCL.

                  (b) The bylaws of IAC as in effect immediately prior to the Effective Time will be the bylaws of the IAC Surviving Corporation until thereafter amended in accordance with their terms and as provided by the articles of incorporation of the IAC Surviving Corporation and the IBCA.

                  (c) The bylaws of Newco as amended and in effect as of the date hereof (which shall continue in effect until the Effective Time) will be the bylaws of Newco until thereafter amended in accordance with their terms and as provided by the articles of incorporation of the Newco and the IBCA.

         Section 3.3 Directors and Officers.

                  (a) At and after the Effective Time, the directors and officers of the DAC Surviving Corporation will be the same as the directors and officers of Dynegy immediately prior thereto, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DAC Surviving Corporation's certificate of incorporation and bylaws.

                  (b) At and after the Effective Time, the directors and officers of the IAC Surviving Corporation will be the same as the directors and officers of Illinova immediately prior thereto, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the IAC Surviving Corporation's articles of incorporation and bylaws.

                  (c) Newco's Board, Committees, Executive Officers.

                           (i) Prior to the Effective Time, (A) Illinova's Board
                  of Directors will select from among the current members of Illinova's Board of Directors seven individuals (the "ILLINOVA DIRECTOR NOMINEES") for nomination as directors of Newco, which nominees will include Mr. Charles Bayless, and (B) Dynegy's Board of Directors will select from among the current members of Dynegy's Board of Directors seven individuals (including three nominated by Chevron) (the "DYNEGY DIRECTOR NOMINEES") for nomination as directors of Newco, which nominees will include Mr. C.L. Watson and who shall serve as Chairman of the Board of Directors if he is willing and able to do so. Prior to the Effective Time, Illinova will cause Newco and its directors to nominate and elect the Dynegy

                  Director Nominees and the Illinova Director Nominees to be directors of Newco for a term expiring at Newco's next annual meeting of shareholders following the Effective Time, subject to being renominated as a director at the discretion of Newco's Board of Directors. If at any time prior to the Effective Time, any Dynegy Director Nominee or Illinova Director Nominee is unable to serve as a director at the Effective Time, the Board of Directors that designated such individual as provided herein will designate another individual to serve in such individual's place.

                           (ii) The composition of the committees of Newco's
                  Board of Directors immediately subsequent to the Effective Time (including the chairman thereof) will be as designated prior to the Effective Time in a manner consistent with the bylaws of Newco and reasonably acceptable to Illinova and Dynegy with the objective being that the committees initially have approximately equal representation from among the Dynegy Director Nominees (each of which committee's members shall include at least one nominee of Chevron) and the Illinova Director Nominees; provided that the Nominating Committee of Newco initially shall be constituted of three members of which two will be independent members of, and will be designated by, the Dynegy Board of Directors and one will be an independent member of, and will be designated by, the Illinova Board of Directors.

                           (iii) Effective as of the Effective Time, Newco's
                  Board of Directors shall elect the officers of Newco, provided
                  (A) C.L. Watson shall be elected President and Chief Executive Officer if he is willing and able to serve, and (B) absent cause, the remaining officers shall be elected by the Board of Directors if so required by Newco's bylaws, upon the recommendation of, or, if not required to be so elected, as appointed by, the President and Chief Executive Officer in each instance to serve until the earlier of such officer's resignation or removal or until such officer's successor is duly elected.

                                   ARTICLE IV
                              CONVERSION OF SHARES

         Section 4.1 Conversion of Dynegy Capital Stock.

         As of the Effective Time, by virtue of the DAC Merger and without any action on the part of DAC, Dynegy, Newco or the holders of any of the capital stock described below:

                  (a) Each outstanding share of DAC Common Stock will be converted into and become one share of common stock of the DAC Surviving Corporation with the same rights, powers and privileges as the shares so converted and, except as provided in Section 4.1(b), shall constitute the only shares of the DAC Surviving Corporation's capital stock.

                  (b) All shares of Dynegy Common Stock that are held in Dynegy's treasury will be canceled and no cash, Newco capital stock or other consideration shall be delivered in exchange therefor. All shares of Dynegy Common Stock owned by Illinova, Newco or any of their Subsidiaries shall be canceled except for shares owned by BG Holdings, all of which shall be converted into an aggregate of 613 shares of DAC Surviving Corporation common stock, and continue to remain outstanding and shall not be converted into the Common Stock Consideration as contemplated by Section 4.1(c).

                  (c) Subject to the provisions of Section 4.1(e), each outstanding share of Dynegy Common Stock (other than shares of Dynegy Common Stock to be treated in accordance with Section 4.1(b)) will be converted into either (x) $16.50 in cash (the "CASH CONSIDERATION") or (y) 0.69 (the "EXCHANGE RATIO") fully paid and non-assessable shares of Newco Common Stock (the "COMMON STOCK CONSIDERATION" and, together with the Cash Consideration, the "AGGREGATE COMMON STOCK CONSIDERATION"), in each case as the holder thereof shall have elected or be deemed to have elected (an "ELECTION") in accordance with Section 4.1(d).

                  (d) (i) Subject to the procedures set forth in Section 4.4, each holder of record of shares of Dynegy Common Stock outstanding immediately prior to the Election Date who makes a valid election to receive Cash Consideration pursuant to
                  Section 4.4 will be entitled to receive the Cash Consideration in respect of such shares. In addition, each holder who would, absent such an election, be entitled to receive a fractional share of Newco Common Stock (the "DYNEGY DE MINIMIS SHARES") shall be deemed to elect Cash Consideration to the extent of such fractional shares. (Collectively the shares described in the two preceding sentences shall be the "CASH ELECTION SHARES.") All other holders of record of shares of Dynegy Common Stock outstanding immediately prior to the Election Date will be deemed to elect to receive the Common Stock Consideration in respect of such shares.

                           (ii) Notwithstanding the foregoing, solely for
                  purposes of calculating the number of shares of Dynegy Common Stock to receive Cash Consideration and Common Stock Consideration under Section 4.1(e), the shares of Dynegy Common Stock held by BG Holdings will be deemed to be Cash Election Shares, even though as a result of Section 4.1(b), its shares of Dynegy Common Stock will be converted into shares of common stock of the DAC Surviving Corporation.

                  (e) Notwithstanding anything in this Agreement to the contrary:

                           (i) the number of shares of Dynegy Common Stock to be
                  converted into the right to receive the Cash Consideration will be equal to the Dynegy Cash Number, and

                           (ii) the number of shares of Dynegy Common Stock to
                  be converted into the right to receive the Common Stock Consideration will be equal to (x) the number of shares of Dynegy Common Stock outstanding immediately prior to the Effective Time (ignoring for this purpose any Dynegy Common Stock held as treasury shares) less (y) the Dynegy Cash Number.

                  (f) To the extent the aggregate number of Cash Election Shares exceeds the Dynegy Cash Number, the Cash Consideration shall be prorated as follows:

                           (i) all shares of Dynegy Common Stock in respect of
                  which Elections to receive Common Stock Consideration have been made or deemed to have been made (the "STOCK ELECTION SHARES") will be converted into the right to receive the Common Stock Consideration; and

                           (ii) the Cash Election Shares will be converted into
                  the right to receive the Cash Consideration or the Common Stock Consideration in the following manner:

                                    (A) the Dynegy De minimis Shares shall be
                           converted into Cash Consideration;

                                    (B) the number of Cash Election Shares,
                           other than Dynegy De minimis Shares, covered by each Form of Election to be converted into Cash Consideration will be determined by multiplying the number of Cash Election Shares covered by such Form of Election by a fraction, (I) the numerator of which is the Dynegy Cash Number less the number of shares of Dynegy Common Stock converted into cash pursuant to clause (A) and (II) the denominator of which is the aggregate number of Cash Election Shares less the number of shares of Dynegy Common Stock converted into cash pursuant to clause (A); and

                                    (C) all Cash Election Shares not converted
                           into Cash Consideration in accordance with clause (A) or (B) will be converted into the right to receive the Common Stock Consideration.

                  (g) The Exchange Agent, in consultation with Illinova and Dynegy, will make all computations to give effect to this Section 4.1.

                  (h) At the Effective Time, each outstanding share of Dynegy Preferred Stock will be converted into the right to receive 0.69 shares of Newco Class B Common Stock (the "PREFERRED STOCK CONSIDERATION").

                  (i) Notwithstanding the foregoing, (i) for each share of Common Stock Consideration Nova otherwise would be entitled to receive, in lieu thereof it shall receive that number of shares of Newco Series A Convertible Preferred Stock equal to the quotient of the Illinova Average Price divided by $50.00 and (ii) to the extent Chevron is entitled to receive Common Stock Consideration, in lieu thereof it shall receive one share of Newco Class B Common Stock for each share of Newco Common Stock it was to receive (collectively, together with the Common Stock Consideration and the Preferred Stock Consideration, the "AGGREGATE MERGER STOCK CONSIDERATION").

                  (j) Except as contemplated by Section 4.1(b), the Dynegy Stock which is converted will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and the holder of a certificate that, immediately prior to the Effective Time, represented outstanding shares of Dynegy Common Stock ("DYNEGY COMMON STOCK CERTIFICATE") and Dynegy Preferred Stock ("DYNEGY PREFERRED STOCK CERTIFICATE" and, together with the Dynegy Common Stock Certificates, the "DYNEGY STOCK CERTIFICATES") will cease to have any rights with respect thereto, except the right to receive, upon the surrender of (i) a Dynegy Common Stock Certificate, the applicable Aggregate Common Stock Consideration to which such holder is entitled pursuant to this Article IV, and (ii) a Dynegy Preferred Stock Certificate, the Preferred Stock Consideration to which such holder is entitled pursuant to this Article IV. Until surrendered as contemplated by this Section 4.1, each Dynegy Stock Certificate will be deemed, at any time after the Effective Time, to represent only the right to receive upon such surrender the applicable Aggregate Merger Consideration as contemplated by this Article IV. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Illinova Common Stock, Dynegy Common Stock or Dynegy Preferred Stock have been changed into a different number of shares or a different class because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio and the Cash Consideration will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                  (k) No dividends or other distributions with a record date after the Effective Time will be paid to the holder of any unsurrendered Dynegy Stock Certificate with respect to the Aggregate Merger Stock Consideration represented thereby until the holder of record of such Dynegy Stock Certificate has surrendered such Dynegy Stock Certificate in accordance with Section 4.5. Subject to applicable laws, following surrender of any such Dynegy Stock Certificates, there will be paid to the record holder of the certificate or certificates representing the Aggregate Merger Stock Consideration issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to such Aggregate Merger Stock Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to such Aggregate Merger Stock Consideration has not occurred prior to the surrender of such Dynegy Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to the surrender of such Dynegy Stock Certificate.

                  (l) All Aggregate Merger Consideration issued upon the surrender of Dynegy Stock Certificates in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such Dynegy Stock Certificates and the Dynegy Stock formerly represented thereby, and from and after the Effective Time, there will be no further registration of transfers effected on the stock transfer books of the DAC Surviving Corporation of shares of Dynegy Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Dynegy Stock Certificates are presented to the DAC Surviving Corporation for any reason, they will be canceled and converted as provided in this Article IV.

         Section 4.2 Conversion of Illinova Common Stock.

         As of the Effective Time, by virtue of the IAC Merger and without any action on the part of IAC, Illinova, or Newco, or the holders of any of the capital stock described below:

                  (a) Each outstanding share of IAC Common Stock will be converted into and become one share of common stock of the IAC Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only shares of the IAC Surviving Corporation's capital stock.

                  (b) All shares of Illinova Common Stock that are held in Illinova's treasury and shares of Illinova Common Stock owned by Dynegy or any of its Subsidiaries will be canceled and no cash, Newco capital stock or other consideration shall be delivered in exchange therefor.

                  (c) At the Effective Time, each outstanding share of Illinova Common Stock will be converted into one share of Newco Common Stock (the "ILLINOVA CONSIDERATION").

                  (d) All Illinova Common Stock, when converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and the holder of a certificate that, immediately prior to the Effective Time, represented outstanding shares of Illinova Common Stock ("ILLINOVA STOCK CERTIFICATE") will cease to have any rights with respect thereto, except the right to receive, upon the surrender of an Illinova Stock Certificate, the Illinova Consideration to which such holder is entitled pursuant to this Article
IV. Until surrendered as contemplated by this Section 4.2, each Illinova Stock Certificate will be deemed, at any time after the Effective Time, to represent only the right to receive upon such surrender the Illinova Consideration as contemplated by this Article IV.

                  (e) Holders of shares of Illinova Common Stock who have complied with requirements for perfecting dissenters' rights under Section 11.70 of the IBCA will be entitled to exercise such rights with respect to the shares as to which such rights have been perfected ("ILLINOVA DISSENTING SHARES"), to the extent available under Section 11.70 of the IBCA. Illinova Dissenting Shares shall be entitled to receive such consideration as will be determined under
Section 11.70 of the IBCA, and upon receipt of such consideration, such Illinova Dissenting Shares will cease to be issued and outstanding. Shares of Illinova Common Stock that are outstanding immediately prior to the Effective Time and with respect to which dissenters' rights under the IBCA may be, but have not yet been, perfected, will, if and when such dissenters' rights can no longer be legally perfected or exercised under the IBCA, be converted into Newco Common Stock.

                  (f) No dividends or other distributions with a record date after the Effective Time will be paid to the holder of any unsurrendered Illinova Stock Certificate with respect to the Illinova Consideration represented thereby until the holder of record of such Illinova Stock Certificate has surrendered such Stock Certificate in accordance with Section
4.5. Subject to applicable laws, following surrender of any such Illinova Stock Certificates, there will be paid to the record holder of the certificate or certificates representing the Illinova Consideration issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to such Illinova Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to such Illinova Consideration has not occurred prior to the surrender of such Illinova Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to the surrender of such Illinova Stock Certificate.

                  (g) All Newco Common Stock issued upon the surrender of Illinova Stock Certificates in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such Illinova Stock Certificates and the Illinova Common Stock formerly represented thereby, and from and after the Effective Time, there will be no further registration of transfers effected on the stock transfer books of the IAC Surviving Corporation of shares of Illinova Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Illinova Stock Certificates are presented to the IAC Surviving Corporation for any reason, they will be canceled and exchanged as provided in this Article IV.

         Section 4.3 Conversion of Newco Capital Stock.

         At the Effective Time, by virtue of the Mergers and without any action on the part of IAC, DAC, or Newco, or the holders of any of the capital stock described below:

                  (a) Each outstanding share of Newco Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and no cash or other consideration will be delivered in exchange therefor.

                  (b) Each outstanding share of Series A Convertible Preferred Stock of Newco will remain issued and outstanding.

         Section 4.4 Dynegy Common Stock Procedures.

                  (a) Newco shall authorize one or more transfer agent(s) reasonably acceptable to Dynegy to receive Elections and to act as Exchange Agent hereunder (the "EXCHANGE AGENT") with respect to each Merger.

                  (b) Newco shall prepare, for use by Dynegy's Common Stockholders in surrendering Certificates, a form (the "FORM OF ELECTION") pursuant to which each Dynegy Common Stockholder may make an Election. The Form of Election shall be mailed to the Dynegy Common Stockholders as of the record date for the Dynegy Special Meeting and shall accompany the Proxy
Statement/Prospectus.

                  (c) Dynegy shall use all reasonable efforts to make the Form of Election available to all Persons who become Dynegy Common Stockholders of record between such record date and the Election Date.

                  (d) An Election shall have been properly made only if the Exchange Agent shall have received, by 5:00 p.m., Eastern time, two business days (the "ELECTION DATE") prior to the Effective Time, or at such other time as Dynegy and Illinova agree, a Form of Election properly completed and signed and accompanied by the Dynegy Common Stock Certificate or Certificates to which such Form of Election relates (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificate or Certificates are in fact delivered by the time set forth in such guarantee of delivery).

                  (e) Any Dynegy Common Stockholder may at any time prior to the Election Date change such holder's Election by written notice received by the Exchange Agent at or prior to the Election Date accompanied by a properly completed Form of Election. Newco shall have the right in its sole discretion to permit changes in Elections after the Election Date.

                  (f) Any Dynegy Common Stockholder may at any time prior to the Election Date revoke such holder's Election by written notice received by the Exchange Agent at or prior to the Election Date or by withdrawal prior to the Election Date of such holder's Certificates previously deposited with the Exchange Agent. Any revocation of an Election may be withdrawn by notice of such withdrawal delivered at or prior to the Election Date. Any Dynegy Common Stockholder who has deposited a Dynegy Common Stock Certificate or Certificates with the Exchange Agent shall have the right to withdraw such Certificates by written notice received by the Exchange Agent at or prior to the Election Date. Newco shall obtain from the Exchange Agent an agreement to return all Forms of Election and accompanying Dynegy Common Stock Certificate or Certificates to the Dynegy Common Stockholders submitting the same if this Agreement is terminated in accordance with its terms.

                  (g) Newco, with Dynegy's consent, shall have the right to make rules, not inconsistent with this Agreement's terms, governing the validity of Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 4.1, the issuance and delivery of certificates for Newco Common Stock into which shares of Dynegy Common Stock are converted in the DAC Merger, and the payment for shares of Dynegy Common Stock converted into the right to receive the Cash Consideration in the DAC Merger.

         Section 4.5 Surrender and Payment.

                  (a) At or prior to the Effective Time, Newco will deposit with the Exchange Agent for the benefit of the holders of Dynegy Stock, for exchange in accordance with this Section 4.5, the following consideration (the "AGGREGATE MERGER CONSIDERATION"): (i) certificates representing shares of Newco Common Stock representing the applicable portion of the Aggregate Common Stock Consideration, (ii) certificates representing shares of Newco Class B Common Stock representing the Preferred Stock Consideration and a portion of the Aggregate Common Stock Consideration to be paid in accordance with Section 4.1(i), (iii) certificates representing Series A Convertible Preferred Stock of Newco representing the applicable portion of the Aggregate Common Stock Consideration to be paid in accordance with Section 4.1(i) and (iv) the Cash Consideration. At or prior to the Effective Time, Newco will deposit with the Exchange Agent for the benefit of the holders of Illinova Common Stock, for exchange in accordance with this Section 4.5, certificates representing shares of Newco Common Stock representing the Illinova Consideration. The stock certificates and cash described above are referred to as the "EXCHANGE FUND." The Exchange Agent, pursuant to irrevocable instructions, will deliver the Aggregate Merger Consideration and the Illinova Consideration out of the Exchange Fund. No interest will be paid or will accrue on any cash amount payable upon the surrender of any Dynegy Stock Certificates or Illinova Stock Certificates. Except as contemplated by Section 4.5(d), the Exchange Fund shall not be used for any other purpose.

                  (b) Promptly after the Effective Time, but not later than five business days thereafter, Newco will send, or will cause the Exchange Agent to send, to each holder of a Dynegy Stock Certificate or Illinova Stock Certificate a letter of transmittal and instructions for use in effecting the exchange of such Dynegy Stock Certificates or Illinova Stock Certificates for certificates representing the Aggregate Merger Consideration or the Illinova Consideration owing to such holder.

                  (c) If any shares of Newco Common Stock are to be issued and/or cash to be paid to a Person other than the registered holder of the Dynegy Stock Certificate or Certificates or Illinova Stock Certificate or Certificates surrendered in exchange therefor, it will be a condition to such issuance that the Dynegy or Illinova Stock Certificate or Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance will pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                  (d) Any Aggregate Merger Consideration or Illinova Consideration that remains unclaimed by the holders of Dynegy Stock or Illinova Common Stock one year after the Effective Time will be returned to Newco, upon demand, and any such holder who has not exchanged such holder's Dynegy or Illinova Stock Certificates in accordance with this Section 4.5 prior to that time will thereafter look only to Newco, as a general creditor thereof, to exchange such Dynegy or Illinova Stock Certificates or to pay amounts to which they are entitled pursuant to Section 4.1 and Section 4.2. If any Dynegy or Illinova Stock Certificates are not surrendered within six years after the Effective Time, the Aggregate Merger Consideration or Illinova Consideration, as the case may be, issuable in respect of such Dynegy or Illinova Stock Certificates, and the amount of dividends and other distributions, if any, which have become payable and which thereafter become payable on the Aggregate Merger Consideration or Illinova Consideration evidenced by such Dynegy or Illinova Stock Certificates as provided herein will, to the extent permitted by applicable law, become the property of Newco, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Newco or either Surviving Corporation will be liable to any holder of Dynegy or Illinova Stock Certificates for any amount paid, or Aggregate Merger Stock Consideration or Illinova Consideration, cash or dividends delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (e) If any Dynegy or Illinova Stock Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Dynegy or Illinova Stock Certificate to be lost, stolen or destroyed and, if required by Newco, the posting by such Person of a bond in such reasonable amount as Newco may direct as indemnity against any claim that may be made against it with respect to such Dynegy or Illinova Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Dynegy or Illinova Stock Certificate the Aggregate Merger Consideration or Illinova Consideration, as the case may be, and, if applicable, cash and unpaid dividends and other distributions on any Aggregate

Merger Consideration or Illinova Consideration, as the case may be, deliverable in respect thereof pursuant to this Agreement.

         Section 4.6 Stock Options.

                  (a) At the Effective Time, automatically and without any action on the part of either Surviving Corporation, Newco or any holder of outstanding employee or director stock options of Dynegy outstanding at the Effective Time (the "DYNEGY STOCK OPTIONS"), Newco will assume each Dynegy Stock Option and it will become an option to purchase that number of shares of Newco Common Stock obtained by multiplying the number of shares of Dynegy Common Stock issuable upon the exercise of such option by the Exchange Ratio at an exercise price per share equal to the per share exercise price of such Dynegy Stock Option divided by the Exchange Ratio and otherwise upon the same terms and conditions as such outstanding options to purchase Dynegy Common Stock; provided, however, in the case of any Dynegy Stock Option to which Section 421 of the Code applies because of the qualifications under Section 422 or 423 of the Code, the exercise price, the number of shares of Newco Common Stock purchasable pursuant to such Dynegy Stock Option and the terms and conditions of exercise of such Dynegy Stock Option will comply with Section 424(a) of the Code.

                  (b) At the Effective Time, automatically and without any action on the part of either Surviving Corporation, Newco or any holder of employee or director stock options of Illinova outstanding at the Effective Time (the "ILLINOVA STOCK OPTIONS" and, together with the Dynegy Stock Options, the "PREDECESSOR COMPANY STOCK OPTIONS"), Newco will assume each Illinova Stock Option and it will become an option to purchase one share of Newco Common Stock for each share of Illinova Common Stock issuable upon the exercise of such Illinova Stock Option and otherwise upon the same terms and conditions as such outstanding options to purchase Illinova Common Stock; provided, however, in the case of any option to which Section 421 of the Code applies because of the qualifications under Section 422 or 423 of the Code, the exercise price, the number of shares purchasable pursuant to such Illinova Stock Option and the terms and conditions of exercise of such Illinova Stock Option will comply with
Section 424(a) of the Code.

                  (c) At the Effective Time, the Dynegy Stock Options and Illinova Stock Options will vest and become immediately exercisable to the extent set forth in Schedule 4.6(c). At the Effective Time, each outstanding award (including restricted stock, phantom stock, stock equivalents and stock units) ("AWARDS") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans currently maintained by Dynegy or Illinova which provide for grants of equity-based awards shall be amended or converted into a similar instrument of Newco, in each case with such adjustments to the terms of such Awards, such that the Awards become non-forfeitable to the extent as determined by Illinova's Board of Directors or Dynegy's Board of Directors, as the case may be, as of the Effective Time, and otherwise as are appropriate to preserve the value inherent in such Awards with no material detrimental effects on the holders thereof. The other terms of each Award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms.

                  (d) Newco will take all corporate actions necessary to reserve for issuance a sufficient number of shares of Newco Common Stock for delivery upon exercise of Predecessor Company Stock Options assumed by Newco pursuant to
Section 4.6(a) and Section 4.6(b).

                  (e) As promptly as practicable after the Effective Time, Newco will file a Registration Statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Newco Common Stock subject to Predecessor Company Stock Options and will use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                  (f) As of the Effective Time, Newco will assume each Dynegy and Illinova stock option plan providing for the issuance or grant of options with such amendments thereto as may be required to reflect the Mergers, including the substitution of Newco Common Stock for Dynegy Common Stock and Illinova Common Stock, as applicable, thereunder; provided that after the Effective Time, no more options or other awards will be issued under any such plans.

         Section 4.7 Closing.

         The closing (the "CLOSING") of the Transactions will take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 711 Louisiana Street, Suite 1900, Houston, Texas, on the second business day (the "CLOSING DATE") after which all of the conditions listed in Article IX are satisfied or waived, or at such other date, place and time as Illinova and Dynegy otherwise agree.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF DYNEGY

         Except as listed in the disclosure schedule delivered to Newco contemporaneously with the execution hereof (the "DYNEGY DISCLOSURE SCHEDULE"), Dynegy represents and warrants to Illinova and Newco as follows:

         Section 5.1 Organization and Qualification.

                  (a) Dynegy is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of Dynegy's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Dynegy Material Adverse Effect. Dynegy has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Dynegy has made available to Illinova a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Dynegy's certificate of incorporation and bylaws as so made available are in full force and effect. Dynegy is not in default in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

                  (b) Each of Dynegy's Subsidiaries is a Person duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign Person and is in good standing in each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Dynegy Material Adverse Effect. Except as disclosed in Section 5.1(b) of the Dynegy Disclosure Schedule, none of Dynegy or such Persons is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company or holding company within the meaning of Sections 2(a)(5), 2(a)(7), 2(a)(8), or 2(a)(11) of PUHCA. Each of Dynegy's Subsidiaries has the requisite corporate or other similar power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Dynegy has made available to Illinova a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Dynegy's Subsidiaries, each as amended to date, and each certificate of incorporation and bylaws (or similar organizational documents) as so delivered is in full force and effect. No Subsidiary of Dynegy is in default in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents). Except as listed on Section 5.1(b) of the Dynegy Disclosure Schedule, other than Dynegy's Subsidiaries, Dynegy does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any Person.

         Section 5.2 Capitalization.

                  (a) The authorized capital stock of Dynegy consists of 400,000,000 shares of Dynegy Common Stock and 50,000,000 shares of preferred stock, par value $.01 per share, of which 8,000,000 shares have been designated and issued as the Series A Participating Preferred Stock (the "DYNEGY PREFERRED STOCK"). At May 12, 1999, 152,864,662 shares of Dynegy Common Stock were issued and outstanding. As of March 31, 1999, (i) 154,086,298 shares of Dynegy Common Stock were issued and outstanding, (ii) 7,815,363 shares of Dynegy Preferred Stock were issued and outstanding, (iii) options to acquire 18,175,186.25 shares of Dynegy Common Stock were outstanding under all stock option plans and agreements of Dynegy or its Subsidiaries, and (iv) warrants to purchase 6,228 shares of Dynegy Common Stock were outstanding. All such shares are duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and except for this Agreement, as set forth on Section 5.2(a) of the Dynegy Disclosure Schedule, and pursuant to the terms of the Dynegy Preferred Stock, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Dynegy to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

                  (b) Except as listed in Section 5.2(b) of the Dynegy Disclosure Schedule, Dynegy is the record or beneficial owner of all of the outstanding equity interests of each Dynegy Subsidiary, there are no irrevocable proxies with respect to any such equity interests, and no equity interests of any Dynegy Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments relating to, or securities or rights convertible into or exchangeable or exercisable for, equity interests of any Dynegy Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Dynegy or any Dynegy Subsidiary is or may be bound to issue additional equity interests of any Dynegy Subsidiary or securities convertible into or exchangeable or exercisable for any such equity interests. Except as listed in Section 5.2(b) of the Dynegy Disclosure Schedule or with respect to equity interests in Subsidiaries of Dynegy the sole assets of which are Dynegy Unregulated Facilities and whose equity has been pledged or otherwise encumbered as a condition of non-recourse financing of Dynegy Unregulated Facilities, all of such equity interests are duly authorized, validly issued, fully paid and nonassessable and Dynegy owns them free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, the "LIENS").

         Section 5.3 Authority.

         Dynegy has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to obtaining the Dynegy Stockholders' Approval under Section 8.12, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Dynegy is or will be a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Dynegy's Board of Directors, and no other corporate proceedings on Dynegy's part are necessary to authorize this Agreement and the Ancillary Agreements to which Dynegy is or will be a party or to consummate the transactions contemplated hereby or thereby, other than the Dynegy Stockholders' Approval as contemplated by Section 8.12. This Agreement has been, and the Ancillary Agreements to which Dynegy is or will be a party are, or upon execution will be, duly and validly executed and delivered by Dynegy and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, is, or upon execution will be Enforceable against Dynegy.

         Section 5.4 Consents and Approvals; No Violation.

         The execution and delivery of this Agreement, the consummation of the Transactions and the performance by Dynegy of its obligations hereunder will not:

                  (a) subject to obtaining the Dynegy Stockholders' Approval as contemplated by Section 8.12, conflict with any provision of Dynegy's certificate of incorporation or bylaws or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

                  (b) subject to obtaining the Dynegy Stockholders' Approval as contemplated by Section 8.12, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to:

                           (i) any Governmental Authority, except for (x)
                  required regulatory approvals listed in Section 5.4(b) of the Dynegy Disclosure Schedule and (y) approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby ("CUSTOMARY POST-CLOSING CONSENTS"), or

                           (ii) except as listed in Section 5.4(b) of the Dynegy
                  Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not
                  (x) result in a Dynegy Material Adverse Effect, (y) impair the ability of Dynegy or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (z) prevent the consummation of any of the transactions contemplated hereby and thereby;

                  (c) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, purchase, first refusal, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Dynegy or any of its Subsidiaries is a party or by which Dynegy or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Dynegy Material Adverse Effect, (ii) materially impair the ability of Dynegy or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated hereby and thereby. Solely for this Section 5.4(c), an obligation by Dynegy to dispose of (and resulting disposal of) any of its ownership interests in any or all of the Dynegy Qualifying Facilities will not be deemed to be a Dynegy Material Adverse Effect;

                  (d) violate the provisions of any material order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Dynegy or any Subsidiary of Dynegy;

                  (e) result in the creation of any Lien upon material properties or assets or on any shares of capital stock of Dynegy or its Subsidiaries under any agreement or instrument to which Dynegy or any of its Subsidiaries is a party or by which Dynegy or any of its Subsidiaries or any of their properties or assets is bound; or

                  (f) result in any holder of any securities of Dynegy being entitled to appraisal, dissenters' or similar rights.

                           Section 5.5 Dynegy SEC Reports.

         Dynegy has filed with the SEC, and has made available to Illinova, true and complete copies of each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed with the SEC since December 31, 1995 under the Securities Act or the Exchange Act (collectively, the "DYNEGY SEC REPORTS"). As of the respective dates that such Dynegy SEC Reports were filed, each Dynegy SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No event has occurred between the date of the most recent Dynegy SEC Report filed and the date hereof that would require the filing of a Current Report on Form 8-K.

         Section 5.6 Dynegy Financial Statements.

         Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Dynegy (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1996, 1997 and 1998, and any subsequent Dynegy SEC Report, have been prepared from, and are in accordance with, the books and records of Dynegy and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the SEC's published rules and regulations, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Dynegy and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Dynegy and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

         Section 5.7 Absence of Undisclosed Liabilities.

         Except for such liabilities or obligations as (i) were accrued or fully reserved against in the consolidated balance sheet of Dynegy at March 31, 1999 (the "DYNEGY BALANCE SHEET"), (ii) are of a normally recurring nature and were incurred after March 31, 1999 (the "DYNEGY BALANCE SHEET DATE") in the ordinary course of business consistent with past practice or (iii) as described in the Dynegy Disclosure Schedule or in the Dynegy SEC Reports, neither Dynegy nor any of its Subsidiaries has any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which are, individually or in the aggregate, of a nature required to be disclosed on the face of a balance sheet prepared in accordance with GAAP and are material to the business of Dynegy and its Subsidiaries, taken as a whole. As of the Dynegy Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Dynegy Balance Sheet as required by said Statement No. 5.

         Section 5.8 Absence of Certain Changes.

         Except as contemplated by this Agreement, as listed in Section 5.8 of the Dynegy Disclosure Schedule or as disclosed in the Dynegy SEC Reports, since the Dynegy Balance Sheet Date, (a) Dynegy and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Dynegy Material Adverse Effect, (c) other than as would be permitted by Section 7.1(b), there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Dynegy, or any repurchase, redemption or other acquisition by Dynegy or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Dynegy or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Dynegy or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Dynegy or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of Dynegy.

         Section 5.9 Taxes.

                  (a) Except as listed in Section 5.9(a) of the Dynegy Disclosure Schedule and for matters that would not have a Dynegy Material Adverse Effect:

                           (i) Dynegy and each of its Subsidiaries have timely
                  filed or will file or cause to be timely filed, all material Tax Returns required by applicable law prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects;

                           (ii) Dynegy and each of its Subsidiaries have paid
                  whether or not shown on any Tax Return, or where payment is not yet due, have established, an adequate accrual for the payment of all material Taxes and no claim has been made by any Tax Authority in a jurisdiction where Dynegy or any of its Subsidiaries do not file tax returns that it is or may be subject to taxation in that jurisdiction;

                           (iii) No Audit is pending or threatened with respect
                  to any Tax Returns filed by, or Taxes due from, Dynegy or any of its Subsidiaries. No issue has been raised by any Tax Authority in any Audit of Dynegy or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Dynegy or any of its Subsidiaries. There are no liens for Taxes upon the assets of Dynegy or any of its Subsidiaries, except liens for current Taxes not yet delinquent;

                           (iv) Neither Dynegy nor any of its Subsidiaries has
                  given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date; and

                           (v) Section 5.9(a) of the Dynegy Disclosure Schedule
                  lists all material Tax sharing, Tax indemnity, or similar agreements to which Dynegy or any of its Subsidiaries is party, is bound by, or have any obligation or liability for Taxes.

                  (b) Section 5.9(b) of the Dynegy Disclosure Schedule lists (1) the name of each employee, former employee or other person who is or was providing services to Dynegy or any Dynegy Subsidiaries and who, in connection with the Transactions, will receive, or will or may become entitled to receive in the future or upon termination of such person's employment, any payments (including accelerated vesting of Dynegy Options or other equity-based awards) which could reasonably be expected to constitute "excess parachute payments" with respect to such person within the meaning of Section 280G of the Code ("EXCESS PARACHUTE PAYMENTS"), (2) with respect to each such person, the maximum amount of Excess Parachute Payments which could reasonably be expected to be so received (determined in accordance with proposed regulations of the IRS promulgated under Section 280G of the Code), and (3) with respect to each person who is entitled to receive a "gross-up payment" in respect of excise taxes imposed on such Excess Parachute Payments under Section 4999 of the Code, a reasonable estimate of the amount of such gross-up payment.

                  (c) The Code Section 338(h)(10) election made in connection with the purchase of Destec Energy, Inc. is effective for both Federal and State income tax purposes to cause the tax basis of the assets acquired to reflect allocated purchase price. Dynegy and each of its Subsidiaries including Destec Energy, Inc. have timely filed or caused to be filed all elections and forms required to be filed to make such election valid, such acquisition qualified for elective treatment under Code Section 338(h)(10), and to its knowledge the allocation of purchase price among the assets was proper.

                           Section 5.10 Litigation.

         Except as disclosed in the Dynegy SEC Reports or Section 5.10 of the Dynegy Disclosure Schedule, (i) as of the date hereof, there is no Action (or group of related Actions) pending or, to Dynegy's knowledge, threatened against or directly affecting Dynegy, any Subsidiaries of Dynegy or any of the directors or officers of Dynegy or any of its Subsidiaries in their capacity as such, that could reasonably be expected to result in an adverse judgment in excess of $1,000,000; and (ii) there is no Action (or group of related Actions) pending or, to Dynegy's knowledge, threatened against or directly affecting Dynegy, any Subsidiaries of Dynegy or any of the directors or officers of Dynegy or any of its Subsidiaries in their capacity as such, that could reasonably be expected to have a Dynegy Material Adverse Effect, if adversely determined. Neither Dynegy nor any of its Subsidiaries, nor any officer, director or employee of Dynegy or any of its Subsidiaries, has been permanently or temporarily enjoined by any Order from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Dynegy or such Subsidiary, nor, to the knowledge of Dynegy, is Dynegy, any Subsidiary or any officer, director or employee of Dynegy or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Dynegy SEC Reports or in Section 5.10 of the Dynegy Disclosure Schedule, there is no Order or order of any arbitrator or mediator enjoining or requiring Dynegy or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section
5.10 is made with respect to Environmental Laws, which are covered in Section 5.12.

         Section 5.11 Employee Benefit Plans; ERISA.

                  (a) Section 5.11(a) of the Dynegy Disclosure Schedule lists all employee benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA and all bonus plans, stock option, stock purchase, restricted stock, incentive, deferred compensation, and all employment, termination, severance or other arrangements), sponsored, maintained or contributed to by Dynegy or any trade or business, whether or not incorporated, which together with Dynegy would be deemed a "single employer" under Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a "DYNEGY ERISA AFFILIATE") within six years prior to the Effective Time ("DYNEGY BENEFIT PLANS").

                  (b) With respect to each Dynegy Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to Dynegy's knowledge, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Dynegy Material Adverse Effect; (iii) (x) as of the date hereof, neither Dynegy nor any Dynegy ERISA Affiliate has engaged in, and Dynegy and each Dynegy ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Dynegy or any Dynegy ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA in excess of $1,000,000; and (y) neither Dynegy nor any Dynegy ERISA Affiliate has engaged in, and Dynegy and each Dynegy ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Dynegy or any Dynegy ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Dynegy Material Adverse Effect; (iv) no disputes or Actions are pending, or, to the knowledge of Dynegy or any Dynegy ERISA Affiliate, threatened that could reasonably be expected to result in a material liability that would have a Dynegy Material Adverse Effect; (v) neither Dynegy nor any Dynegy ERISA Affiliate has engaged in, and Dynegy and each Dynegy ERISA Affiliate does not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Dynegy Material Adverse Effect; (vi) there have been no "reportable events" under Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code
Section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no Action has been instituted under Section 4042 of ERISA to terminate such plan; (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination; and (x) neither Dynegy nor any Dynegy ERISA Affiliate has incurred any liability under Title IV of ERISA other than liabilities that would not cause a Dynegy Material Adverse Effect. All contributions made or required to be made under any Dynegy Benefit Plan have been made on or before their required due date and all such contributions meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Dynegy or a Dynegy ERISA Affiliate.

                  (c) No Dynegy Benefit Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code). No event has occurred with respect to Dynegy or a Dynegy ERISA Affiliate which could subject Dynegy to any liability or Lien with respect to any Dynegy Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Dynegy ERISA Affiliate under ERISA or the Code.

                  (d) Except as listed in Section 5.11(d) of the Dynegy Disclosure Schedule, no employee of Dynegy or any of its Subsidiaries is covered by any severance plan or similar arrangement.

                  (e) Except as listed in Section 5.11(e) of the Dynegy Disclosure Schedule, none of the Dynegy Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any benefits payable to or on behalf of any employee or director after termination of employment or service, as the case may be, other than elective continuation required pursuant to Code Section 4980B or coverage which expires at the end of the calendar month following such event. Each such plan that is a "group health plan" (as defined in Code Section 4980B(g)) has been operated in compliance with Code Section 4980B at all times, except for any non-compliance that would not, or insofar as reasonably can be determined could not, give rise to a Dynegy Material Adverse Effect.

         Section 5.12 Environmental Liability.

         Except as listed in Section 5.12 of the Dynegy Disclosure Schedule:

                  (a) The businesses of Dynegy and its Subsidiaries have been and are operated in material compliance with all Environmental Laws, except for any violations which could not reasonably be expected to result in a Dynegy Material Adverse Effect.

                  (b) Neither Dynegy nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any of its properties or facilities, except for any such action which could not reasonably be expected to have a Dynegy Material Adverse Effect and, to Dynegy's knowledge, no such action has occurred at any property or facility owned, leased or operated by Dynegy or any of its Subsidiaries, except for any such action that could not reasonably be expected to have a Dynegy Material Adverse Effect.

                  (c) Neither Dynegy nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Dynegy, any other written communication alleging or concerning any material violation by Dynegy or any of its Subsidiaries of, or responsibility or liability of Dynegy or any of its Subsidiaries under, any Environmental Law which could reasonably be expected to have a Dynegy Material Adverse Effect. There are no pending, or to Dynegy's knowledge, threatened Actions with respect to the businesses or operations of Dynegy or any of its Subsidiaries alleging or concerning any violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Dynegy Material Adverse Effect, nor does Dynegy have any knowledge of any fact or condition that could give rise to such an Action.

                  (d) Dynegy and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Dynegy and its Subsidiaries; there are no pending or, to Dynegy's knowledge, threatened Actions seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Dynegy does not have knowledge of any fact or condition that is reasonably likely to give rise to any Action to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

                  (e) Without in any way limiting the generality of the foregoing, except as would not cause a Dynegy Material Adverse Effect, (i) to Dynegy's knowledge, all off-site locations where Dynegy or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed disposal sites as required by law, (ii) to Dynegy's knowledge, all underground and above ground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by Dynegy or any of its Subsidiaries are listed in Section 5.12(e) of the Dynegy Disclosure Schedule and (iii) to Dynegy's knowledge, no PCB-Contaminated Electrical Equipment, as defined in 40 C.F.R. Section 761.3, is used or stored at any property owned, leased or operated by Dynegy or any of its Subsidiaries.

                  (f) To Dynegy's knowledge, no claims have been asserted or threatened against Dynegy or its Subsidiaries as a result of any release or disposal at any of the properties currently or previously owned or operated by Dynegy, its Subsidiaries, or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Substances generated by Dynegy, its Subsidiaries, or any predecessor in interest which could reasonably be expected to result in a Dynegy Material Adverse Effect.

                  (g) To Dynegy's knowledge, no claims have been asserted or threatened against Dynegy or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by Dynegy or its Subsidiaries at property currently or previously owned or operated by Dynegy or its Subsidiaries, except as could not reasonably be expected to result in a Dynegy Material Adverse Effect.

                  (h) To Dynegy's knowledge, Dynegy has made available to Illinova all material non-privileged internal and external environmental audits, evaluations, assessments and studies in the possession of Dynegy (i) pertaining to Hazardous Substances used, handled, generated, transported or disposed by Dynegy or its Subsidiaries at property owned or operated by Dynegy or its Subsidiaries, or (ii) concerning compliance by Dynegy or its Subsidiaries with Environmental Laws.

         Section 5.13 Compliance with Applicable Laws.

         Except as would not individually or in the aggregate result in a Dynegy Material Adverse Effect, Dynegy and each of its Subsidiaries hold all approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Dynegy nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Dynegy Material Adverse Effect; provided, however, no representation or warranty in this Section 5.13 is made with respect to Environmental Laws, which are covered exclusively in Section 5.12.

         Section 5.14 Labor Matters; Employees.

                  (a) Except as listed in Section 5.14(a) of the Dynegy Disclosure Schedule, (i) (A) none of Dynegy or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Dynegy or any of its Subsidiaries and (B) none of the employees of Dynegy or any of its Subsidiaries are represented by any labor organization and none of Dynegy or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Dynegy or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, and (ii) except as would not cause a Dynegy Material Adverse Effect (A) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to Dynegy's knowledge threatened against or affecting Dynegy or any of its Subsidiaries and, during the past five years, there has not been any such action, (B) Dynegy and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (C) there is no unfair labor practice charge or complaint against any of Dynegy or any of its Subsidiaries pending or, to the knowledge of Dynegy, threatened before the National Labor Relations Board or any similar state or foreign agency, (D) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Dynegy or any of its Subsidiaries, (E) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Dynegy or any of its Subsidiaries, and (F) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.

                  (b) Except as listed in Section 5.14(b) of the Dynegy Disclosure Schedule, since the enactment of the WARN Act, none of Dynegy or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Dynegy or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Dynegy or any of its Subsidiaries, nor has Dynegy or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Dynegy Material Adverse Effect.

         Section 5.15 Material Contracts.

                  (a) Except as set forth in the Dynegy SEC Reports or as permitted pursuant to Section 7.1, neither Dynegy nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurrence of debt (including sale and leaseback and capitalized lease transactions and other similar financing transactions) or its guaranty providing for payment or repayment in excess of $10,000,000, but excluding open option, future and forward positions with respect to the purchase, sale or delivery of commodities and securities; (ii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any portion of the business of Dynegy and/or its Subsidiaries is or would be conducted or through which Dynegy and/or its Subsidiaries can restrict the conduct of business by any other Person.

                  (b) Except as listed in Section 5.15(b) of the Dynegy Disclosure Schedule or disclosed in the Dynegy SEC Reports, to Dynegy's knowledge, no event of default (or an event which, with notice or lapse of time or both notice and lapse of time, would constitute an event of default) exists under any material note, lease, mortgage, deed of trust, license, agreement or other instrument or obligation to which any Person which owns or leases any of the Dynegy Power Generation Facilities is a party or by which any of the Dynegy Power Generation Facilities is subject or bound.

         Section 5.16 Required Stockholder Vote or Consent.

         The only vote of the holders of any class or series of Dynegy's capital stock necessary to consummate the Transactions is the approval and adoption of this Agreement by the holders of a majority of the votes entitled to be cast by holders of the Dynegy Common Stock and the Dynegy Preferred Stock, voting together as a single class, with each share of Dynegy Common Stock being entitled to one vote per share and each share of Dynegy Preferred Stock being entitled to a number of votes per share equal to the number of shares of Dynegy Common Stock into which such share of Dynegy Preferred Stock is then convertible (the "DYNEGY STOCKHOLDERS' APPROVAL").

         Section 5.17 Proxy Statement/Prospectus; Registration Statement.

         None of the information to be supplied by Dynegy for inclusion in (a) the joint proxy statement relating to the Dynegy Special Meeting and the Illinova Special Meeting (also constituting the prospectus in respect of Newco Common Stock into which shares of Dynegy Stock will be converted) (the "PROXY STATEMENT/PROSPECTUS") Newco, Dynegy and Illinova are to file with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") that Newco is to file with the SEC in connection with the Mergers, and any amendments or supplements thereto, will, at the respective times such documents are filed and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Dynegy and Illinova, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 5.18 Intellectual Property.

         Dynegy or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs ("INTELLECTUAL PROPERTY") currently used in the conduct of the business of Dynegy and its Subsidiaries, except where the failure to do so would not, individually or in the aggregate, have a Dynegy Material Adverse Effect. No Person has notified either Dynegy or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Dynegy and its Subsidiaries that could have a Dynegy Material Adverse Effect, and, to Dynegy's knowledge, no Person is infringing on any right of Dynegy or any of its Subsidiaries with respect to any such Intellectual Property. No Actions are pending or, to Dynegy's knowledge, threatened that Dynegy or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to such other Person's Intellectual Property.

         Section 5.19 Brokers.

         No broker, finder or investment banker (other than Lehman Brothers Inc., the fees and expenses of which Dynegy will pay) is entitled to any brokerage, finder's fee or other fee or commission payable by Dynegy or any of its Subsidiaries in connection with the Transactions. True and correct copies of all agreements and engagement letters currently in effect with Lehman Brothers Inc. (the "DYNEGY ENGAGEMENT LETTERS") have been provided to Illinova.

         Section 5.20 Tax-Free Reorganization.

         Neither Dynegy nor, to its knowledge, any of its affiliates has taken or agreed to take any action that would prevent the DAC Merger and the other Transactions from constituting a contribution of assets under Section 351 of the Code.

         Section 5.21 Fairness Opinion.

         Dynegy's Board of Directors has received a written opinion of Lehman Brothers Inc. that, based upon and subject to the matters discussed therein, as of the date of such opinion, the Aggregate Common Stock Consideration to be offered to the holders (the "DYNEGY PUBLIC STOCKHOLDERS") of the Dynegy Common Stock (other than the holders of Dynegy Stock who are parties (the "VOTING AGREEMENT PARTIES") to the Voting Agreements) in the DAC Merger is fair, from a financial point of view, to the Dynegy Public Stockholders. The opinion of Lehman Brothers Inc. also provides that, based upon and subject to the matters discussed therein, including specifically their analysis of the respective fair market values of the Series A Convertible Preferred Stock and the Newco Class B Common Stock based on assumptions they believe are reasonable and the effect on such value of the terms pursuant to which the Series A Convertible Preferred Stock and the Newco Class B Common Stock will be issued, which include, among other things, certain restrictions on the transfer of such shares, Lehman Brothers Inc. also is of the opinion, as of the date of such opinion, that, from a financial point of view, (a) fair market value of the Series A Convertible Preferred Stock to be issued to BGAH and Nova for each share of Dynegy Common Stock is not greater than the fair market value of the Common Stock Consideration to be offered to the Dynegy Public Stockholders in the DAC Merger for each share of Dynegy Common Stock and (b) the fair market value of the Newco Class B Common Stock to be issued to Chevron for each share of Newco Common Stock is not greater than the fair market value of the Common Stock Consideration to be offered to the Dynegy Public Stockholders in the DAC Merger. True and correct copies of such opinions have been made available to Illinova.

         Section 5.22 Year 2000 Issues.

         The disclosures set forth in the Dynegy SEC Reports concerning potential computer hardware and software problems associated with the Year 2000 are true and correct in all material respects as of the respective dates of filing and the date hereof.

         Section 5.23 Takeover Laws.

         Dynegy and its Board of Directors have each taken all action required to be taken by it to exempt this Agreement and the Transactions from, and this Agreement and the Transactions are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover laws and regulations of any state, including the State of Delaware, and including Section 203 of the DGCL.

         Section 5.24 Dynegy Unregulated Facilities.

         Set forth in Section 5.24 of the Dynegy Disclosure Schedule is a true, accurate and complete list of (i) all of the Dynegy Unregulated Facilities, (ii) the direct or indirect equity interests therein of Dynegy or any of its Subsidiaries, and (iii) to Dynegy's knowledge, the direct or indirect equity interests in any Dynegy Unregulated Facility that is a Qualifying Facility of any "electric utility holding company," "electric utility," or any combination thereof. For purposes hereof, the terms "electric utility" and "electric utility holding company" shall mean a Person primarily engaged in the generation or sale of electric power within the meaning of 18 C.F.R. Section 292.206, other than electric power solely from facilities exempt under PUHCA as "exempt wholesale generators" or "foreign utility companies."

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES
                                   OF ILLINOVA

         Except as listed in the disclosure schedule delivered to Dynegy contemporaneously with the execution hereof (the "ILLINOVA DISCLOSURE SCHEDULE"), each of Illinova, Newco, DAC and IAC, jointly and severally, represent and warrant to Dynegy as follows:

         Section 6.1 Organization and Qualification.

                  (a) Illinova is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of Illinova's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in an Illinova Material Adverse Effect. Illinova has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Illinova has made available to Dynegy a complete and correct copy of its and Newco's articles of incorporation and bylaws, each as amended to date, and Illinova's and Newco's articles of incorporation and bylaws as so made available are in full force and effect. Illinova is not in default in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

                  (b) Each of Illinova's Subsidiaries is a Person duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign Person and is in good standing in each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in an Illinova Material Adverse Effect. Except as disclosed in Section 6.1(b) of the Illinova Disclosure Schedule, none of Illinova or such Persons is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company or holding company within the meaning of Sections 2(a)(5), 2(a)(7), 2(a)(8), or 2(a)(11) of PUHCA. Each of Illinova's Subsidiaries has the requisite corporate or other similar power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Illinova has made available to Dynegy a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Illinova's Subsidiaries, each as amended to date, and each certificate of incorporation and bylaws (or similar organizational documents) as so delivered is in full force and effect. No Subsidiary of Illinova is in default in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Except as listed on Section 6.1(b) of the Illinova Disclosure Schedule, other than Illinova's Subsidiaries, Illinova does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any Person.

         Section 6.2 Capitalization.

                  (a) The authorized capital stock of Illinova consists of 200,000,000 shares of Illinova Common Stock, no par value and the authorized capital stock of Newco consists of 1,000 shares of common stock, no par value, of which 1,000 are issued and outstanding. As of March 31, 1999, (i) 69,919,287 shares of Illinova Common Stock were issued and outstanding and (ii) stock options to acquire 611,200 shares of Illinova Common Stock were outstanding under all stock option plans and agreements of Illinova. As of the date hereof, 1,000 shares of Newco Common Stock were issued and outstanding. All outstanding shares of Newco and Illinova are duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and other than this Agreement and the Ancillary Agreements, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Illinova or Newco to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

                  (b) Except as listed in Section 6.2(b) of the Illinova Disclosure Schedule, Illinova is the record or beneficial owner of all of the outstanding equity interests of each Illinova Subsidiary, there are no irrevocable proxies with respect to any such equity interests, and no equity interests of any Illinova Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments relating to, or securities or rights convertible into or exchangeable or exercisable for, equity interests of any Illinova Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Illinova or any Illinova Subsidiary is or may be bound to issue additional equity interests of any Illinova Subsidiary or securities convertible into or exchangeable or exercisable for any such equity interests. Except as listed in Section 6.2(b) of the Illinova Disclosure Schedule or with respect to equity interests in Subsidiaries of Illinova Generating Company, the sole assets of which are Illinova Unregulated Facilities and whose equity has been pledged or otherwise encumbered as a condition of non-recourse financing of Illinova Unregulated Facilities, all of such equity interests are duly authorized, validly issued, fully paid and nonassessable and Illinova owns them free and clear of all Liens.

         Section 6.3 Authority.

         Each Illinova Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to obtaining the Illinova Stockholders' Approval under
Section 8.12, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Illinova Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by such Illinova Company's Board of Directors, and no other corporate proceedings on such Illinova Company's part are necessary to authorize this Agreement and the Ancillary Agreements to which such Illinova Company is or will be a party or to consummate the transactions contemplated hereby or thereby, other than obtaining the Illinova Stockholders' Approval as contemplated by Section 8.12. This Agreement has been, and the Ancillary Agreements to which such Illinova Company is or will be a party are, or upon execution will be, duly and validly executed and delivered by the applicable Illinova Company and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, is, or upon execution will be Enforceable against the applicable Illinova Company.

         Section 6.4 Consents and Approvals; No Violation.

         The execution and delivery of this Agreement, the consummation of the Transactions and the performance by each Illinova Company of its obligations hereunder will not:

                  (a) subject to obtaining the Illinova Stockholders' Approval as contemplated by Section 8.12, conflict with any provision of the articles of incorporation or bylaws of Illinova or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

                  (b) subject to obtaining the requisite Illinova Stockholders' Approval as contemplated by Section 8.12, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to:

                           (i) any Governmental Authority except for (x)
                  required regulatory approvals listed in Section 6.4(b) of the Illinova Disclosure Schedule and (y) Customary Post-Closing Consents, or

                           (ii) except as listed in Section 6.4(b) of the
                  Illinova Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (x) result in an Illinova Material Adverse Effect, (y) impair the ability of Illinova or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (z) prevent the consummation of any of the transactions contemplated hereby and thereby;

                  (c) except as listed in Section 6.4(c) of the Illinova Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, purchase, first refusal, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Illinova or any of its Subsidiaries is a party or by which Illinova or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in an Illinova Material Adverse Effect, (ii) materially impair the ability of Illinova or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated hereby and thereby;

                  (d) violate the provisions of any material order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Illinova or any Subsidiary of Illinova;

                  (e) result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Illinova or its Subsidiaries under any agreement or instrument to which Illinova or any of its Subsidiaries is a party or by which Illinova or any of its Subsidiaries or any of their properties or assets is bound; or

                  (f) result in any holder of any securities of Illinova being entitled to appraisal, dissenters' or similar rights other than as contemplated by Section 4.2(e).

         Section 6.5 Illinova Reports.

         The filings required to be made by Illinova and its Subsidiaries (including with respect to filings under PUHCA, Illinova's "subsidiary companies") since January 1, 1996, under PUHCA, the Atomic Energy Act, applicable Illinois laws and regulations, the Power Act and the Natural Gas Act have been filed with the appropriate Governmental Authority, and, as of the date of such filings, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Copies of such filings have been made available to Dynegy. Illinova has filed with the SEC, and has made available to Dynegy, true and complete copies of each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Shareholders incorporated by reference in certain of such reports, required to be filed with the SEC since December 31, 1995 under the Securities Act or the Exchange Act (collectively, the "ILLINOVA SEC REPORTS"). As of the respective dates that such Illinova SEC Reports were filed, each Illinova SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No event has occurred between the date of the most recent Illinova SEC Report and the date hereof that would require the filing of a Current Report on Form 8-K.

         Section 6.6 Illinova Financial Statements.

         Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Illinova (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1996, 1997 and 1998 and any subsequent Illinova SEC Report, have been prepared from, and are in accordance with, the books and records of Illinova and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the SEC's published rules and regulations, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Illinova and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Illinova and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

         Section 6.7 Absence of Undisclosed Liabilities.

         Except for such liabilities or obligations as (i) were accrued or fully reserved against in the consolidated balance sheet of Illinova at March 31, 1999 (the "ILLINOVA BALANCE SHEET"), (ii) are of a normally recurring nature and were incurred after March 31, 1999 (the "ILLINOVA BALANCE SHEET DATE") in the ordinary course of business consistent with past practice or (iii) as described in the Illinova Disclosure Schedule or in the Illinova SEC Reports, neither Illinova nor any of its Subsidiaries has any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which are, individually or in the aggregate, of a nature required to be disclosed on the face of a balance sheet prepared in accordance with GAAP and are material to the business of Illinova and its Subsidiaries, taken as a whole. As of the Illinova Balance Sheet

Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Illinova Balance Sheet as required by said Statement No. 5.

         Section 6.8 Absence of Certain Changes.

         Except as contemplated by this Agreement, as listed in Section 6.8 of the Illinova Disclosure Schedule or as disclosed in the Illinova SEC Reports, since the Illinova Balance Sheet Date (a) Illinova and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have an Illinova Material Adverse Effect, (c) other than as would be permitted by Section 7.2(b), there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Illinova or any repurchase, redemption or other acquisition by Illinova or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Illinova or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Illinova or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Illinova or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of Illinova.

         Section 6.9 Taxes.

                  (a) Except as listed in Section 6.9(a) of the Illinova Disclosure Schedule and for matters that would not have an Illinova Material Adverse Effect:

                           (i) Illinova and each of its Subsidiaries have timely
                  filed or will file or cause to be timely filed, all material Tax Returns required by applicable law prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects;

                           (ii) Illinova and each of its Subsidiaries have paid
                  whether or not shown on any Tax Return, or where payment is not yet due, have established, an adequate accrual for the payment of all material Taxes and no claim has been made by any Tax Authority in a jurisdiction where Illinova or any of Subsidiaries do not file Tax Return that it is or may be subject to taxation in that jurisdiction;

                           (iii) No Audit is pending or threatened with respect
                  to any Tax Returns filed by, or Taxes due from, Illinova or any of its Subsidiaries. No issue has been raised by any Tax Authority in any Audit of Illinova or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Illinova or any of its Subsidiaries. There are no liens for Taxes upon the assets of Illinova or any of its Subsidiaries, except liens for current Taxes not yet delinquent;

                           (iv) Neither Illinova nor any of its Subsidiaries has
                  given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters which will be outstanding as of the Closing Date; and

                           (v) Section 6.9(a) of the Illinova Disclosure
                  Schedule lists, all material Tax sharing, Tax indemnity, or similar agreements to which Illinova or any of its Subsidiaries is party, is bound by, or have any obligation or liability for Taxes.

                  (b) Section 6.9(b) of the Illinova Disclosure Schedule lists
(1) the name of each employee, former employee or other person who is or was providing services to Illinova or any Illinova Subsidiaries and who, in connection with the Transactions, will receive, or will or may become entitled to receive in the future or upon termination of such person's employment, any payments (including accelerated vesting of Illinova Options or other equity-based awards) which could reasonably be expected to constitute Excess Parachute Payments, (2) with respect to each such person, the maximum amount of Excess Parachute Payments which could reasonably be expected to be so received (determined in accordance with proposed regulations of the IRS promulgated under Section 280G of the Code), and (3) with respect to each person who is entitled to receive a "gross-up payment" in respect of excise taxes imposed on such Excess Parachute Payments under Section 4999 of the Code, a reasonable estimate of the amount of such gross-up payment.

         Section 6.10 Litigation.

         Except as disclosed in the Illinova SEC Reports or Section 6.10 of the Illinova Disclosure Schedule, (i) as of the date hereof there is no Action (or group of related Actions) pending or, to Illinova's knowledge, threatened against or directly affecting Illinova, any Subsidiaries of Illinova or any of the directors or officers of Illinova or any of its Subsidiaries in their capacity as such, that could reasonably be expected to result in an adverse judgment in excess of $1,000,000; and (ii) there is no Action (or group of related Actions) pending or, to Illinova's knowledge, threatened against or directly affecting Illinova, any Subsidiaries of Illinova or any of the directors or officers of Illinova or any of its Subsidiaries in their capacity as such, that could reasonably be expected to have an Illinova Material Adverse Effect, if adversely determined. Neither Illinova nor any of its Subsidiaries, nor any officer, director or employee of Illinova or any of its Subsidiaries, has been permanently or temporarily enjoined by any Order from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Illinova or such Subsidiary, nor, to the knowledge of Illinova, is Illinova, any Subsidiary or any officer, director or employee of Illinova or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Illinova SEC Reports or in Section 6.10 of the Illinova Disclosure Schedule, there is no Order or order of any arbitrator or mediator enjoining or requiring Illinova or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 6.10 is made with respect to Environmental Laws, which are covered in Section 6.12.

         Section 6.11 Employee Benefit Plans; ERISA.

                  (a) Section 6.11(a) of the Illinova Disclosure Schedule lists all employee benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA and all bonus plans, stock option, stock purchase, restricted stock, incentive, deferred compensation, and all employment, termination, severance, or other arrangements), sponsored, maintained or contributed to by Illinova or any trade or business, whether or not incorporated, which together with Illinova would be deemed a "single employer" under Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (an "ILLINOVA ERISA AFFILIATE") within six years prior to the Effective Time ("ILLINOVA BENEFIT PLANS").

                  (b) With respect to each Illinova Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to Illinova's knowledge, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in an Illinova Material Adverse Effect; (iii) (x) as of the date hereof, neither Illinova nor any Illinova ERISA Affiliate has engaged in, and Illinova and each Illinova ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Illinova or any Illinova ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA in excess of $1,000,000; and (y) neither Illinova nor any Illinova ERISA Affiliate has engaged in, and Illinova and each Illinova ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Illinova or any Illinova ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in an Illinova Material Adverse Effect;
(iv) no disputes or Actions are pending, or, to the knowledge of Illinova or any Illinova ERISA Affiliate, threatened that could reasonably be expected to result in a material liability that would have an Illinova Material Adverse Effect; (v) neither Illinova nor any Illinova ERISA Affiliate has engaged in, and Illinova and each Illinova ERISA Affiliate does not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in an Illinova Material Adverse Effect; (vi) there have been no "reportable events" under Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412);
(viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no Action has been instituted under Section 4042 of ERISA to terminate such plan; (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination; and
(x) neither Illinova nor any Illinova ERISA Affiliate has incurred any liability under Title IV of ERISA other than liabilities that would not cause an Illinova Material Adverse Effect. All contributions made or required to be made under any Illinova Benefit Plan have been made on or before their required due date and all such contributions meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Illinova or an Illinova ERISA Affiliate.

                  (c) No Illinova Benefit Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code). No event has occurred with respect to Illinova or an Illinova ERISA Affiliate which could subject Illinova to any liability or Lien with respect to any Illinova Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by an Illinova ERISA Affiliate under ERISA or the Code.

                  (d) Except as listed in Section 6.11(d) of the Illinova Disclosure Schedule, no employee of Illinova or any of its Subsidiaries is covered by any severance plan or similar arrangement.

                  (e) Except as listed in Section 6.11(e) of the Illinova Disclosure Schedule, none of the Illinova Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any benefits payable to or on behalf of any employee or director after termination of employment or service, as the case may be, other than elective continuation required pursuant to Code Section 4980B or coverage which expires at the end of the calendar month following such event. Each such plan that is a "group health plan" (as defined in Code Section 4980B(g)) has been operated in compliance with Code Section 4980B at all times, except for any non-compliance that would not, or insofar as reasonably can be determined could not give rise to an Illinova Material Adverse Effect.

         Section 6.12 Environmental Liability.

         Except as listed in Section 6.12 of the Illinova Disclosure Schedule:

                  (a) The businesses of Illinova and its Subsidiaries have been and are operated in material compliance with all Environmental Laws, except for any violations which could not reasonably be expected to result in an Illinova Material Adverse Effect.

                  (b) Neither Illinova nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any of its properties or facilities except for any such action which could not reasonably be expected to have an Illinova Material Adverse Effect and, to Illinova's knowledge, no such action has occurred at any property or facility owned, leased or operated by Illinova or any of its Subsidiaries, except for any such action that could not reasonably be expected to have an Illinova Material Adverse Effect.

                  (c) Neither Illinova nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Illinova, any other written communication alleging or concerning any material violation by Illinova or any of its Subsidiaries of, or responsibility or liability of Illinova or any of its Subsidiaries under, any Environmental Law which could reasonably be expected to have an Illinova Material Adverse Effect. There are no pending, or to Illinova's knowledge, threatened Actions with respect to the businesses or operations of Illinova or any of its Subsidiaries alleging or concerning any violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have an Illinova Material Adverse Effect, nor does Illinova have any knowledge of any fact or condition that could give rise to such an Action.

                  (d) Illinova and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Illinova and its Subsidiaries; there are no pending or, to Illinova's knowledge, threatened Actions seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses registrations and authorizations; and Illinova does not have knowledge of any fact or condition that is reasonably likely to give rise to any Action to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

                  (e) Without in any way limiting the generality of the foregoing, except as would not cause an Illinova Material Adverse Effect, (i) to Illinova's knowledge, all off-site locations where Illinova or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed disposal sites as required by law, (ii) to Illinova's knowledge, all underground and above-ground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by Illinova or any of its Subsidiaries are listed in Section 6.12 of the Illinova Disclosure Schedule and (iii) to Illinova's knowledge, no PCB-Contaminated Electrical Equipment, as defined in 40 C.F.R. Section 761.3, is used or stored at any property owned, leased or operated by Illinova or any of its Subsidiaries.

                  (f) To Illinova's knowledge, no claims have been asserted or threatened against Illinova or its Subsidiaries as a result of any release or disposal at any of the properties currently or previously owned or operated by Illinova, its Subsidiaries, or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Substances generated by Illinova, its Subsidiaries, or any predecessor in interest which could reasonably be expected to result in an Illinova Material Adverse Effect.

                  (g) To Illinova's knowledge, no claims have been asserted or threatened against Illinova or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by Illinova or its Subsidiaries at property currently or previously owned or operated by Illinova or its Subsidiaries, except as could not reasonably be expected to result in an Illinova Material Adverse Effect.

                  (h) To Illinova's knowledge, Illinova has made available to Dynegy all material non-privileged internal and external environmental audits, evaluations, assessments and studies in the possession of Illinova (i) pertaining to Hazardous Substances used, handled, generated, transported or disposed by Illinova or its Subsidiaries at property owned or operated by Illinova or its Subsidiaries, or (ii) concerning compliance by Illinova or its Subsidiaries with Environmental Laws.

                  (i) Except as listed in Section 6.12(i) of the Illinova Disclosure Schedule, Illinova owns sufficient NO(x) and SO(2) allowances and credits, to the extent required under applicable Environmental Law, to continue to operate its business as currently operated and as planned to be operated.

         Section 6.13 Compliance with Applicable Laws.

         Except as would not individually or in the aggregate result in an Illinova Material Adverse Effect, Illinova and each of its Subsidiaries hold all approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Illinova nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in an Illinova Material Adverse Effect; provided, however, no representation or warranty in this Section 6.13 is made with respect to Environmental Laws, which are covered exclusively in
Section 6.12.

         Section 6.14 Labor Matters; Employees.

                  (a) Except as listed in Section 6.14(a) of the Illinova Disclosure Schedule, (i) (A) none of Illinova or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Illinova or any of its Subsidiaries and (B) none of the employees of Illinova or any of its Subsidiaries are represented by any labor organization and none of Illinova or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Illinova or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, and (ii) except as would not cause an Illinova Material Adverse Effect (A) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to Illinova's knowledge, threatened against or affecting Illinova or any of its Subsidiaries and, during the past five years, there has not been any such action, (B) Illinova and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (C) there is no unfair labor practice charge or complaint against any of Illinova or any of its Subsidiaries pending or, to the knowledge of Illinova, threatened before the National Labor Relations Board or any similar state or foreign agency, (D) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Illinova or any of its Subsidiaries, (E) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Illinova or any of its Subsidiaries, and (F) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.

                  (b) Except for the disposition of the Nuclear Facility, since the enactment of the WARN Act, none of Illinova or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Illinova or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Illinova or any of its Subsidiaries, nor has Illinova or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have an Illinova Material Adverse Effect.

         Section 6.15 Material Contracts.

                  (a) Except as set forth in the Illinova SEC Reports or as permitted pursuant to Section 7.2, neither Illinova nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurrence of debt (including sale and leaseback and capitalized lease transactions and other similar financing transactions) or its guaranty providing for payment or repayment in excess of $10,000,000, but excluding open option, future and forward positions with respect to the purchase, sale or delivery of commodities or securities, (ii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any portion of the business of Illinova and/or its Subsidiaries is or would be conducted or through which Illinova and/or its Subsidiaries can restrict the conduct of business by any other Person.

                  (b) Except as disclosed in the Illinova SEC Reports, to Illinova's knowledge, no event of default (or an event which, with notice or lapse of time or both notice and lapse of time, would constitute an event of default) exists under any material note, lease, mortgage, deed of trust, license, agreement or other instrument or obligation to which any Person which owns or leases any of the Illinova Power Generation Facilities is a party or by which any of the Illinova Power Generation Facilities is subject or bound.

         Section 6.16 Required Stockholder Vote or Consent.

         The only vote of the holders of any class or series of Illinova's capital stock necessary to consummate the Transactions is the approval of this Agreement by the holders of two-thirds of the outstanding shares of Illinova Common Stock (the "ILLINOVA STOCKHOLDERS' APPROVAL").

         Section 6.17 Proxy Statement/Prospectus; Registration Statement.

         None of the information to be supplied by any Illinova Company for inclusion in (a) the Proxy Statement/Prospectus Dynegy, Illinova and Newco are to file with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement that Newco is to file with the SEC in connection with the Mergers, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Dynegy and Illinova, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 6.18 Intellectual Property.

         Illinova or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Illinova and its Subsidiaries, except where the failure to do so would not, individually or in the aggregate, have an Illinova Material Adverse Effect. No Person has notified either Illinova or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Illinova and its Subsidiaries that could have an Illinova Material Adverse Effect, and, to Illinova's knowledge, no Person is infringing on any right of Illinova or any of its Subsidiaries with respect to any such Intellectual Property. No Actions are pending or, to Illinova's knowledge, threatened that Illinova or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to such other Person's Intellectual Property.

         Section 6.19 Brokers.

         No broker, finder or investment banker (other than Chase Securities Inc. and Berenson Minella & Company, the fees and expenses of which Illinova will pay) is entitled to any brokerage, finder's fee or other fee or commission payable by Illinova or any of its Subsidiaries in connection with the Transactions. True and correct copies of all agreements and engagement letters currently in effect with Chase Securities Inc. and Berenson Minella & Company (the "ILLINOVA ENGAGEMENT LETTERS") have been provided to Dynegy.

         Section 6.20 Tax Free Reorganization.

         Neither Illinova nor, to its knowledge, any of its affiliates has taken or agreed to take any action that would prevent the IAC Merger and the other Transactions from constituting a contribution of assets under Section 351 of the Code.

         Section 6.21 Fairness Opinion.

         Illinova's Board of Directors has received written opinions from Chase Securities Inc. and Berenson Minella & Company that, as of the date of such opinions, the Illinova Consideration (taking into account the Aggregate Merger Stock Consideration) is fair, from a financial point of view, to the holders of Illinova Common Stock. True and complete copies of such opinions have been made available to Dynegy.

         Section 6.22 Year 2000 Issues.

         The disclosures set forth in the Illinova SEC Reports concerning potential computer hardware and software problems associated with the Year 2000 are true and correct in all material respects as of the respective dates of filing and the date hereof.

         Section 6.23 Takeover Laws.

         Illinova and its Board of Directors have each taken all action required to be taken by it to exempt this Agreement and the Transactions from, and this Agreement and the Transactions are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover laws and regulations of any state, including the State of Illinois, and including Sections 7.85 and 11.75 of the IBCA.

         Section 6.24 Illinova Unregulated Facilities.

         Set forth in Section 6.24 of the Illinova Disclosure Schedule is a true, accurate and complete list of (i) all of the Illinova Unregulated Facilities, (ii) the direct or indirect equity interests therein of Illinova or any of its Subsidiaries, and (iii) to Illinova's knowledge the direct or indirect equity interests in any Illinova Unregulated Facility that is a Qualifying Facility of any other "electric utility holding company," "electric utility," or any combination thereof. For purposes hereof, the terms "electric utility" and "electric utility holding company" shall mean a Person primarily engaged in the generation or sale of electric power within the meaning of 18 C.F.R. Section 292.206, other than electric power solely from facilities exempt under PUHCA as "exempt wholesale generators" or "foreign utility companies."

         Section 6.25 Status of Nuclear Facility.

                  (a) Except as listed in Section 6.25(a) of the Illinova Disclosure Schedule, the operation of the Nuclear Facility has at all times been conducted in compliance with applicable health, safety, environmental, regulatory and other legal requirements, except where the failure to be so in compliance in the aggregate does not have, and cannot reasonably be expected to have, an Illinova Material Adverse Effect. Except as listed in Section 6.25(a) of the Illinova Disclosure Schedule, the operations of the Nuclear Facility are not the subject of any outstanding notices of violation or demands for information from the NRC or any other agency with jurisdiction over such facility. Illinova maintains, and is in compliance with, an emergency plan designed to protect the health and safety of the public in the event of an unplanned release of radioactive materials from the Nuclear Facility, and such plan has been duly filed with the NRC, and the NRC has not identified any non-compliance with its requirements. Liability insurance to the full extent required by law for operating nuclear facilities and consistent with Illinova's view of the risks inherent in the operations of the Nuclear Facility remains in full force and effect regarding such facility, and the amount of such liability insurance meets all applicable legal and regulatory requirements and is summarized in Section 6.25(a) of the Illinova Disclosure Schedule. The "minimum decommissioning fund estimate" reflected in Illinova's filing with the NRC on March 29, 1999, fully conforms with the requirements of applicable law. The total estimate for decommissioning of the Nuclear Facility contained in such study adequately reflects all costs and expenses which Illinova reasonably believes would be incurred in the decommissioning of the Nuclear Facility in compliance with all applicable law and regulations. Illinova has funded all qualified and non-qualified decommissioning trust funds to the extent required by law. Except as disclosed in Section 6.25(a) of the Illinova Disclosure Schedule, Illinova has no material commitments (written or oral) to Governmental Authorities with respect to the Nuclear Facility, other than those routine commitments made in the ordinary course of business.

                  (b) The Nuclear Facility Agreements have been duly authorized and validly executed and delivered by IPC (and to Illinova's knowledge, PECO and AmerGen, as applicable) and are Enforceable against IPC (and to Illinova's knowledge, PECO and AmerGen, as applicable).

                  (c) IPC, and to Illinova's knowledge PECO and AmerGen, as applicable, is not in breach or default of any Nuclear Facility Agreement, and no event has occurred which, with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any Nuclear Facility Agreement. Neither Illinova nor, to Illinova's knowledge, PECO or AmerGen, has repudiated any provision of any such agreement. IPC (and Illinova believes that PECO and AmerGen, as applicable) has satisfied or will be able to satisfy each covenant and condition in the Nuclear Facility Agreements.

         Section 6.26 Regulation as a Utility.

         Illinova is an electric utility holding company and is the parent of IPC. Except as listed in Section 6.26 of the Illinova Disclosure Schedule, neither Illinova nor any "subsidiary company" or "affiliate" of Illinova (each term as defined in PUHCA) is subject to regulation as a public utility, public utility holding company or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. Illinova is a holding company exempt from all provisions of PUHCA, except Section 9(a)(2) of PUHCA, pursuant to Section 3(a)(1) of PUHCA.

         Section 6.27 Hedging.

         Except as listed in Section 6.27 of the Illinova Disclosure Schedule, as of the date hereof, neither Illinova nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, currencies, securities or interest rates, except (i) interest rate swaps, interest rate exchange agreements, interest rate cap or collar protection agreements or interest rate options entered into (and only in such amounts and pursuant to such terms and conditions as are necessary and appropriate) to hedge against interest rate risk to which Illinova and its Subsidiaries, taken as a whole, are actually exposed under their debt obligations, or (ii) commodity swaps or other commodity price-hedging instruments entered into (and only in such amounts and pursuant to such terms and conditions as are necessary and appropriate) to hedge against commodity price risk to which Illinova and its Subsidiaries, taken as a whole, are actually exposed in the ordinary course of business, consistent with past practices.

         Section 6.28 Activities of Newco, DAC and IAC.

         Other than entering into this Agreement and performing obligations hereunder, none of Newco, DAC and IAC have entered into any agreements or conducted any other business.

                                  ARTICLE VII
                     CONDUCT OF BUSINESS PENDING THE MERGERS

         Section 7.1 Conduct of Business by Dynegy Pending the DAC Merger.

         From the date hereof until the Effective Time, unless Illinova otherwise agrees in writing, or except as listed in the Dynegy Disclosure Schedule or as otherwise contemplated by this Agreement, Dynegy will conduct, and will cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and will use, and will cause each of its Subsidiaries to use, all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of its key employees, directors and officers, subject to the terms of this Agreement. Except as listed in the Dynegy Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Illinova, which consent will not be unreasonably withheld:

                  (a) Neither Dynegy nor any of its Subsidiaries will adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

                  (b) Neither Dynegy nor any of its Subsidiaries will (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Dynegy or any of its respective Subsidiaries (except for (A) dividends on the Dynegy Stock in amounts consistent with past practices, and (B) intercompany dividends from direct or indirect wholly-owned Subsidiaries or from or in connection with facilities listed in Section 5.24 of the Dynegy Disclosure Schedule) or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Dynegy or any of its Subsidiaries, other than intercompany acquisitions of stock;

                  (c) Neither Dynegy nor any of its Subsidiaries will merge or consolidate with any Person other than a member of the consolidated group of corporations of which Dynegy is the parent for purposes of Treasury Regulation
Section 1.1502 or acquire assets of any other Person (other than a member of such group) for consideration exceeding $20,000,000 singularly or $75,000,000 in the aggregate, or enter a new line of business or commence material business operations in any country in which Dynegy is not operating as of the date of this Agreement other than acquisitions pursuant to contractual commitments in effect on the date hereof;

                  (d) Except (i) as listed in Section 7.1(d) of the Dynegy Disclosure Schedule or (ii) for the sale, exchange or other disposition of Qualifying Facilities listed in Section 5.24 of the Dynegy Disclosure Schedule, Dynegy will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Dynegy and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $20,000,000 singularly or $75,000,000 in the aggregate (other than sales of petroleum liquids, electricity, gas and coal in the ordinary course of business);

                  (e) Dynegy will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

                  (f) Except as otherwise permitted by this Agreement, as disclosed on Section 7.1(f) of the Dynegy Disclosure Schedule, or in connection with the sale, exchange or other disposition of Qualifying Facilities listed in
Section 5.24 of the Dynegy Disclosure Schedule, Dynegy and its Subsidiaries will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Dynegy SEC Reports or the Dynegy Disclosure Schedule), enter into any amendment of any term of any outstanding security of Dynegy or of any of its Subsidiaries, incur any debt except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements and (except as listed in Section 7.1(f) of the Dynegy Disclosure Schedule), fail to make any required contribution to any Dynegy Benefit Plan, increase compensation, bonus (except as listed in Section 7.1(f) of the Dynegy Disclosure Schedule) or other benefits payable to, or modify or amend (or waive any material provisions of) any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

                  (g) Dynegy will not change any method of accounting or accounting practice by Dynegy or any of its Subsidiaries, except for any such change required by GAAP;

                  (h) Dynegy will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

                  (i) Dynegy will not amend or otherwise change the terms of the Dynegy Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Dynegy;

                  (j) Neither Dynegy nor any of its Subsidiaries will enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, currencies, securities or interest rates, except in the ordinary course of business, consistent with past practices;

                  (k) Neither Dynegy nor any of its Subsidiaries will (i) take, or agree or commit to take, any action that would make any representation and warranty of Dynegy hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

                  (l) Neither Dynegy nor any of its Subsidiaries will:

                           (i) adopt, amend (other than amendments that reduce
                  the amounts payable by Dynegy or any Subsidiary, or amendments required by law to preserve the qualified status of a Dynegy Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person (including contracts with management of Dynegy or any

                  Subsidiaries that might require that payments be made upon the consummation of the Transactions) or amend (or waive any material provision of) any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder,

                           (ii) engage in any transaction (either acting alone
                  or in conjunction with any Dynegy Benefit Plan or trust created thereunder) in connection with which Dynegy or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c),
                  (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code,

                           (iii) terminate any Dynegy Benefit Plan in a manner,
                  or take any other action with respect to any Dynegy Benefit Plan, that could result in the liability of Dynegy or any Subsidiary to any Person,

                           (iv) take any action that could adversely affect the
                  qualification of any Dynegy Benefit Plan or its compliance with the applicable requirements of ERISA,

                           (v) fail to make full payment when due of all amounts
                  which, under the provisions of any Dynegy Benefit Plan, any agreement relating thereto or applicable law, Dynegy or any Subsidiary are required to pay as contributions thereto, or

                           (vi) fail to file, on a timely basis, all reports and
                  forms required by federal regulations with respect to any Dynegy Benefit Plan;

                  (m) Dynegy will not make any election under any of its stock option plans to pay cash in exchange for terminating awards under such plans;

                  (n) Neither Dynegy nor any of its Subsidiaries will, except as required or contemplated by this Agreement, engage in any activities which would cause a change in its status, or that of the Dynegy Subsidiaries, under PUHCA, or that would impair the ability of Illinova, Newco or any Subsidiary to claim an exemption as of right under Rule 2 of PUHCA or that would subject the DAC Surviving Corporation or any Subsidiary thereof to regulation under PUHCA (other than under Section 9(a)(2) or as an exempt holding company under Section 3 of PUHCA), following the DAC Merger; and

                  (o) Neither Dynegy nor any of its Subsidiaries will agree or commit to do any of the foregoing.

         Section 7.2 Conduct of Business by Illinova Companies Pending the IAC Merger.

         From the date hereof until the Effective Time, unless Dynegy otherwise agrees in writing, or except as listed in the Illinova Disclosure Schedule or as otherwise contemplated by this Agreement, Illinova will conduct, and will cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and will use, and will cause each of its Subsidiaries to use, all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of its key employees, directors and officers, subject to the terms of this Agreement. Except as listed in the Illinova Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Dynegy, which consent will not be unreasonably withheld:

                  (a) Neither Illinova nor any of its Subsidiaries will adopt or propose any change to its articles of incorporation or bylaws (or similar organizational documents);

                  (b) Neither Illinova nor any of its Subsidiaries will (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Illinova or any of its respective Subsidiaries (except for (A) dividends on the Illinova Common Stock in amounts consistent with past practices, (B) dividends on IPC's preferred stock outstanding as of the date hereof pursuant to the terms of the certificates of designations with respect thereto, and (C) intercompany dividends from direct or indirect wholly-owned Subsidiaries) or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Illinova or any of its Subsidiaries, other than intercompany acquisitions of stock;

                  (c) Neither Illinova nor any of its Subsidiaries will merge or consolidate with any Person other than a member of the consolidated group of corporations of which Illinova is the parent for purposes of Treasury Regulation
Section 1.1502 or acquire assets of any Person (other than a member of such group) for consideration exceeding $20,000,000 singularly or $75,000,000 in the aggregate or enter a new line of business or commence business operations in any country in which Illinova is not operating as of the date of this Agreement other than acquisitions pursuant to contractual commitments in effect on the date hereof;

                  (d) Except as listed in Section 7.2(d) of the Illinova Disclosure Schedule, Illinova will not and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Illinova and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $20,000,000 singularly or $75,000,000 in the aggregate (other than sales of electricity and gas in the ordinary course of business);

                  (e) Illinova will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

                  (f) Except as otherwise permitted by this Agreement or as disclosed on Section 7.2(f) of the Illinova Disclosure Schedule, Illinova and its Subsidiaries will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Illinova SEC Reports or the Illinova Disclosure Schedule), enter into any amendment of any term of any outstanding security of Illinova or of any of its Subsidiaries, incur any debt except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Illinova Benefit Plan, increase compensation, bonus (except as listed in Section 7.2(f) of the Illinova Disclosure Schedule) or other benefits payable to, or modify or amend (or waive any material provisions of) any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

                  (g) Illinova will not change any method of accounting or accounting practice by Illinova or any of its Subsidiaries, except for any such change required by GAAP;

                  (h) Illinova will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

                  (i) Illinova will not amend or otherwise change the terms of the Illinova Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Illinova;

                  (j) Neither Illinova nor any of its Subsidiaries will enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, currencies, securities or interest rates, except (i) interest rate swaps, interest rate exchange agreements, interest rate cap or collar protection agreements or interest rate options entered into (and only in such amounts and pursuant to such terms and conditions as are necessary and appropriate) to hedge against interest rate risk to which Illinova and its Subsidiaries, taken as a whole, are actually exposed under their debt obligations, or (ii) commodity swaps or other commodity price-hedging instruments entered into (and only in such amounts and pursuant to such terms and conditions as are necessary and appropriate) to hedge against commodity price risk to which Illinova and its Subsidiaries, taken as a whole, are actually exposed in the ordinary course of business, consistent with past practices;

                  (k) Neither Illinova nor any of its Subsidiaries will (i) take, or agree or commit to take, any action that would make any representation and warranty of Illinova hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

                  (l) Neither Illinova nor any of its Subsidiaries will:

                           (i) adopt, amend (other than amendments that reduce
                  the amounts payable by Illinova or any Subsidiary, or amendments required by law to preserve the qualified status of an Illinova Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person (including contracts with management of Illinova or any Subsidiaries that might require that payments be made upon consummation of the Transactions) or amend (or waive any material provision of) any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder,

                           (ii) engage in any transaction (either acting alone
                  or in conjunction with any Illinova Benefit Plan or trust created thereunder) in connection with which Illinova or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c),
                  (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code,

                           (iii) terminate any Illinova Benefit Plan in a
                  manner, or take any other action with respect to any Illinova Benefit Plan, that could result in the liability of Illinova or any Subsidiary to any Person,

                           (iv) take any action that could adversely affect the
                  qualification of any Illinova Benefit Plan or its compliance with the applicable requirements or ERISA,

                           (v) fail to make full payment when due of all amounts
                  which, under the provisions of any Illinova Benefit Plan, any agreement relating thereto or applicable law, Illinova or any Subsidiary are required to pay as contributions thereto, or

                           (vi) fail to file, on a timely basis, all reports and
                  forms required by federal regulations with respect to any Illinova Benefit Plan;

                  (m) Illinova will not make any election under any of its stock option plans to pay cash in exchange for terminating awards under such plans;

                  (n) Neither Illinova nor any of its Subsidiaries will, except as required or contemplated by this Agreement, engage in any activities which would cause a change in its status, or that of the Illinova Subsidiaries, under PUHCA, or that would impair the ability of Illinova, Newco or any Subsidiary to claim an exemption as of right under Rule 2 of PUHCA or that would subject the DAC Surviving Corporation or any Subsidiary thereof to regulation under PUHCA (other than under Section 9(a)(2) or as an exempt holding company under Section 3 of PUHCA), following the IAC Merger;

                  (o) None of Newco, DAC or IAC will enter into any agreements or engage in any business other than entering into this Agreement and the Ancillary Agreements and performing the transactions contemplated hereby and thereby;

                  (p) Neither Illinova nor any of its Subsidiaries will agree or commit to do any of the foregoing; and

                  (q) Illinova agrees to use its commercially reasonable efforts to provide title opinions, title policies, or other evidence of title, reasonably satisfactory to Dynegy, to the Principal Power Facilities, such evidence demonstrating that Illinova has marketable title to the site of each Principal Power Facility, free and clear of all liens, easements, restrictive covenants, or other restrictions, except liens, easements, restrictive covenants, or other restrictions, (i) arising in the ordinary course of business, (ii) securing long-term debt of IPC or Illinova and reflected on the most recent balance sheet in Illinova's SEC Reports, (iii) arising from real estate Taxes or other special assessments not yet due and payable as of the Closing Date, (iv) which could not reasonably be expected to cause Illinova to lose title to any Principal Power Facility, or (v) which could not reasonably be expected to interfere with current or proposed uses of any Principal Power Facility.

         Section 7.3 Certain Operating Issues.

                  (a) Nuclear Operations.

                           (i) Except as described in Section 7.3 of the
                  Illinova Disclosure Schedule or to the extent Dynegy otherwise consents in writing, during the term of this Agreement and the effectiveness of the Nuclear Facility Agreements, Illinova shall (A) cause IPC to operate the Nuclear Facility in the ordinary course consistent with Good Utility Practice (as defined in the Nuclear Facility Agreements) and applicable environmental, health, safety, regulatory, and other legal requirements, (B) use reasonable efforts to preserve intact the Nuclear Facility, (C) maintain customary insurance coverage covering the Nuclear Facility, (D) not make any material change in the nuclear fuel inventory customarily maintained by IPC, and (E) not, except as required by law or Order and as arising under the Nuclear Facility Agreements, propose or adopt a budget for decommissioning expenses, which exceeds the "minimum decommissioning fund estimate" referenced in Section 6.25 of the Illinova Disclosure Schedule. Illinova will not permit IPC to engage in, or enter into the business of, the transportation, treatment or disposal of radioactive waste generated by third parties, and will inform Dynegy promptly of any changes in the decommissioning funding plan for the Nuclear Facility as submitted to the NRC on March 31, 1999. To the extent not prohibited by applicable laws, regulations, facility licenses, permits and agreements with third parties existing as of the date hereof, at all times prior to the Closing, Illinova will make available to Dynegy, upon its request, any existing information relevant to the operation or decommissioning of the Nuclear Facility, and will inform Dynegy promptly of any proposed changes to the decommissioning plan funding budget. If Illinova is prohibited by agreement with a third party from providing information to Dynegy, Illinova will use its best efforts (including taking into account Dynegy's willingness to execute appropriate confidentiality agreements) to obtain the consent of such third party to the release of such information. In addition, upon reasonable notice, Illinova will allow access by individuals designated by Dynegy to all portions of the Nuclear Facility, affording those persons the same degree of access to facilities and information to the same extent afforded the Chief Nuclear Officer. Access by the individuals selected by Dynegy will be pursuant to existing procedures for access to the Nuclear Facility, including any security clearance and training normally required of Illinova nuclear personnel.

                           (ii) As soon as practicable following the date
                  hereof, Dynegy and Illinova will create a Nuclear Advisory Committee (the "NUCLEAR ADVISORY COMMITTEE") consisting of three members appointed by Dynegy and three members appointed by Illinova. The Nuclear Advisory Committee will have no authority to control, manage, operate or participate in the management of the

                  Nuclear Facility or the decommissioning of such facility, but will be advisory only. Each member of the Nuclear Advisory Committee will have responsibility only to the entity that appointed such member. To the extent not prohibited by applicable laws, regulations and facility licenses and permits, the Nuclear Advisory Committee and each member thereof will have access to the Nuclear Facility to the same extent granted to senior nuclear personnel employed by Illinova, and Illinova employees will cooperate with members of the Nuclear Advisory Committee in obtaining such access and in promptly responding to all inquiries concerning the Nuclear Facility. Access by the individuals selected by Dynegy will be pursuant to existing procedures for access to the Nuclear Facility, including any security clearance and training normally required of Illinova nuclear personnel. The Nuclear Advisory Committee will consult with the management of Illinova and Dynegy at regular intervals (but not less frequently than monthly) concerning the progress of operating, decommissioning or selling the Nuclear Facility.

                           (iii) Illinova will use all commercially reasonable
                  efforts to execute a definitive agreement, and close the transactions in a fashion that would satisfy Section 9.3(e).

                  (b) Integration Committee.

                  As soon as practicable following the date hereof, Dynegy and Illinova will create an Integration Committee (the "INTEGRATION COMMITTEE") initially consisting of five members appointed by Dynegy and five members appointed by Illinova, the chairman of which shall initially be a senior Illinova manager, which will meet from time to time with respect to the planned integration of Illinova's and Dynegy's businesses after the Closing, including with respect to each company's power generation facilities, trading operations, petroleum liquids facilities or otherwise. The Integration Committee will have no authority to control, manage, operate or participate in the management of either Dynegy or Illinova, but will be advisory only. Each member of the Integration Committee will have responsibility only to the entity that appointed such member. To the extent not prohibited by applicable laws, regulations and licenses and permits, the Integration Committee and each member thereof will have access to the business, facilities and records of Dynegy or Illinova, as applicable, to the same extent granted to senior personnel employed by Dynegy or Illinova, as applicable. Illinova and Dynegy's employees will cooperate with members of the Integration Committee in obtaining such access and in promptly responding to all inquiries concerning such business, facilities and records. Access to a party's business, facilities and records by the individuals selected by the other party will be pursuant to existing procedures for access to such business, facilities and records. The Integration Committee will consult with the management of Illinova and Dynegy at regular intervals (but not less frequently than bi-monthly) concerning the progress of the proposed integration of the two companies' business and operations.

                                  ARTICLE VIII
                              ADDITIONAL AGREEMENTS

         Section 8.1 Access and Information.

         The parties will each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each will furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it under federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 8.1 will affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Mergers. Each party will hold in confidence, and will cause its representatives to hold in confidence, all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party in connection with this Agreement, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreements will survive the execution and delivery of this Agreement.

         Section 8.2 Acquisition Proposals.

                  (a) From the date hereof until the Termination Date, Illinova and its Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Illinova Acquisition Proposal or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to Illinova or its Subsidiaries, or afford access to their respective properties, books or records to any Person that may be considering making, or has made, an Illinova Acquisition Proposal.

                  (b) Notwithstanding Section 8.2(a), nothing herein will prohibit Illinova and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act, or (ii) furnishing information, including nonpublic information to, or entering into negotiations or discussions with, any Person that has indicated its willingness to make an unsolicited bona fide proposal to acquire Illinova pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that:

                           (i) such unsolicited bona fide proposal relating to
                  an Illinova Acquisition Proposal is made by a third party that Illinova's Board of Directors determines in good faith has the intent to proceed with negotiations, and the financial capability to consummate, such Illinova Acquisition Proposal,

                           (ii) Illinova's Board of Directors, after duly
                  considering the written advice of outside legal counsel to Illinova, determines in good faith that such action is required for Illinova's Board of Directors to comply with its fiduciary duties to shareholders imposed by applicable law,

                           (iii) contemporaneously with furnishing such
                  information to, or entering into discussions or negotiations with, such third party, Illinova provides written notice to Dynegy to the effect that it is furnishing information to, or entering into discussions or negotiations with, such third party,

                           (iv) Illinova receives from the third party making
                  such a proposal an executed confidentiality agreement with terms no less favorable to Illinova than those contained in the Confidentiality Agreements, and

                           (v) Illinova uses all reasonable efforts to keep
                  Dynegy informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the third party with whom such negotiations or discussions are being held) and provides Dynegy copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Dynegy agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Dynegy pursuant to this clause (v), which confidentiality agreement shall be subject to Dynegy's disclosure obligations arising under applicable law or securities exchange regulations.

                  (c) From the date hereof until the Termination Date, Dynegy and its Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Dynegy Acquisition Proposal or
(ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to Dynegy or its Subsidiaries, or afford access to their respective properties, books or records to any Person that may be considering making, or has made, a Dynegy Acquisition Proposal.

                  (d) Notwithstanding Section 8.2(c), nothing herein will prohibit Dynegy and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act, or (ii) furnishing information, including nonpublic information to, or entering into negotiations or discussions with, any Person that has indicated its willingness to make an unsolicited bona fide proposal to acquire Dynegy pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that:

                           (i) such unsolicited bona fide proposal relating to a
                  Dynegy Acquisition Proposal is made by a third party that Dynegy's Board of Directors determines in good faith has the intent to proceed with negotiations, and the financial capability to consummate, such Dynegy Acquisition Proposal,

                           (ii) Dynegy's Board of Directors, after duly
                  considering the written advice of outside legal counsel to Dynegy, determines in good faith that such action is required for Dynegy's Board of Directors to comply with its fiduciary duties to stockholders imposed by applicable law,

                           (iii) contemporaneously with furnishing such
                  information to, or entering into discussions or negotiations with, such Person, Dynegy provides written notice to Illinova to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person,

                           (iv) Dynegy receives from the Person making such a
                  proposal an executed confidentiality agreement with terms no less favorable to Dynegy than those contained in the Confidentiality Agreements, and

                           (v) Dynegy uses all reasonable efforts to keep
                  Illinova informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provides Illinova copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Illinova agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Illinova pursuant to this clause (v), which confidentiality agreement shall be subject to Illinova's disclosure obligations arising under applicable law or securities exchange regulations.

         Section 8.3 Directors' and Officers' Indemnification and Insurance.

                  (a) Newco will indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, (i) an officer or director of Dynegy and its Subsidiaries or an employee of Dynegy or any of its Subsidiaries who acts as a fiduciary under any of the Dynegy Benefit Plans, (ii) an officer or director of Illinova and its Subsidiaries or an employee of Illinova or any Subsidiary of Illinova who acts in a fiduciary under any of the Illinova Benefit Plans (each an "INDEMNIFIED PARTY") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Newco, which will not be unreasonably withheld)) arising in whole or in part out of actual or alleged actions or omissions in their capacity as such occurring at or prior to the Effective Time to the fullest extent permitted under Illinois law or Newco's articles of incorporation and bylaws and Dynegy's and Illinova's indemnification obligations in effect at the date hereof, and shall advance expenses incurred in the defense of any Action to the fullest extent permitted by law; provided, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Illinois law, Newco's articles of incorporation or bylaws or such obligations, as the case may be, will be made by independent counsel mutually acceptable to Newco and the Indemnified Party; and provided, further, that nothing herein will impair any rights or obligations of any Indemnified Party. If any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel


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
should be reasonably acceptable to Dynegy and Illinova (if selected prior to the Effective Time) and Newco (if selected after the Effective Time).

                  (b) Newco will maintain Dynegy's and Illinova's existing officers' and directors' liability insurance policies for not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that Newco may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further, that the aggregate annual premiums to be paid with respect to the maintenance of such insurance for such six year period will not exceed 150% of the higher of Dynegy or Illinova's current annual premium for its existing insurance.

         Section 8.4 Further Assurances.

         Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing, and at such other times thereafter as is reasonably agreed, such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and agreements and transactions contemplated hereby and thereby. The parties will afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Illinova and Dynegy will duly preserve all files, records or any similar items of Illinova or Dynegy received or obtained as a result of the Mergers with the same care and for the same period of time as they would preserve their own similar assets.

         Section 8.5 Expenses.

                  (a) Except as provided in Section 8.5(b) or (c) and Section 12.8, all Expenses incurred by the parties will be borne solely and entirely by the party that has incurred such Expenses; provided, however, that if this Agreement is terminated for any reason, then the allocable share of Illinova and Dynegy for all Expenses (including fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy Statement/Prospectus and all SEC and HSR filing fees incurred in connection with the Registration Statement, Proxy Statement/Prospectus and HSR, will be one-half by Illinova and one-half by Dynegy; provided further, if this Agreement is terminated because one of the Dynegy Stockholders' Approval or the Illinova Stockholders' Approval is not obtained, then the party whose stockholders' approval has not been obtained will pay the other party's reasonably documented Expenses up to $7.5 million.

                  (b) Dynegy agrees that, if:

                           (i) (A) Illinova terminates this Agreement pursuant
                  to Section 11.1(g)(i) or (ii), or (B) Dynegy or Illinova terminates this Agreement pursuant to Section 11.1(h), or



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
                           (ii) (A) Illinova terminates this Agreement pursuant
                  to Section 11.1(b) at a time that a Dynegy Breach exists, (B) Illinova terminates this Agreement pursuant to Section 11.1(d), (C) Illinova terminates this Agreement pursuant to
                  Section 11.1(g)(iii) or (iv), or (D) Illinova or Dynegy terminates this Agreement because the Dynegy Stockholders' Approval has not been obtained, and in any case described in clauses (A), (B), (C) or (D) within 18 months after the termination of this Agreement:

                                    (1) a transaction is consummated, which
                           transaction, when offered or proposed, constitutes a Dynegy Acquisition Proposal,

                                    (2) a definitive agreement (the execution
                           and delivery of which has been authorized by the boards of directors, or comparable bodies, that would if consummated constitute a Dynegy Acquisition Proposal) for such a transaction is entered into, or

                                    (3) any Person has acquired beneficial
                           ownership or the right to acquire beneficial ownership of, or any "group" (as defined under Section 13(d) of the Exchange Act), has been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Dynegy representing 50% or more of the combined power to vote generally for the election of directors, and Dynegy's Board of Directors has taken any action has facilitated the acquisition by such Person or group of such beneficial ownership, then upon the first termination to occur under subparagraphs
                  (i) or (ii) of this Section 8.5(b), Dynegy will pay to Illinova a Termination Fee of $85 million, plus in the case of termination pursuant to subparagraph (i) or clauses (B), (C) or (D) of subparagraph (ii), the reasonably documented Expenses of Illinova up to $7.5 million. No Termination Fee will be payable to Illinova (I) under clauses (i) or (ii) if Illinova's Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the IAC Merger or Illinova's stockholders fail to give the Illinova Stockholders' Approval when the proposals contemplated thereby are properly submitted to a vote at the Illinova Special Meeting or any postponement or adjournment thereof or (II) if, prior to the occurrence of any event requiring payment of a Termination Fee under this Section 8.5(b), an event has occurred requiring the payment of a Termination Fee to Dynegy pursuant to Section 8.5(c). In the event of termination of this Agreement as provided in this Section 8.5, payment of the fees and expenses contemplated by this Section 8.5(b) shall be Illinova's sole remedy.

                  (c) Illinova agrees that, if:

                           (i) (A) Dynegy terminates this Agreement pursuant to
                  Section 11.1(i)(i) or (ii), or (B) Illinova or Dynegy terminates this Agreement pursuant to Section 11.1(j), or



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
                           (ii) (A) Dynegy terminates this Agreement pursuant to
                  Section 11.1(b) at a time that an Illinova Breach exists, (B) Dynegy terminates this Agreement pursuant to Section 11.1(c),
                  (C) Dynegy terminates this Agreement pursuant to Section 11.1(i)(iii) or (iv), or (D) Dynegy or Illinova terminates this Agreement because the Illinova Stockholders' Approval has not been obtained, and in any case described in clauses (A),
                  (B), (C) or (D) within 18 months after the termination of this
                  Agreement:

                                    (1) a transaction is consummated, which
                           transaction, when offered or proposed, constitutes an Illinova Acquisition Proposal,

                                    (2) a definitive agreement (the execution
                           and delivery of which has been authorized by the boards of directors, or comparable bodies, that would if consummated constitute an Illinova Acquisition Proposal) for such a transaction is entered into, or

                                    (3) any Person has acquired beneficial
                           ownership or the right to acquire beneficial ownership of, or any "group" (as defined under Section 13(d) of the Exchange Act), has been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Illinova representing 50% or more of the combined power to vote generally for the election of directors, and Illinova's Board of Directors has taken any action has facilitated the acquisition by such Person or group of such beneficial ownership, then upon the first termination to occur under subparagraphs
                  (i) or (ii) of this Section 8.5(c), Illinova will pay to Dynegy a Termination Fee of $85 million, plus in the case of termination pursuant to subparagraph (i) or clauses (B), (C) or (D) of subparagraph (ii), the reasonably documented Expenses of Dynegy up to $7.5 million. No Termination Fee will be payable to Dynegy (I) under clauses (i) or (ii) if Dynegy's Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the DAC Merger or Dynegy's stockholders fail to give the Dynegy Stockholders' Approval when the proposals contemplated thereby are properly submitted to a vote at the Dynegy Special Meeting or any postponement or adjournment thereof or (II) if, prior to the occurrence of any event requiring payment of a Termination Fee under this
                  Section 8.5(c), an event has occurred requiring the payment of a Termination Fee to Illinova pursuant to Section 8.5(b). In the event of termination of this Agreement as provided in this
                  Section 8.5, payment of the fees and expenses contemplated by this Section 8.5(c) shall be Dynegy's sole remedy.

         Section 8.6 Cooperation.

         Subject to compliance with applicable law, from the date hereof until the Effective Time, each party shall confer on a regular and frequent basis with one or more representatives of the other parties to report on material operational matters and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings


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
made by such party with any Governmental Authority in connection with this Agreement and the Transactions.

         Section 8.7 Publicity.

         Neither Dynegy, Illinova nor any of their respective affiliates will issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party and, with respect to press releases, notice to BGAH, Chevron and Nova, except as may be required by law or by any listing agreement with a national securities exchange and will use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as such other party may have, prior to such release.

         Section 8.8 Additional Actions.

         Subject to the terms and conditions of this Agreement, each party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to fulfill the conditions to Closing contained in Article IX and to consummate and make effective the Transactions, subject, however, to the appropriate vote of stockholders of Dynegy and Illinova required so to vote.

         Section 8.9 Filings.

         Each party will make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and will cooperate as needed with respect to any such filing by any other party hereto. Without by implication limiting the foregoing, prior to the Closing, Newco shall file (i) the Amended and Restated Newco Articles with the Illinois Secretary of State and (ii) a statement with the Illinois Secretary of State pursuant to Section 6.10(b) of the IBCA with respect to the Series A Convertible Preferred Stock.

         Section 8.10 Consents, Waivers and Approvals.

         Each Illinova Company and Dynegy will use all reasonable efforts to obtain all consents, waivers or approvals necessary or advisable in connection with its obligations hereunder.

         Section 8.11 Employee Matters; Benefit Plans.

                  (a) Illinova and Dynegy will evaluate their personnel needs and consider continuing the employment of certain employees of Illinova, Dynegy and their respective Subsidiaries on a case-by-case basis. At the Effective Time, the Dynegy Stock Options and Illinova Stock Options shall be modified to the extent provided in Section 4.6(c). In addition, Illinova and Dynegy shall take the other employment related actions specified in Section 8.11(a) of the Dynegy Disclosure Schedule and Section 8.11(a) of the Illinova Disclosure Schedule, respectively. Otherwise, neither Illinova nor Dynegy shall, with respect to the officers having an executive function of either party or their respective material subsidiaries and with an expected aggregate annual salary and bonus of $200,000 or more, amend any existing employment


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
agreements, make any grants of options, restricted stock or similar benefits, pay any bonuses or otherwise materially modify the financial aspects of employment arrangements except to the extent contractually obligated to as of the date hereof under agreements listed in Section 5.11(a) of the Dynegy Disclosure Schedule or Section 6.11(a) of the Illinova Disclosure Schedule, respectively;

                  (b) After the Effective Time, Newco will initially provide to any employees of Illinova, Dynegy and their respective Subsidiaries who are employed by Newco as of the Effective Time (the "RETAINED EMPLOYEES") the same base salary or wages provided to such employees prior to the Effective Time, subject to such changes in base salary or wages as shall be determined by Newco after the Effective Time. Newco will take all actions necessary or appropriate to permit the Retained Employees to continue to participate from and after the Effective Time in the employee benefit plans or arrangements in which such Retained Employees were participating immediately prior to the Effective Time.

         Notwithstanding the foregoing, Newco may permit any such employee benefit plan or arrangement to be terminated or discontinued on or after the Effective Time, provided that Newco will (a) take all actions necessary or appropriate to permit the Retained Employees participating in such employee benefit plan or arrangement to immediately thereafter participate in employee benefit plans or arrangements comparable to those maintained with respect to the remainder of the Retained Employees (the "REPLACEMENT PLANS"), (b) with respect to a Replacement Plan that is a group health plan (i) credit such Retained Employees, for the year during which participation in the Replacement Plan begins, with any deductibles and copayments already incurred during such year under the terminated or discontinued group health plan and (ii) waive any preexisting condition limitations applicable to the Retained Employees (and their eligible dependents) under the Replacement Plan to the extent that a Retained Employee's (or dependent's) condition would not have operated as a preexisting condition under the terminated or discontinued group health plan, and (c)(1) cause each Replacement Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to be qualified under Section 401 of the Code to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with Illinova, Dynegy, their Subsidiaries and predecessors to the extent such predecessor employment was recognized by Illinova, Dynegy and their respective Subsidiaries and (2) credit the Retained Employees under each other Replacement Plan that is not described in the preceding clause for their period of employment with Illinova, Dynegy, their respective Subsidiaries and predecessors to the extent such predecessor employment was recognized by Illinova, Dynegy or their respective Subsidiaries. At the Effective Time, Newco shall assume the obligations of (i) Dynegy under the Dynegy Benefit Plans and (ii) Illinova under the Illinova Benefit Plans. The terms of each such Dynegy Benefit Plan and Illinova Benefit Plan shall continue to apply in accordance with their terms.

         Section 8.12 Stockholders Meetings.

                  (a) Dynegy will, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "DYNEGY SPECIAL MEETING") for the purpose of securing the Dynegy Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its certificate of incorporation and bylaws, which Proxy Statement/Prospectus will contain the recommendation of the Board of Directors of Dynegy that its stockholders approve and adopt this Agreement and the Transactions, (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the Transactions and to secure the Dynegy Stockholders' Approval, and (iv) cooperate and consult with Illinova with respect to each of the foregoing matters; provided, that this Section 8.12(a) will not prohibit the Dynegy Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Dynegy stockholders hereunder if the Board of Directors of Dynegy, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law.

                  (b) Illinova will, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "ILLINOVA SPECIAL MEETING") for the purpose of securing the Illinova Stockholders' Approval, (ii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and its articles of incorporation and bylaws, which Proxy Statement/Prospectus will contain the recommendation of the Illinova Board of Directors that its stockholders approve and adopt this Agreement and the Transactions, and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of approval and adoption of this Agreement, and the Transactions and to secure the Illinova Stockholders' Approval, and (iv) cooperate and consult with Dynegy with respect to each of the foregoing matters; provided, that this Section 8.12(b) will not prohibit the Illinova Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Illinova stockholders hereunder if the Board of Directors of Illinova, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law.

                  (c) The Illinova Special Meeting and the Dynegy Special Meeting shall be held on the same day unless otherwise agreed by Illinova and Dynegy.

         Section 8.13 Preparation of the Proxy Statement/Prospectus and Registration Statement.

                  (a) Illinova, Newco and Dynegy will promptly prepare and file with the SEC a preliminary version of the Proxy Statement/Prospectus and will cooperate with each other in responding to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement/Prospectus. The date that the Registration Statement is filed with the SEC will be determined jointly by Illinova and Dynegy. Each of Illinova, Newco and Dynegy will use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Newco will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Newco Common Stock, the Class B Common Stock and the Series A Convertible Preferred Stock in the

Mergers and (i) Dynegy will furnish all information concerning Dynegy and the holders of shares of Dynegy capital stock, and (ii) Illinova will furnish all information concerning Illinova and holders in Illinova capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, each of Illinova and Dynegy will cause the Proxy Statement/Prospectus to be mailed to its respective stockholders, and if necessary, after the definitive Proxy Statement/Prospectus will have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, resolicit proxies. Illinova and Newco will advise Dynegy and Dynegy will advise Illinova, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement will become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Newco Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                  (b) Following receipt by PricewaterhouseCoopers LLP, Illinova's independent auditors, of an appropriate request from Dynegy pursuant to SAS No. 72, Illinova will use all reasonable efforts to cause to be delivered to Newco a letter of PricewaterhouseCoopers LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Newco, in form and substance reasonably satisfactory to Newco and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

                  (c) Following receipt by Arthur Andersen LLP, Dynegy's independent auditors, of an appropriate request from Illinova pursuant to SAS No. 72, Dynegy will use all reasonable efforts to cause to be delivered to Newco a letter of Arthur Andersen LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Newco, in form and substance satisfactory to Newco and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

         Section 8.14 Stock Exchange Listing.

         Newco will use all reasonable efforts to cause the Newco Common Stock to be issued in the Mergers to be approved for listing on the New York Stock Exchange (the "NYSE") prior to the Effective Time, in each case, subject to official notice of issuance.

         Section 8.15 Notice of Certain Events.

         Each party to this Agreement will promptly as reasonably practicable notify the other party hereto of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the Transactions;

                  (b) any notice or other communication from any Governmental Authority in connection with the Transactions;

                  (c) any Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.10, Section 5.12, Section
6.10 or Section 6.12 or which relate to the consummation of the Transactions;

                  (d) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement, under any material agreement; and

                  (e) any Dynegy Material Adverse Effect or Illinova Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Dynegy Material Adverse Effect or an Illinova Material Adverse Effect, as the case may be.

         Section 8.16 Site Inspections.

         Subject to compliance with applicable law (including applicable Environmental Laws), from the date hereof until the Effective Time, each party may undertake (at that party's sole cost and expense) an environmental assessment or assessments (an "ASSESSMENT") of the other party's operations, business and/or properties that are the subject of this Agreement to investigate any potential, material environmental condition or compliance issues; provided, however, that the performance and scope of such Assessment shall be subject to the prior approval of the other party, such approval not to be unreasonably withheld. An Assessment may include, but not be limited to, a review of permits, files and records, as well as visual and physical inspections and testing. Before conducting an Assessment, the party intending to conduct such Assessment (the "INSPECTING PARTY") will confer with the party whose operations, business or property is the subject of such Assessment (the "INSPECTED PARTY") regarding the nature, scope and scheduling of such Assessment, and will comply with such conditions as the Inspected Party may reasonably impose to avoid interference with the Inspected Party's operations or business. The Inspected Party will cooperate in good faith with the Inspecting Party's effort to conduct an Assessment. If requested by the Inspected Party, the Inspecting Party shall provide to the Inspected Party a copy of all work plans, reports, data and other results of the Assessment. If the Mergers are not consummated, the Inspecting Party shall destroy all originals and copies of all work plans, reports, data and other results, documentation and work product of any Assessment.

         Section 8.17 Affiliate Agreements; Tax Treatment.

                  (a) Dynegy and Illinova will identify in a letter to Newco all Persons who are, on the date hereof, "affiliates" of Dynegy or Illinova, as the case may be, as such term is used in Rule 145 under the Securities Act. Dynegy and Illinova will use their reasonable efforts to cause their respective affiliates to deliver to Newco not later than 10 days prior to the date of the Dynegy and Illinova Special Meetings, a written agreement substantially in the form attached as Exhibit 8.17, and will use their reasonable efforts to cause Persons who become "affiliates" after such date but prior to the Closing Date to execute and deliver these agreements at least 5 days prior to the Closing Date.

                  (b) Each party will use all reasonable best efforts to cause the Mergers to qualify, and will not take, and will use all reasonable best efforts to prevent any subsidiary of such party from taking, any actions which could prevent the Mergers from qualifying, as a contribution of assets to Newco under Section 351 of the Code.

         Section 8.18 Stockholder Litigation.

         Each of Illinova and Dynegy will give the other the reasonable opportunity to participate in the defense of any Action against Illinova or Dynegy, as applicable, and its directors relating to the Transactions.

         Section 8.19 Indenture Matters.

         Illinova and Dynegy will, and will cause their respective Subsidiaries to, take all actions that are necessary or appropriate (as mutually agreed by Illinova and Dynegy) for Illinova, Dynegy and certain of their Subsidiaries, as applicable, to assume, guarantee or modify as appropriate the agreements governing the outstanding publicly held debt securities of Dynegy and Illinova referred to in the Dynegy SEC Reports and the Illinova SEC Reports and to avoid defaults thereunder.

         Section 8.20 Credit Facility.

         Illinova and Dynegy will use all reasonable efforts, and will cooperate, to obtain as promptly as practicable commitments from financing sources to refinance or amend the existing bank credit facilities of Dynegy, Illinova and their respective Subsidiaries, if necessary.

         Section 8.21 Employment Agreements and Severance Agreements.

         Newco will assume the obligations under the employment agreements and severance agreements to which Dynegy or Illinova is a party or is otherwise subject, to the extent such agreements are listed on Section 5.11(a) of the Dynegy Disclosure Schedule or Section 6.11(a) of the Illinova Disclosure Schedule.

         Section 8.22 Nuclear Facility Sale

         Illinova will use its commercially reasonable efforts to enter into a definitive agreement to sell (and to close the transactions contemplated by such agreement) the Nuclear Facility as contemplated by the Nuclear Facility Agreements on terms and conditions consistent with those set forth in the Interim Agreement or as otherwise reasonably satisfactory to Dynegy.



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                                   ARTICLE IX
                    CONDITIONS TO CONSUMMATION OF THE MERGER

         Section 9.1 Conditions to the Obligation of Each Party.

         The respective obligations of each party to effect the Mergers will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) The Dynegy Stockholders' Approval and the Illinova Stockholders' Approval will have been obtained;

                  (b) No Action instituted by any Governmental Authority will be pending and no statute, rule or regulation and no Order of any court or Governmental Authority of competent jurisdiction will be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Transactions;

                  (c) The Registration Statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose will be pending before or threatened by the SEC;

                  (d) Each of Dynegy and the Illinova Companies will have obtained all necessary or appropriate permits, authorizations, consents, waivers or approvals (including SEC Final Orders granting exemptions or any exemption under PUHCA resulting from a filing which obviates any otherwise applicable requirement to register under PUHCA) (collectively, "APPROVALS"). Any Approval required for Dynegy and the Illinova Companies with respect to the Transactions from the ICC, the NRC, the FERC or other Governmental Authority will (in cases other than the SEC) have been obtained on terms reasonably satisfactory to Illinova and Dynegy, and will have become final and nonappealable;

                  (e) The shares of Newco Common Stock to be issued in the Mergers will have been approved for listing on the NYSE, subject to official notice of issuance;

                  (f) Any applicable waiting period under the HSR Act will have expired or been terminated;

                  (g) The purchase of the capital stock of BG Holdings by Newco contemplated by the BG Stock Purchase Agreement shall have closed.

                  (h) There will be no Order of any court or Governmental Authority of competent jurisdiction applicable to Chevron in effect that would prohibit, restrain, enjoin or restrict, or award any significant monetary recovery with respect to, Chevron's ownership or voting of its shares of Class B Common Stock.

                  (i) The Ancillary Agreements shall have been executed and delivered by the other parties thereto and shall be in full force and effect.

         Section 9.2 Conditions to Illinova's Obligations.

         Illinova's obligation to effect the IAC Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Dynegy will have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Dynegy contained in this Agreement, will be true and correct in all respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except (i) as expressly contemplated by the Dynegy Disclosure Schedule or this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) for inaccuracies in Dynegy's representations and warranties as of the Effective Time resulting solely from conditions generally existing in the natural gas or electricity marketing industry, the petroleum liquids industry or the electric power generation industry after the date of this Agreement; and Illinova will have received a certificate of the Chief Executive Officer and Chief Financial Officer of Dynegy as to the satisfaction of this condition;

                  (b) All proceedings to be taken by Dynegy in connection with the Transactions and all documents, instruments and certificates to be delivered by Dynegy in connection with the Transactions will be reasonably satisfactory in form and substance to Illinova;

                  (c) From the date hereof through the Effective Time, there will not have occurred any change in the financial condition, business or operations of Dynegy and its Subsidiaries, taken as a whole, that would constitute a Dynegy Material Adverse Effect, other than any such (i) change that affects both Illinova and Dynegy in a substantially similar manner or (ii) change applicable to Dynegy primarily resulting from conditions generally existing in the natural gas or electricity marketing industry, the petroleum liquids industry or the electric power generation industry;

                  (d) Illinova shall have received an opinion from Troutman Sanders LLP prior to the effectiveness of the Registration Statement to the effect that (i) the Transactions will constitute a contribution of assets under
Section 351 of the Code or as a tax-free reorganization under the Code, (ii) no gain or loss will be recognized by Illinova because of the IAC Merger, and (iii) no gain or loss will be recognized by stockholders of Illinova upon receipt of shares of Newco Common Stock in exchange for shares of Illinova Common Stock pursuant to the IAC Merger;

                  (e) Dynegy shall have taken appropriate action with respect to its ownership interests in the Dynegy Qualifying Facilities (whether through a sale, exchange or other disposition of all or a portion of its interest therein, conversion of such Qualifying Facilities into "exempt wholesale generators" under PUHCA or otherwise), such that the ultimate ownership by Newco of direct or indirect ownership interests in the Dynegy Qualifying Facilities, after the Effective Date, shall not result in a Dynegy Material Adverse Effect.

         Section 9.3 Conditions to Dynegy's Obligations.

         Dynegy's obligation to effect the DAC Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Illinova will have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Illinova contained in this Agreement will be true and correct in all respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except (i) as expressly contemplated by the Illinova Disclosure Schedule or this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) for inaccuracies in Illinova's representations and warranties as of the Effective Time resulting solely from conditions generally existing in the electric utility or gas distribution industries after the date of this Agreement, and Dynegy will have received a certificate of the Chief Executive Officer and Chief Financial Officer of Illinova as to the satisfaction of this condition;

                  (b) All proceedings to be taken by Illinova in connection with the Transactions and all documents, instruments and certificates to be delivered by Illinova in connection with the Transactions will be reasonably satisfactory in form and substance to Dynegy;

                  (c) From the date hereof through the Effective Time, there will not have occurred any change in the financial condition, business or operations of Illinova and its Subsidiaries, taken as a whole, that would constitute an Illinova Material Adverse Effect, other than any such (i) change that affects both Illinova and Dynegy in a substantially similar manner or (ii) change applicable to Illinova primarily resulting from conditions generally existing in the electric utility or gas distribution industries;

                  (d) Dynegy will have received an opinion from Akin, Gump, Strauss, Hauer & Feld, L.L.P. prior to the effectiveness of the Registration Statement to the effect that (i) the Transactions will constitute a contribution of assets under Section 351 of the Code or is a tax-free reorganization under the Code, (ii) no gain or loss will be recognized by Dynegy because of the DAC Merger, and (iii) no gain or loss will be recognized by the stockholders of Dynegy upon the receipt of shares of Newco Common Stock in exchange for shares of Dynegy Stock pursuant to the DAC Merger except with respect to any Cash Consideration received;

                  (e) With respect to the Nuclear Facility, (i) the NRC license and future operating and ownership responsibility for the Nuclear Facility shall have been transferred to an unrelated third party, whose financial and economic status meets or exceeds all applicable standards of the NRC for the transfer of NRC licenses, in a sales transaction on terms substantially consistent with those set forth on Schedule 9.3(e)-1 or which (A) are satisfactory to Dynegy in its reasonable judgment as not resulting in (or reasonably expected to result in) an Illinova Material Adverse Effect, and (B) are no less favorable than the recorded net impairment loss relating to disposal of the Nuclear Facility as referenced in the Illinova Balance Sheet and

(ii) subsequent to the transfer of the Nuclear Facility the potential liability of Newco will be covered by insurance in amounts and type consistent with the provisions of Schedule 9.3(e)-2.

                  (f) (i) As of the date all other conditions to Closing are met, Chevron, having filed and maintained in effect a good faith application for exemption from the registration requirements of PUHCA as required by Section 2.1(a) of the Shareholder Agreement, shall either (A) have received a final order of the SEC (which order shall be in full force and effect) exempting it from the requirement to register under PUHCA on terms acceptable to Chevron, or (B) not have received an adverse ruling from the SEC or a "Staff Objection," as defined in Section 9.3(f)(iii).

                           (ii) If a Staff Objection is received and if, after
                  the parties to the Shareholder Agreement follow the procedure set forth in Section 2.1(c) of the Shareholder Agreement to explore appropriate modifications to their agreements, Chevron files a revised application for exemption from the registration requirements of PUHCA, the conditions to Closing specified in Section 9.3(f)(i) shall apply to the revised application. If, however, the parties to the Shareholder Agreement do not agree upon and implement any appropriate modifications to their agreements within ninety (90) days after the receipt of a Staff Objection and any party to the Shareholder Agreement gives notice terminating the Shareholder Agreement, this Agreement shall terminate simultaneously with the termination of the Shareholder Agreement.

                           (iii) As used in this Section 9.3(f), the term "STAFF
                  OBJECTION" shall mean informal advice received by a filing party or parties from the staff of the SEC's Division of Investment Management at a level of Assistant Director or higher (the "STAFF"), that (x) the Staff disagrees with the basis on which the exemption is being sought, or (y) the Staff is not prepared to support and recommend approval by the SEC of the exemptions sought unless Chevron agrees and undertakes to make material changes involving its ownership interest (including without limitation Chevron's continuing ability to acquire "foreign utility companies" under Section 33 of PUHCA) or its minority shareholder protection rights (including governance and voting rights) pertaining to Newco, or (z) the Staff has concluded, after conferences with Commissioners' offices informally, that it is unlikely that the SEC would grant the exemption.

                  (g) The ICC shall have issued a certification (which certification shall be in full force and effect) under Section 33 of PUHCA which has the effect, in the reasonable judgment of Chevron, of allowing Chevron, any parent, or any "subsidiary company" (as defined in PUHCA) of such parent to acquire and maintain an interest in the business of one or more "foreign utility companies" as defined in Section 33 of PUHCA, or Illinova shall have provided evidence reasonably satisfactory to Dynegy and Chevron that such certification is unnecessary for acquiring or maintaining such an interest. For purposes of this subsection (g), a "PARENT" shall mean any person of which Chevron is a "subsidiary company."



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
                                   ARTICLE X
                                    SURVIVAL

         Section 10.1 Survival of Representations and Warranties.

         The representations and warranties of the parties contained in this Agreement will not survive the Effective Time.

         Section 10.2 Survival of Covenants and Agreements.

         The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement will survive the Effective Time.

                                   ARTICLE XI
                        TERMINATION, AMENDMENT AND WAIVER

         Section 11.1 Termination.

         This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Dynegy or
Illinova:

                  (a) by the mutual written consent of Illinova and Dynegy;

                  (b) by either Illinova or Dynegy if the Effective Time has not occurred on or before the Termination Date;

                  (c) by Dynegy if there has been a breach by Illinova of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Illinova of notice of such breach, which breach could reasonably be expected to cause an Illinova Material Adverse Effect (other than an Illinova Material Adverse Effect caused by conditions generally existing in the electric utility or gas distribution industries) (an "ILLINOVA BREACH");

                  (d) by Illinova, if there has been a breach by Dynegy of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Dynegy of notice of such breach which breach could reasonably be expected to cause a Dynegy Material Adverse Effect (other than a Dynegy Material Adverse Effect caused by conditions generally existing in the natural gas or electricity marketing industry, the petroleum liquids industry or the electric power generation industry) (a "DYNEGY BREACH");

                  (e) by either Dynegy or Illinova, if there is any applicable law, rule or regulation that makes consummation of either Merger illegal or if any Order will restrain or prohibit the consummation of either Merger, and such Order has become final and nonappealable;

                  (f) by either Dynegy or Illinova, if the stockholder approvals referred to in Section 8.12 have not been obtained because of the failure to obtain the requisite vote upon a vote at a Dynegy Special Meeting or the Illinova Special Meeting or at any adjournment or postponement thereof;

                  (g) by Illinova, if (i) following or at the time a Dynegy Acquisition Proposal is made (which in the judgment of an independent, nationally recognized investment bank retained by any party is reasonably capable of being consummated) Dynegy's Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the DAC Merger in a manner adverse to Illinova or has resolved to do any of the foregoing; (ii) a tender offer or exchange offer for outstanding shares of capital stock of Dynegy then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and Dynegy's Board of Directors does not, within the applicable period required by law, recommend that Dynegy's stockholders not tender their shares into such tender or exchange offer and the Mergers fail to occur; (iii) Dynegy's Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the DAC Merger in a manner adverse to Illinova or has resolved to do any of the foregoing or Dynegy's Board of Directors shall have recommended to the stockholders of Dynegy any Dynegy Acquisition Proposal or resolved to do so; or (iv) a tender offer or exchange offer for outstanding shares of capital stock of Dynegy then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and Dynegy's Board of Directors does not, within the applicable period required by law, recommend that Dynegy's stockholders not tender their shares into such tender or exchange offer;

                  (h) by Dynegy or Illinova, if Dynegy accepts a Dynegy Superior Proposal and makes payment as required pursuant to Section 8.5 and of the Expenses for which Dynegy is responsible under Section 8.5. For this Agreement, "DYNEGY SUPERIOR PROPOSAL" means an unsolicited bona fide proposal made by a third party relating to a Dynegy Acquisition Proposal on terms that Dynegy's Board of Directors determines it cannot reject in favor of the DAC Merger, based on applicable fiduciary duties and the advice of Dynegy's outside counsel; provided, however, that Dynegy shall not be permitted to terminate this Agreement pursuant to this Section 11.1(h) unless it has used all reasonable efforts to provide Illinova with four business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Dynegy Acquisition Proposal; provided, further, that prior to any such termination, Dynegy shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Illinova to make such adjustments in this Agreement's terms and conditions as would enable Dynegy to proceed with the Transactions, and it is acknowledged by Illinova that such negotiations with Illinova shall be conducted in a manner consistent with the fiduciary duties of the Dynegy Board of Directors;

                  (i) by Dynegy, if (i) following or at the time an Illinova Acquisition Proposal is made (which in the judgment of an independent, nationally recognized investment bank retained by any party is reasonably capable of being consummated) Illinova's Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the IAC Merger in a manner adverse to Dynegy or has resolved to do any of the foregoing; (ii) a tender offer or exchange offer for outstanding shares of capital stock of Illinova then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and Illinova's Board of Directors does not, within the applicable period required by law, recommend that Illinova's shareholders not tender their shares into such tender or exchange offer and the

Mergers fail to occur; (iii) Illinova's Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the IAC Merger in a manner adverse to Dynegy or has resolved to do any of the foregoing or Illinova's Board of Directors shall have recommended to the stockholders of Illinova any Illinova Acquisition Proposal or resolved to do so; or (iv) a tender offer or exchange offer for outstanding shares of capital stock of Illinova then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and Illinova's Board of Directors does not, within the applicable period required by law, recommend that Illinova's stockholders not tender their shares into such tender or exchange offer;

                  (j) by Illinova or Dynegy, if Illinova accepts an Illinova Superior Proposal and makes payment as required pursuant to Section 8.5 and of the Expenses for which Illinova is responsible under Section 8.5. For purposes of this Agreement, "ILLINOVA SUPERIOR PROPOSAL" means an unsolicited bona fide proposal made by a third party relating to an Illinova Acquisition Proposal on terms that Illinova's Board of Directors determines it cannot reject in favor of the IAC Merger, based on applicable fiduciary duties and the advice of Illinova's outside counsel; provided, however, that Illinova shall not be permitted to terminate this Agreement pursuant to this Section 11.1(j) unless it has used all reasonable efforts to provide Dynegy with four business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Illinova Acquisition Proposal; provided, further, that prior to any such termination, Illinova shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Dynegy to make such adjustments in this Agreement's terms and conditions as would enable Illinova to proceed with the Transactions, and it is acknowledged by Dynegy that such negotiations with Dynegy shall be conducted in a manner consistent with the fiduciary duties of the Illinova Board of Directors.

         Section 11.2 Effect of Termination.

         Upon termination of the Agreement and the abandonment of either Merger pursuant to this Article XI, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 11.2 and except for the provisions of Section 8.5, Section 8.7, Section 12.8 and the last two sentences of Section 8.1, provided that nothing herein shall relieve any party from liability for any breaches hereof.

                                  ARTICLE XII
                                  MISCELLANEOUS

         Section 12.1 Notices.

         All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

                  To any Illinova Company:

                           Illinova Corporation
                           5008 South 27th St.
                           Decatur, Illinois  62525
                           Attention:  Chief Legal Officer
                           Facsimile No.:  (217) 362-7417

                  With a copy (which shall not constitute notice) to:

                           Troutman Sanders LLP
                           600 Peachtree Street NE, Suite 5200
                           Atlanta, Georgia 30308
                           Attention:  W. Brinkley Dickerson, Jr.
                           Facsimile No.:  (404) 962-6743

                  To Dynegy, Newco, IAC or DAC:

                           Dynegy Inc.
                           1000 Louisiana, Ste. 5800
                           Houston, Texas 77002
                           Attention: Senior Vice President and General Counsel Facsimile No.: (713) 507-6808

                  With a copy (which shall not constitute notice) to:

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           711 Louisiana; Suite 1900 South
                           Houston, Texas   77002
                           Attention:  Robert B. Allen
                           Facsimile No.:  (713) 236-0822

         Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

         Section 12.2 Separability.

         If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

         Section 12.3 Assignment.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

         Section 12.4 Construction.

         The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of this Agreement's provisions. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means "including without limitation." The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

         Section 12.5 Counterparts.

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

         Section 12.6 Entire Agreement.

         This Agreement and the Confidentiality Agreements represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof, including the letter agreement dated May 3, 1999 between Illinova and Dynegy, as amended.

         Section 12.7 Governing Law.

         This Agreement shall be construed, interpreted, and governed in accordance with the laws of Delaware, without reference to rules relating to conflicts of law other than to the extent this Agreement pertains to the internal affairs of an Illinois corporation, in which event, and only with respect to such event, the IBCA shall apply.

         Section 12.8 Attorneys' Fees.

         If any Action, including an Action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses (including related expert and consultant fees and expenses) from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

         Section 12.9 No Third Party Beneficiaries.

         Except as provided in Section 8.3, no Person other than the parties is an intended beneficiary of this Agreement or any portion hereof.

         Section 12.10 Disclosure Schedules.

                  (a) The disclosures made on the Dynegy and Illinova Disclosure Schedules (collectively, the "DISCLOSURE SCHEDULES") with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the face of the disclosure schedule. The inclusion of any matter on either Disclosure Schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Dynegy Material Adverse Effect or an Illinova Material Adverse Effect, as applicable. Any inadvertent disclosure of privileged information by Dynegy or Illinova in the Disclosure Schedules or in connection with their respective diligence examination will not be deemed to be a waiver by such inadvertently disclosing party of the applicable privilege.

                  (b) The Disclosure Schedules shall be deemed to constitute an integral part of this Agreement and to modify the respective representations, warranties, covenants or agreements of the parties contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the applicable Disclosure Schedule. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules delivered on or before the date hereof shall be deemed to have been made on and as of the date hereof. From time to time prior to the Closing, the parties shall promptly supplement or amend the Disclosure Schedules with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be listed or described in the Disclosure Schedules. No supplement or amendment shall be deemed to cure any breach or any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

         Section 12.11 Amendments and Supplements.

         At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Illinova and Dynegy and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Illinova and Dynegy with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the stockholders of Illinova there shall be no amendment or change to the provisions hereof with respect to
(a) the number of shares of Newco Common Stock into which each share of Illinova Common Stock is convertible, (b) the Termination Date, or (c) any other change that is materially adverse to the stockholders of Illinova without further approval by the stockholders of Illinova, and provided further that following approval and adoption of this Agreement by the stockholders of Dynegy there shall be no amendment or change to the provisions hereof with respect to (i) the Exchange Ratio (ii) the amount and nature of the Aggregate Merger Consideration payable per share of Dynegy Stock, (iii) the Termination Date or (iv) any other change that is materially adverse to the stockholders of Dynegy without further approval by the affected stockholders of Dynegy.

         Section 12.12 Consent to Jurisdiction.

         Each Party (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court if any Action arises out of this Agreement or the Transactions, (b) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any Action relating to this Agreement or any of the Transactions in any court other than a federal court sitting in the State of Delaware or a Delaware state court. Illinova, IAC and Newco hereby irrevocably appoint The Corporation Trust Company located at 1209 Orange Street in Wilmington, Delaware, as its lawful agent in Delaware to receive and forward on their behalf service of all necessary processes in any Action arising under this Agreement that may be brought against Illinova, IAC or Newco in any court (including federal court) in Delaware. Such service of process or notice received thereof by the agent will have the same force and effect as if served upon Illinova, IAC or Newco.

         Section 12.13 Extensions, Waivers, Etc.

         At any time prior to the Effective Time, either party may:

                  (a) extend the time for the performance of any of the obligations or acts of the other party;

                  (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

                  (c) subject to the proviso of Section 12.11 waive compliance with any of the agreements or conditions of the other party contained herein.

         Notwithstanding the foregoing, no failure or delay by Illinova or Dynegy in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK.]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Merger Agreement as of the day and year first above written.

                                   ILLINOVA CORPORATION



                                   By: /s/ Charles E. Bayless
                                       -----------------------------------------
                                       President

                                   DYNEGY INC.



                                   By: /s/ C.L. Watson
                                       -----------------------------------------
                                       Chairman and Chief Executive Officer

                                   ENERGY CONVERGENCE
                                   HOLDING COMPANY



                                   By: /s/ Charles E. Bayless
                                       -----------------------------------------
                                       President

                                   ENERGY CONVERGENCE ACQUISITION CORPORATION



                                   By: /s/ Charles E. Bayless
                                       -----------------------------------------
                                       President

                                   DYNEGY ACQUISITION CORPORATION



                                   By: /s/ C.L. Watson
                                       -----------------------------------------
                                       President

                                                                       EXHIBIT A


Energy Convergence Holding Corporation

Article 4, Paragraph 2, continued:

A.       General

         All holders of Class A Common Stock (as defined) shall be entitled to cumulative voting rights, as that term is used in Section 7.40 of the Illinois Business Corporation Act of 1983, as amended from time to time (the "IBCA"), in any election of directors. Holders of Class B Common Stock (as defined) shall not be entitled to cumulative voting rights.

B.       Provisions Relating to Preferred Stock

         (1) Authority is hereby expressly vested in the Board of Directors (the "Board") to divide, and to provide for the issue from time to time of, the Preferred Stock in series and to fix and determine as to each such series:

                  (a) the designation of, and the number of shares to be issuable in, such series;

                  (b) the dividend rate for the shares for such series;

                  (c) the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

                  (d) the amount payable upon each of such shares in the event of involuntary dissolution of the corporation;

                  (e) the amount payable upon each of such shares in the event of voluntary dissolution of the corporation;

                  (f) sinking fund provisions, if any, for the redemption or purchase of such shares (the term "sinking fund," as used herein, including any analogous fund, however designated);

                  (g) if such shares are to be issued with the privilege of conversion into shares of the Common Stock or other securities, the terms and conditions on which such shares may be so converted; and

                  (h) the voting rights or the grant of special voting rights, provided that the voting rights of such Preferred Stock are no greater in proportion than to the economic interest of such Shares.

In all other respects the shares of Preferred Stock of all series shall be identical. Holders of Preferred Stock shall have no preemptive rights.

         Additional series of preferred stock may be issued pursuant to designation by resolution of the Board of Directors and such series may have preferences which are junior to, parri passu with or superior to an outstanding series of preferred stock set forth in these articles of


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
incorporation or created by designation without any vote of such outstanding series of preferred stock unless the designation or terms of the outstanding series of preferred stock expressly provides otherwise.

         So long as any shares of any series of the Preferred Stock established by resolution of the Board of Directors shall be outstanding, such resolution shall not be amended so as to affect any of the preferences or other rights of the holders of the shares of such series without the affirmative vote or the written consent of the holders of at least a majority of the shares of such series outstanding at the time or as of a record date fixed by the Board of Directors, but such resolution may be so amended with such vote or consent.

C.       Provisions Relating to Common Stock

         (1) The total number of shares of common stock that the corporation shall have authority to issue is 420,000,000 of which (i) 300,000,000 shares shall be shares of Class A Common Stock, no par value per share (the "Class A Common Stock"), and (ii) 120,000,000 shares shall be shares of Class B Common Stock, no par value per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock").

         (2) Holders of the Common Stock shall have no preemptive rights. Except as contemplated by Article 4, Paragraph 2C., each outstanding share of Common Stock shall entitle the holder thereof to one vote (and not more than one vote) on each matter submitted to a vote at a meeting of holders of Common Stock.

         (3) The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common
Stock:

         (a) Class A Common Stock and Class B Common Stock

                  Except as otherwise set forth in this Article 4, Paragraph 2C, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

         (b) Dividends

                  Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of these Articles, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock) or property of the corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B

         Common Stock. The number of shares of Class A Common Stock and Class B Common Stock so distributed on each share shall be equal in number. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

         (c) Voting.

                  (i) Except as may be otherwise required by law or by the provisions of this Article 4, Paragraph 2C.(3)(c), the holders of the Class B Common Stock shall vote together with the holders of the Class A Common Stock as a single class on every matter coming before any meeting of the shareholders or otherwise to be acted upon by the shareholders, subject to any voting rights which may be granted to holders of any other class or series of Preferred Stock. So long as any Class B Common Stock is outstanding, the corporation shall not amend
         (x) Section 7 of Article III or Article X of the corporation's By-laws (unless such amendment shall be approved by a majority of the Class B directors present at the meeting where such amendment is considered and a majority of the Directors then in office) or effect any mergers, consolidations, reorganizations, or sales of assets requiring shareholder approval under the IBCA or disposition of all or substantially all of the corporation's assets without the affirmative vote of 66 2/3% of the shares of Common Stock outstanding, voting as a single class or (y) any provision of this Article 4, Paragraph 2C.(3)(c)(i) relating to the Common Stock without the affirmative vote of 66 2/3% of the shares of Class B Common Stock outstanding, voting as a separate class, and the affirmative vote of a majority of the shares of Class A and Class B Common Stock, voting as a single class.

                  (ii) The Board of Directors of the corporation shall consist of at least twelve members and no more than fifteen members as established from time to time by resolution of the Board of Directors, except that such numbers are subject to automatic adjustment as necessary, under those circumstances and during those time periods that holders of any other class or series of the corporation's outstanding Preferred Stock have rights to elect members of the Board of Directors (the "Preferred Stock Directors"), as set forth in these Articles of Incorporation or in the resolution of the Board of Directors establishing and designating such series and fixing and determining the relative rights and preferences thereof. So long as any shares of Class B Common Stock are outstanding, the holders of the Class B Common Stock, as such holders, shall be entitled to vote as a separate class for the election of three directors of the corporation (the "Class B Directors") and the holders of the Class A Common Stock shall be entitled to vote as a separate class for the remaining directors of the corporation (the "Class A Directors"), excluding Preferred Stock Directors, if any. At such time as no Class B Common Stock is outstanding, the term of all Class B Directors shall immediately end.

                  (iii) For purposes of electing Class B Directors, the Board of Directors will nominate such individuals as may be specified by a majority vote of the then existing Class B Directors or, if there are no Class B Directors, by holders of a majority of the Class B Common Stock. The remaining directors will be nominated in accordance with the corporation's Bylaws.

                  (iv) At any meeting having as a purpose the election of directors by holders of the Common Stock, the presence, in person or by proxy, of the holders of a majority of the shares of relevant class of Common Stock then outstanding shall be required and be sufficient to constitute a quorum of such class for the election of any director by such holders. Each director shall be elected by the vote or written consent required under the IBCA of the holders of such class. At any such meeting or adjournment thereof, (i) the absence of a quorum of such holders of an applicable class of Common Stock shall not prevent the election of the directors to be elected by the holders of shares other than such class of Common Stock, and (ii) in the absence of such quorum (either of holders of such class of Common Stock or of shares other than such class of Common Stock, or both), a majority of the holders, present in person or by proxy, of the class or classes of stock which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

                  (v) Any vacancy in the office of a class of director may be filled by the remaining directors of such class, unless such vacancy occurred because of the removal (with or without cause) of a director, in which event such vacancy shall be filled by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Common Stock. Any or all of the directors may be removed, with or without cause, by vote or by written consent in each case in accordance with Section 8.35 of the IBCA by the holders of the applicable class of Common Stock and not otherwise. Any director elected to fill a vacancy shall serve the same remaining term as that of his or her predecessor, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

                  (vi) Without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the Class B Common Stock or the written consent of such holders of the Class B Common Stock, the corporation may not effect any change in the rights, privileges or preferences of the Class B Common Stock. This provision shall not be applicable to any amendment to the Articles of Incorporation or adoption of resolutions of the Board of Directors which establishes or designates one or more classes or series of Preferred Stock in accordance with Article 4, Paragraph 2B.(1).

                  (vii) With respect to actions by the holders of Class B Common Stock upon those matters on which such holders are entitled to vote as a separate class, such actions may be taken without a shareholders meeting by the written consent of holders of the Class B Common Stock who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock entitled to vote were present and voted. Notice shall be given in accordance with the applicable provisions of the IBCA of the taking of corporate action without a meeting by less than unanimous written consent to those holders of Class B Common Stock on the record date whose shares were not represented on the written consent.

         (d) Transfer.

                  (i) If any person holding shares of Class B Common Stock of record (a "Class B Holder") purports to transfer such shares of Class B Common Stock, whether by sale, assignment, gift, bequest or otherwise, except to a Permitted Transferee, such transfer shall be deemed to constitute a request by the Class B Holder for conversion of such shares and shall result in such shares being converted into Class A Common Stock as provided by Article 4, Paragraph 2C.(3)(e).

                  (ii) In the case of a Class B Holder acquiring record and beneficial ownership of the shares of Class B Common Stock in question upon initial issuance by the corporation (an "Original Holder"), a "Permitted Transferee" shall mean any Affiliate (as defined) of such Original Holder.

                  In the case of a Class B Holder which is a Permitted Transferee of an Original Holder, a "Permitted Transferee" shall mean:

                           (y) any Original Holder, or

                           (z) any Permitted Transferee of any Original Holder.

                  For this paragraph and Article 4, Paragraph 2C.(3)(e), "Affiliate" means any corporation, partnership, limited liability company or other entity (each, a "Person") that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, and includes any Person acting in concert with another Person.

                  (iii) With respect to a Class B Holder which holds shares by virtue of its status as an Affiliate, the subsequent loss of Affiliate status shall, unless within 15 days thereafter all shares of Class B Common Stock held by such Class B Holder are transferred to an Original Holder or a Permitted Transferee of an Original Holder, result in the automatic conversion of all of its shares of Class B Common Stock into shares of Class A Common Stock, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent shares of Class A Common Stock as provided by Article 4, Paragraph 2C.(3)(e).

                  (iv) Any transfer of shares of Class B Common Stock not permitted hereunder shall result in the conversion of the transferee's shares of Class B

         Common Stock into shares of Class A Common Stock as provided by Article 4, Paragraph 2C.(3)(e), effective as of the date on which certificates representing such shares are presented for transfer on the books of the corporation or on such earlier date that the corporation receives notice of such attempted transfer. The corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Class B Common Stock on the corporation's books, require the furnishing of such affidavits or other proof as it deems necessary to establish that the person is the beneficial owner of shares of Class B Common Stock or is a Permitted Transferee.

                  (v) Shares of Class B Common Stock shall be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. For this purpose, a "beneficial owner" of any shares of Class B Common Stock shall mean a person who, or any entity which, possesses the powers, either singly or jointly, to direct the voting or disposition of such shares. Certificates for shares of Class B Common Stock shall bear a legend referencing the restrictions on transfer imposed by this Article 4, Paragraph 2C.(3)(d).

         (e) Conversion.

                  (i) Each share of Class B Common Stock shall be converted at such time, in such manner and upon such terms and conditions as provided herein into one fully paid and non-assessable share of Class A Common Stock.

                  (ii) Each share of Class B Common Stock shall automatically convert into a share of Class A Common Stock upon the earlier to occur of (i) the holders of all Class B Common Stock ceasing to own in the aggregate 15% of the issued and outstanding Common Stock, and (ii) as provided in Article 4, Paragraph 2C.(3)(d). Upon automatic conversion of shares of Class B Common Stock, the corporation shall reflect such conversion, and the issuance of Class A Common Stock in connection therewith on its books and records for all purposes even if certificates reflecting such converted shares of Class B Common Stock are not surrendered to the corporation or its transfer agent. All shares of Class B Common Stock, upon conversion thereof into Class A Common Stock, shall retain their designation as Class B Common Stock and shall have the status of authorized and unissued shares of Class B Common Stock; provided that if all shares of Class B Common Stock outstanding are converted into shares of Class A Common Stock, then all authorized but unissued shares or treasury shares of Class B Common Stock shall automatically convert into authorized but unissued or treasury shares of Class A Common Stock, as the case may be, and no further shares of Class B Common Stock shall exist. Except as specifically contemplated under this Article 4, Paragraph 2C.(3)(e), shares of Class B Common Stock may not be converted into Class A Common Stock.

                  (iii) Each share of Class A Common Stock owned (within the meaning of Article 4, Paragraph 2C.(3)(d)) by Chevron U.S.A. Inc., a Pennsylvania corporation ("Chevron") or its Affiliates shall simultaneous with acquiring such ownership automatically be converted into one fully paid and non-assessable share of Class B Common Stock; provided, however, that for purposes of any shares of Class B Common Stock so issued, only Chevron will be deemed to be the Original Holder thereof for purposes of the provisions of Article 4, Paragraph 2C.(3)(d), and provided, further, that this provision shall not apply with respect to shares of Class A Common Stock issued upon conversion of all Class B Common Stock in accordance with the first sentence of Article 4, Paragraph 2C.(3)(e)(ii)(i), or any shares of Class A Common Stock owned by Chevron or its Affiliates, after such conversion shall have occurred. Upon automatic conversion of shares of Class A Common Stock, the corporation shall reflect such conversion and the issuance of Class B Common Stock in connection therewith on its books and records for all purposes even if certificates reflecting such converted shares of Class A Common Stock are not surrendered to the corporation for transfer. All shares of Class B Common Stock shall be subject to the restrictions and provisions contained in the corporation's Articles of Incorporation. All shares of Class A Common Stock, upon conversion thereof into Class B Common Stock, shall retain their designation as Class A Common Stock and shall have the status of authorized and unissued shares of Class A Common Stock.

                  (iv) Nothing herein shall prevent the Original Holder (or any Permitted Transferee) of the Class B Common Stock and the corporation from executing an agreement allowing the Original Holder (or any Permitted Transferee), at its option, to convert the Class B Common Stock into Class A Common Stock, nor the conversion of any Class B Common Stock pursuant to such agreement.

                  (v) The corporation will, as soon as practicable after such deposit of a certificate or certificates for Common Stock to be converted in accordance with this Article 4, Paragraph 2C.(3)(e), issue and deliver at the office of the corporation or of its transfer agent to the person for whose account such Common Stock was so surrendered, a certificate or certificates for the number of full shares of Common Stock into which the shares represented by the surrendered certificate are converted. If surrendered certificates for Common Stock are converted only in part, the corporation will issue and deliver to the holder, without charge therefor, a new certificate or certificates representing the aggregate of the unconverted shares of such class of Common Stock. The failure of the holder to deliver to the corporation certificates representing shares of a class of Common Stock converted in accordance with this Article 4, Paragraph 2C.(3)(e), shall in no way affect the automatic conversion of such shares.

                  (vi) The issuance of certificates for shares of a class of Common Stock upon conversion of shares of the other class of Common Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance; provided, however, if any such certificate is to be issued in a name other than that of the holder of the share or shares of the class of Common Stock converted, the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the corporation that such tax has been paid.

                  (vii) The corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the corporation from satisfying the obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of shares of Class A Common Stock which are held in the treasury of the corporation. The corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock upon issue will be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights. In order that the corporation may issue shares of Class A Common Stock upon conversion of the Class B Common Stock, the corporation will endeavor to comply with all applicable Federal and state securities laws and will endeavor to list such shares to be issued upon conversion on such securities exchange on which the Class A Common Stock is then listed.

                  (viii) The corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class A Common Stock a number of shares of Class B Common Stock equal to 40% of the number of outstanding shares of Class A Common Stock, provided that nothing contained herein shall be construed to preclude the corporation from satisfying the obligations in respect of the conversion of the outstanding shares of Class A Common Stock by delivery of shares of Class B Common Stock which are held in the treasury of the corporation. The corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Class B Common Stock issuable upon conversion of shares of Class A Common Stock upon issue will be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights. In order that the corporation may issue shares of Class B Common Stock upon conversion of the Class A Common Stock, the corporation will endeavor to comply with all applicable Federal and state securities laws.

         (f) Except as may otherwise be required by law and for the equitable rights and remedies which may otherwise be available to holders of Common Stock, the shares of Common Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in these Articles of Incorporation.

         (g) The headings of the various subdivisions of this Section are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Section.

Article 7, Paragraph 1:

A.       Right to Indemnification.

         A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the IBCA, or (iv) for any transaction from which the director derived an improper personal benefit. If the IBCA is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a director or the corporation shall be eliminated or limited to the full extent permitted under the IBCA, as so amended. Any repeal or modification of this Article 7, Paragraph 1 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         The corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to be the best interests of the corporation, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

B.       Suit by Corporation or Shareholder

         The corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation, and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person has been finally adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

C.       Director Discretion

         Any indemnification under Article 7, Paragraphs 1A. and B. (unless ordered by a court) shall be made only as authorized in the specific case, upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in
Article 7, Paragraphs 1A. and B. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable (or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, or (3) by the shareholders. In any event, to the extent that a director or officer of the corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Article 7, Paragraphs 1A. and B. or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including reasonable attorneys' fees) actually and reasonable incurred by him in connection therewith.

D.       Advancement of Expenses

         (1) Reasonable expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final deposition of such action, suit or proceeding, upon receipt of (i) a statement signed by such director or officer to the effect that such director or officer acted in good faith and in a manner which he believed to be in, or not opposed to the best interests of the corporation and (ii) an undertaking by or on behalf of the director or officer to repay such amount, if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article.

         (2) The board of directors may, by separate resolution adopted under and referring to this Article of the by-laws, provide for securing the payment of authorized advances by the creation of escrow accounts, the establishment of letters of credit or such other means as the board deems appropriate and with such restrictions, limitations and qualifications with respect thereto as the board deems appropriate in the circumstances.

E.       Non-Exclusivity of Rights and Contractual Nature

         (1) The indemnification and advancement of expenses provided by or granted under other subsections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (2) The provisions of this Article 7, Paragraph 1 shall be deemed to be a contract between the corporation and each director and officer who serves in such capacity at anytime while this Article 7, Paragraph 1 is in effect and any indemnification provided under Article 7, Paragraph 1 to a person shall continue after such person ceases to be an officer, director, agent or


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
employee of the corporation as to all facts, circumstances and events occurring while such person was such officer, director, agent or employee, and shall not be decreased or diminished in scope without such person's consent, regardless of their repeal or modification of this Article or any repeal or modification of the Illinois Business Corporation Act or any other applicable law. If the scope of indemnity provided by this Article 7, Paragraph 1 or any replacement article, or pursuant to the Illinois Business Corporation Act or any modification or replacement thereof is increased, then such person shall be entitled to such increased indemnification as is in existence at the time indemnity is provided to such person, it being the intent, subject to Article 7, Paragraph 1K., to indemnify persons under this Article 7, Paragraph 1 to the fullest extent permitted by law.

F.       Insurance

         The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

G.       Report to Shareholders

         The corporation shall report in writing to shareholders any indemnity or advanced expenses paid to a director, officer, employee or agent with or before the notice of the next shareholders' meeting.

H.       Right of Claimant to Bring Suit

         Subject to Article 7, Paragraph 1K., if a claim under this Article is not promptly paid by the corporation after a written claim has been received by the corporation or if expenses pursuant to Section 4 of this Article have not been promptly advanced after a written request for such advancement accompanied by the statement and undertaking required by Article 7, Paragraph 1D. of this Article has been received by the corporation, the director or officer may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim or the advancement of expenses. If successful, in whole or in part, in such suit, such director or officer shall also be entitled to be paid the reasonable expense thereof, including attorneys' fees. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the director or officer has not met the standards of conduct which make it permissible under the Illinois Business Corporation Act for the corporation to indemnify the director or officer for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its shareholders) to have made a determination, if required, prior to the commencement of such action that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct required under the Illinois Business Corporation Act, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its shareholders) that the director or officer had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the director or officer had not met the applicable standard of conduct.

I.       Definition of "corporation"

         For purposes of this Article, references to "the corporation" shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who was a director or officer of such merging corporation, or was serving at the request of such merging corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

J.       Employee Benefit Plans

         For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and references to "officers" shall include elected and appointed officers. A person who acted in good faith and in a manner he reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation" as referred to in this Article.

K.       Reimbursement

         Anything herein to the contrary notwithstanding, if the corporation purchases insurance in accordance with Article 7, Paragraph 1F., the corporation shall not be required to, but may (if the board of directors so determines in accordance with this Article 7, Paragraph 1) reimburse any party instituting any action, suit or proceeding if a result of the institution thereof is the denial of or limitation of payment of losses under such insurance when such losses would have been paid thereunder if a non-insured third party had instituted such action, suit or proceedings.

L.       Severability

         If any portion of this Article shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, such invalidity or unenforceability shall not affect the other provisions hereof, and this Article shall be construed in all respects as if such invalid or unenforceable provisions had been omitted therefrom.

Article 7, Paragraph 2:

         Without the consent of the holders of eighty-five percent (85%) of the outstanding Common Stock, voting as a single class, the corporation may (and may permit any subsidiary of the corporation over which it has control to) sell the following products:

         (1) crude oil;

         (2) other products usually and normally refined as petroleum products from crude oils; and

         (3) natural gas liquids or liquefied petroleum gases;

irrespective of where such sales or products are made, only when the seller has no actual knowledge that the sale is not for consumption or resale in one or more of the following areas:

                  (a) the United States or any of its territories or possessions;

                  (b) any country wholly located in the Western Hemisphere and/or Europe or surrounded by the Mediterranean Sea;

                  (c) any country all of the territory of which was formerly contained within the Union of Soviet Socialist Republics;

                  (d) any country whose territory is contained within the territories constituting as of the date hereof the countries known as Algeria, Angola, Benin, Burkina Faso, Cameroon, Central African Republic, Chad, Congo, Cote D'Ivoire, Equatorial Guinea, Gabon, Gambia, Ghana, Greenland, Guinea, Guinea Bissau, Iceland, Liberia, Libya, Mali, Mauritania, Mongolia, Morocco, Niger, Nigeria, Rio Muni, Senegal, Sierra Leone, Togo, Tunisia, Turkey, Western Sahara and/or Zaire;

                  (e) Antarctica; and

                  (f) international waters;

unless (x) otherwise permitted by the terms of that certain Scope of Business Agreement, dated May 22, 1996, between Dynegy Inc. and Chevron, as the same may from time to time be amended in accordance with the terms thereof, or (y) such Scope of Business Agreement is terminated pursuant to its terms, upon which termination the provisions of this Article 7, Paragraph 2 shall be of no further force and effect. A copy of such Scope of Business Agreement, as the same may be amended, shall be available for inspection by any stockholder of the corporation at the principal offices of the corporation. Except as indicated above or as may otherwise be provided in these Articles of Incorporation or by Illinois law, stockholders shall have no right to approve specific business activities of the corporation, and the above provisions shall not otherwise affect corporate powers and purposes as stated in Article 3.

                                                                    EXHIBIT 8.17


                           FORM OF AFFILIATE AGREEMENT

Newco
[_______________]
[_______________]


Ladies and Gentlemen:

         Reference is made to the Agreement and Plan of Merger (the "MERGER AGREEMENT") dated as of June 14, 1999 among Illinova Corporation, an Illinois corporation ("ILLINOVA"), Energy Convergence Holding Company, an Illinois corporation ("NEWCO"), Dynegy Acquisition Corporation, a Delaware corporation, and a wholly owned subsidiary of Newco ("DAC"), Energy Convergence Acquisition Corporation, an Illinois corporation, and a wholly owned subsidiary of Newco ("IAC"), and Dynegy Inc., a Delaware corporation ("DYNEGY"), pursuant to which DAC will be merged with and into Dynegy, and IAC will be merged with and into Illinova.

         Pursuant to the terms and conditions of the Merger Agreement,

         [THE UNDERSIGNED HEREBY AGREES THAT IT WILL MAKE OR CAUSE TO BE MADE AN ELECTION PURSUANT TO SECTION 4.1(d) OF THE MERGER AGREEMENT TO RECEIVE STOCK ELECTION SHARES (AS DEFINED IN THE MERGER AGREEMENT) AND THAT UPON CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, EACH SHARE OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF DYNEGY OWNED BY THE UNDERSIGNED AS OF THE EFFECTIVE TIME (AS DEFINED IN THE MERGER AGREEMENT) WILL BE CONVERTED INTO AND EXCHANGEABLE FOR CERTAIN SECURITIES OF NEWCO.]

         [THE UNDERSIGNED HEREBY AGREES THAT IT WILL MAKE OR CAUSE TO BE MADE AN ELECTION PURSUANT TO SECTION 4.1(d) OF THE MERGER AGREEMENT TO RECEIVE CASH ELECTION SHARES (AS DEFINED IN THE MERGER AGREEMENT) AND THAT UPON CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, EACH SHARE OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF DYNEGY OWNED BY THE UNDERSIGNED AS OF THE EFFECTIVE TIME (AS DEFINED IN THE MERGER AGREEMENT) WILL BE CONVERTED INTO AND EXCHANGEABLE FOR CASH AND CERTAIN SECURITIES OF NEWCO.]

         [EACH SHARE OF COMMON STOCK, NO PAR VALUE, OF ILLINOVA OWNED BY THE UNDERSIGNED AS OF THE EFFECTIVE TIME WILL BE CONVERTED INTO AND EXCHANGEABLE INTO ONE SHARE OF NEWCO COMMON STOCK, NO PAR VALUE.]

         The undersigned understands that it may be deemed to be an "affiliate" of Dynegy or Illinova for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended (the "ACT"). The undersigned is delivering this letter of undertaking and commitment pursuant to Section 8.17 of the Merger Agreement.

         With respect to such securities of Newco as may be received by the undersigned pursuant to the Merger Agreement (the "SHARES"), the undersigned represents to and agrees with Newco that:

                  A. The undersigned will not make any offer to sell or any sale or other disposition of all or any part of the Shares in violation of the Act or the rules and regulations thereunder, including Rule 145, and will hold all the Shares subject to all applicable provisions of the Act and the rules and regulations thereunder.

                  B. The undersigned has been advised that the offering, sale and delivery of the Shares to the undersigned pursuant to the Merger Agreement will be registered under the Act on a Registration Statement on Form S-4. The undersigned has also been advised, however, that, since the undersigned may be deemed an "affiliate" of Dynegy or Illinova, any public reoffering or resale by the undersigned of any of the Shares will, under current law, require either (i) the further registration under the Act of the Shares to be sold, (ii) compliance with Rule 145 promulgated under the Act (permitting limited sales under certain circumstances) or (iii) the availability of another exemption from registration under the Act.

                  C. The undersigned also understands that, if Newco should deem it necessary to comply with the requirements of the Act, stop transfer instructions will be given to its transfer agents with respect to the Shares and that there will be placed on the certificates for the Shares, or any substitutions therefor, a legend stating in substance:

                  "The securities represented by this certificate were issued in a transaction under Rule 145 promulgated under the Securities Act of 1933, as amended (the "ACT"), and may be sold, transferred or otherwise disposed of only upon receipt by the Corporation of an opinion of counsel acceptable to it that the securities are being sold in compliance with the limitations of Rule 145 or that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

         Execution of this letter shall not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of Dynegy or Illinova for purposes of Rule 145 under the Act or as a waiver of any rights the undersigned may have to any claim that the undersigned is not such an affiliate on or after the date of this letter.

                                   Very truly yours,



                                   -----------------------------------------
                                                Signature


                                   -----------------------------------------
                                                Name


                                   -----------------------------------------
                                                Date

                                                                     EXHIBIT B


                  STATEMENT OF RESOLUTION ESTABLISHING SERIES
                                      OF
                     SERIES A CONVERTIBLE PREFERRED STOCK
                                      OF
                      ENERGY CONVERGENCE HOLDING COMPANY


         Pursuant to and in accordance with Section 6.10 of the Illinois Business Corporation Act of 1983, as amended (the "IBCA"), the undersigned corporation hereby makes the following statement:

         The name of the corporation is Energy Convergence Holding Company (the "Corporation").

                                  ARTICLE I.

         The Board of Directors of the Corporation (the "Board") on ________, [_____] duly adopted the following resolution establishing and designating a series of preferred stock of the Corporation and fixing and determining the relative rights and preferences thereof:

         RESOLVED, that pursuant to the authority vested in the Board by
Article 4, Paragraph 2B. of the Corporation's Articles of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), to consist of [__________] shares, no par value per share, of which the preferences and relative and other rights, and the qualifications, limitations, and restrictions thereof will be, in addition to those set forth in the Corporation's Articles of Incorporation, as follows:

         1. CERTAIN DEFINITIONS. Unless otherwise stated herein or the context otherwise requires, the terms defined in this Section 1 have the following meanings:

         "Board" is defined in the preamble to this Article II.

         "Class A Common Stock" means all shares now or hereafter authorized of Class A Common Stock, no par value per share, of the Corporation.

         "Common Stock" means all shares now or hereafter authorized of any class of common stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

         "Conversion Date" is defined in Section 5(c).

         "Conversion Price" will mean the price per share of Class A Common Stock used to determine the number of shares of Class A Common Stock deliverable upon conversion of a share of the Series A Preferred Stock, subject to adjustment in accordance with the provisions of Section 5.

         "Corporation" is defined in Article I.

         "Dividend Payment Date" means March 31, June 30, September 30, and December 31 of each year.

         "Dividend Period" means the quarterly period between consecutive Dividend Payment Dates; provided, that the initial Dividend Period shall be from the Issue Date until the first Dividend Payment Date after the Issue Date.

         "Final Redemption Date" is defined in Section 4(e).

         "IBCA" is defined in the introductory paragraph of this resolution.

         ["ILLINOVA AVERAGE PRICE" MEANS THE MEAN AVERAGE OF THE CLOSING PRICES ON THE NEW YORK STOCK EXCHANGE, INC. OF THE COMMON STOCK, NO PAR VALUE, OF ILLINOVA CORPORATION OVER THE FIVE CONSECUTIVE TRADING DAYS ENDING ON THE ELECTION DATE PURSUANT TO THE MERGER AGREEMENT, BY AND AMONG ILLINOVA CORPORATION, THE CORPORATION, DYNEGY ACQUISITION COMPANY, ENERGY CONVERGENCE ACQUISITION COMPANY AND DYNEGY INC., DATED JUNE 14, 1999.]

         "Issue Date" means the date on which shares of Series A Preferred Stock are first issued by the Corporation.

         "Junior Stock" means, for purposes of Section 2, the Common Stock and any other class or series of capital stock of the Corporation issued after the Issue Date not entitled to receive any dividends in any Dividend Period, unless all dividends required to have been paid or declared and set apart for payment on the Series A Preferred Stock have been paid or declared and set apart for payment and, for purposes of Section 3, the Common Stock and any class or series of capital stock of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution, or winding up of the affairs of the Corporation until the Series A Preferred Stock have received the entire amount to which such stock is entitled upon such liquidation, dissolution, or winding up.

         "Liquidation Date" is defined in Section 3.

         "Liquidation Value" means $50.00 per share of Series A Preferred Stock, plus any accrued but unpaid dividends thereon through the Liquidation Date.

         "Parity Stock" means, for purposes of Section 2, any other class or series of capital stock of the Corporation issued after the Issue Date entitled to receive payment of dividends on a parity with the Series A Preferred Stock and, for purposes of Section 3, any other class or series of capital stock of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution, or winding up of the affairs of the Corporation on a parity with the Series A Preferred Stock.

         "Record Date" means March 15, June 15, September 15, and December 15 of each year, or such other date as may be designated by the Board.

         "Redemption Agent" is defined in Section 4(d).

         "Redemption Date" is defined in Section 4(c).

         "Redemption Price" means $50.00 per share of Series A Preferred Stock, plus any accrued but unpaid dividends thereon through the Redemption Date.

         "Senior Stock" means for purposes of Section 2, any class or series of capital stock of the Corporation issued after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive dividends, and, for purposes of Section 3, any class or series of capital stock of the Corporation issued after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution, or winding up of the affairs of the Corporation.

         "Series A Preferred Stock" is defined in the preamble to this
Article II.

         2.   DIVIDENDS.

                  (a) Subject to the prior preferences and other rights of any Senior Stock, the holders of Series A Preferred Stock are entitled to receive, out of funds legally available for such purpose, cash dividends at the rate of $3.00 per annum per share of Series A Preferred Stock, and no more. Such dividends are cumulative from the Issue Date and are payable quarterly, in arrears, when and as declared by the Board on each Dividend Payment Date commencing on the first Dividend Payment Date after the Issue Date. Each such dividend will be paid to the holders of record of the Series A Preferred Stock as their names appear on the share register of the Corporation on the Record Date immediately preceding each Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date as may be fixed by the Board.

                  (b) If full cash dividends are not paid or made available to the holders of all outstanding shares of Series A Preferred Stock and any Parity Stock, and funds available are insufficient to permit such payment to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled will be distributed among the holders of the Series A Preferred Stock and any Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid to the holders of the Series A Preferred Stock will cumulate as provided in Section 2(c).

                  (c) If, on any Dividend Payment Date, the holders of the Series A Preferred Stock do not receive the full dividends provided for in
Section 2(a), then such dividends will cumulate, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for payment of such dividends, and whether or not such dividends are declared;

provided, however, no additional dividends will be paid on or with respect to any dividends that cumulate pursuant to this Section 2(c).

                  (d) So long as any shares of Series A Preferred Stock are outstanding, the Corporation will not, unless all dividends to which the holders of Series A Preferred Stock are entitled for all previous Dividend Periods have been paid or declared and a sum of money sufficient for the payment thereof set apart, (i) declare or pay on any Junior Stock any dividend or distribution whatsoever, whether in cash, property, or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares), (ii) purchase or redeem any Junior Stock, or (iii) pay or make available any monies for a sinking fund for the purchase or redemption of any Junior Stock.

                  (e) Whenever, at any time, accrued but unpaid dividends should exceed $2.25 per share of outstanding Series A Preferred Stock, the holders of the Series A Preferred Stock will have the option, voting separately as a class with holders of shares of any one or more other series of Parity Stock that would then be entitled to voting rights with the Series A Preferred Stock to elect directors as a separate class, to elect two directors to the Board at the Corporation's next annual meeting of its shareholders and at each subsequent annual meeting of shareholders. At elections for such directors, each holder of Series A Preferred Stock will be entitled to one vote for each share held (the holders of shares of Parity Stock will be entitled to such number of votes, if any, for each share held as may be granted to the holders of such Parity Stock by the Corporation). Upon vesting of such right of holders of Series A Preferred Stock, the authorized number of directors constituting the Board will be increased (even if such increase results in exceeding the maximum authorized number of directors), in accordance with the Corporation's Articles of Incorporation and Bylaws, by two, and the two vacancies so created will be filled by vote of the holders of Series A Preferred Stock together with holders of Parity Stock, voting together as a separate class. The right of holders of Series A Preferred Stock, voting separately as a class with holders of Parity Stock, if applicable, to elect two directors to the Board will continue until such time as there are no longer any accrued but unpaid dividends on outstanding Series A Preferred Stock, subject to revesting if accrued but unpaid dividends exceed, at any time or times, $2.25 per share of outstanding Series A Preferred Stock. Upon any termination of the right of the holders of Series A Preferred Stock, voting separately as a class with holders of Parity Stock, if applicable, to elect directors as provided herein, the term of office of the directors elected by the holders of the Series A Preferred Stock, voting separately as a class with holders of Parity Stock, if applicable, will automatically terminate. If the office of any director elected by the holders of Series A Preferred Stock, voting separately as a class with holders of Parity Stock, if applicable, becomes vacant because of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining director elected by the holders of Series A Preferred Stock, voting separately as a class with holders of Parity Stock, if applicable, will choose a successor to hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by the holders of Series A Preferred Stock, voting separately as a class with holders of Parity Stock, if applicable, ends and the special voting rights provided in this Section 2(e) terminate, the number of directors constituting the Board will be reduced by two.

         3. DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION, OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution, or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distributions or payments are made to the holders of Junior Stock, the holders of the Series A Preferred Stock will be entitled to be paid the Liquidation Value of all outstanding shares of Series A Preferred Stock, as of the date of such liquidation or dissolution or such other winding up (the "Liquidation Date"), and no more, in cash or in property at its fair value as determined by the Board, or both, at the election of the Board. If such payment is made in full to the holders of the Series A Preferred Stock, and if payment is made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders will be entitled, the remaining assets and funds of the Corporation will be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution, or other winding up of the affairs of the Corporation, the assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock and any Parity Stock are insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled will be distributed among the holders of the Series A Preferred Stock and any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another entity or entities nor the sale of all or substantially all of the assets of the Corporation to any person or persons will be deemed a liquidation, dissolution, or winding up of the affairs of the Corporation within the meaning of this Section 3, unless such consolidation, merger, or sale of assets is in connection with the complete liquidation, dissolution, or winding up of the affairs of the Corporation.

         4.   REDEMPTION BY THE CORPORATION.

                  (a) The Series A Preferred Stock may not be redeemed, in whole or in part, prior to the third anniversary of the Issue Date. On and after the third anniversary of the Issue Date, the Series A Preferred Stock may be redeemed by the Corporation at any time and from time to time in, whole or in part, at the option of the Corporation, at the Redemption Price.

                  (b) If less than all of the outstanding shares of the Series A Preferred Stock are to be redeemed by the Corporation, such shares will be redeemed pro rata as determined by the Board in its sole discretion.

                  (c) Notice of each proposed redemption of the Series A Preferred Stock will be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to holders of record of the shares of Series A Preferred Stock to be redeemed at such holders' addresses as they appear on the records of the Corporation, not less than 30 days or more than 60 days prior to the date fixed for redemption by the Corporation (the "Redemption Date") (i) notifying such holders of the election of the Corporation to redeem such shares of Series A Preferred Stock and the Redemption Date, (ii) stating the date on which such shares of Series A Preferred Stock cease to be convertible and the Conversion Price, (iii) stating the place or places at which such shares of Series A Preferred Stock called for redemption will, upon presentation and surrender of the certificate or certificates evidencing such shares, be redeemed and the Redemption Price, and

(iv) stating the name and address of the Redemption Agent selected in accordance with Section 4(d).

                  (d) The Corporation may (i) act as the redemption agent or
(ii) appoint as its agent, for the purpose of acting as the Corporation's redemption agent, a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof and any replacement thereof or successors thereto. The Corporation or such appointed bank or trust company is hereinafter referred to as the "Redemption Agent." Following such appointment, if any, and prior to any redemption, the Corporation will deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Corporation, to cause a notice of redemption to be duly mailed in accordance with Section 4(c), as soon as practicable after receipt of such irrevocable instructions. All funds necessary for the redemption will be deposited with the Redemption Agent, in trust, at least two business days prior to the Redemption Date, for the pro rata benefit of the holders of the shares of Series A Preferred Stock called for redemption. Neither failure to mail any such notice to one or more holders of Series A Preferred Stock nor any defect in any notice will affect the sufficiency of the proceedings for redemption as to other holders of Series A Preferred Stock.

                  (e) If notice of redemption is given in accordance with
Section 4(e) and the Corporation is not in default in the payment of the Redemption Price, then each holder of shares of Series A Preferred Stock called for redemption is entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the Redemption Date. If the Corporation defaults in making payment on the Redemption Date, then each holder of the shares of Series A Preferred Stock called for redemption is entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the date when the Corporation makes payment to the holders of the Series A Preferred Stock (the "Final Redemption Date"). From and after the Redemption Date, the shares of Series A Preferred Stock called for redemption will no longer be deemed to be outstanding and all rights of the holders of such shares of Series A Preferred Stock will cease and terminate, except the right of the holders of such shares of Series A Preferred Stock, upon surrender of the certificate or certificates therefor, to receive the Redemption Price. The deposit of monies in trust with the Redemption Agent by the Corporation will be irrevocable, except that the Corporation will be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares of Series A Preferred Stock redeemed will have no claim to such interest or other earnings. Any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of one year from the Redemption Date (or the Final Redemption Date, as applicable) will be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares of Series A Preferred Stock entitled to the funds so repaid to the Corporation will look only to the Corporation for payment of the Redemption Price, without interest.

         5. CONVERSION RIGHTS. The Series A Preferred Stock will be convertible into Class A Common Stock as follows:

                  (a) Conversion. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series A Preferred Stock will have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series A Preferred Stock into fully paid and nonassessable shares of Class A Common Stock at the Conversion Price in effect on the Conversion Date. With respect to any share of Series A Preferred Stock called for redemption, the right of conversion described in this Section 5 will terminate at the close of business on the day prior to the Redemption Date or, if the Corporation defaults in the payment of the Redemption Price, at the close of business on the day prior to the Final Redemption Date.

                  (b) Conversion Price. Each share of Series A Preferred Stock will be converted into a number of shares of Class A Common Stock determined by dividing (i) the Liquidation Value by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Class A Common Stock will initially be issuable upon conversion of the shares of Series A Preferred Stock will be [(I) THE ILLINOVA AVERAGE PRICE TIMES 1.22 IF THE CORPORATION'S UNSECURED SENIOR DEBT IS RATED INVESTMENT GRADE OR (II) IF THE CORPORATION'S UNSECURED SENIOR DEBT IS RATED LESS THAN INVESTMENT GRADE THAT MULTIPLE (NOT TO EXCEED 1.18) RESULTING IN THE FAIR MARKET VALUE OF THE SERIES
A PREFERRED STOCK BEING EQUAL TO THE LIQUIDATION VALUE UPON ISSUANCE, UPON
WHICH LEHMAN BROTHERS, INC., CHASE SECURITIES, INC., MERRILL LYNCH & COMPANY, INC., MORGAN STANLEY & CO., INC., AND GOLDMAN SACHS INTERNATIONAL AGREE BASED ON GOOD FAITH NEGOTIATIONS; PROVIDED THAT IF SUCH INVESTMENT BANKS CANNOT AGREE
ON THE APPROPRIATE MULTIPLE, THEN THEY SHALL CHOOSE A SIXTH INVESTMENT BANK WHOSE DETERMINATION SHALL BE BINDING. THE DETERMINATION OF WHETHER THE CORPORATION'S UNSECURED SENIOR DEBT IS RATED INVESTMENT GRADE OR LOWER WILL BE BASED ON THE STATED INTENTION OF AT LEAST TWO OF THE FOLLOWING THREE RATING AGENCIES IN CONNECTION WITH THE CORPORATION'S PROPOSED CREDIT RATING AFTER THE CLOSING OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND PLAN OF MERGER, DATED JUNE 14, 1999, BY AND AMONG THE CORPORATION, DYNEGY INC., ILLINOVA CORPORATION, DYNEGY ACQUISITION CORPORATION AND ENERGY CONVERGENCE ACQUISITION
CORPORATION: STANDARD & POORS, MOODY'S INVESTOR SERVICES AND DUFF & PHELPS.]
The Conversion Price will be subject to adjustment as set forth in Section 5(e). No dividends will accrue or be paid on Series A Preferred Stock subsequent to conversion.

                  (c) Mechanics of Conversion. The holder of any shares of Series A Preferred Stock may exercise the conversion right specified in
Section 5(a) by surrendering to the Corporation or the transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted; provided, however, that the Corporation will not be obligated to issue to any such holder the certificate or certificates evidencing the shares of Class A Common Stock issuable upon such conversion, unless the certificate or certificates evidencing the shares of Series A Preferred Stock are either delivered to the Corporation or the transfer agent of the Corporation. Conversion will be deemed to have been effected on the date when delivery is made of notice of an election to convert and the certificate or certificates evidencing the Series A Preferred Stock shares to be converted (the "Conversion Date"). Subject to the provisions of Section 5(e)(iv), as promptly as practicable thereafter, the Corporation will issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Class A Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Class A Common Stock as provided in Section 5(d). Subject to the provisions of Section 5(e)(iv), the person in whose name the certificate or certificates for shares of Class A Common


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
Stock are to be issued will be deemed to have become a holder of record of such Class A Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation will issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

                  (d) Fractional Shares. No fractional shares of Class A Common Stock or scrip will be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof will be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Class A Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest based on the fair market value of the Class A Common Stock determined by the Corporation in its sole discretion.

                  (e) Conversion Price Adjustments. The Conversion Price will be subject to adjustment from time to time as follows:

                           (i)      Stock  Dividends,  Subdivisions,
Reclassifications, or Combinations. If the Corporation (i) declares a dividend or makes a distribution on its Class A Common Stock in shares of its Class A Common Stock, (ii) subdivides or reclassifies the outstanding shares of Class A Common Stock into a greater number of shares, or (iii) combines or reclassifies the outstanding Class A Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification will be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date will be entitled to receive the number of shares of Class A Common Stock which such holder would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price will be made whenever any of the foregoing events occur.

                           (ii)     Consolidation,  Merger, Sale, Lease or
Conveyance. In case of any consolidation with or merger of the Corporation with or into another entity, or in case of any sale, lease, or conveyance to another person of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series A Preferred Stock will be convertible, after the date of such consolidation, merger, sale, lease, or conveyance, into the number of shares of stock or other securities or property (including cash) to which the Class A Common Stock issuable (at the time of such consolidation, merger, sale, lease, or conveyance) upon conversion of a share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease, or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock will be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

                           (iii)    Rounding of Calculations;  Minimum
Adjustment. All calculations under this Section 5(e) will be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 5 to the contrary notwithstanding, no adjustment in the Conversion Price will be made if the amount of such adjustment would be less than $0.05, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.05 or more.

                           (iv)     Timing of Issuance of Additional Class A
Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 5(e) requires that an adjustment be made, such adjustment will become effective immediately after a record date for an event. The Corporation may defer, until the occurrence of such event, (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Class A Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Class A Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Class A Common Stock pursuant to
Section 5(d); provided, however, that the Corporation upon request will deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares and such cash, upon the occurrence of the event requiring such adjustment.

                  (f) Statement Regarding Adjustments. Whenever the Conversion Price is adjusted as provided in Section 5(e), the Corporation will file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price in effect after such adjustment, and the Corporation will also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at such holders address appearing on the Corporation's records. Each such statement will be signed by the Corporation's independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 5(g).

                  (g) Conditional Conversion. If it is proposed that a registration of Common Stock is intended to be filed, except on Form S-4 or S-8 (or any successor forms), which includes the secondary registration on behalf of holders of Common Stock, the Corporation will notify the holders of Series A Preferred Stock of such proposed registration and such holders may conditionally exercise their right to convert any or all of such shares of Series A Preferred Stock so held in accordance with this Section 5 and participate in such proposed registration in accordance with the registration rights granted to such holder by the Corporation, if any. If such registration is not declared effective or is withdrawn, any conditional exercise pursuant to this Section 5(g) will be null and void ab initio. Only the number of shares of Class A Common Stock conditionally converted pursuant to this
Section 5(g) that are actually sold under an effective registration statement will be deemed converted pursuant to Section 5(a) and the conditional conversion of such shares will be null and void ab initio upon the termination of the offering under such registration statement.

                  (h) Notice to Holders. If the Corporation proposes to take any action of the type described in Section 5(e)(i) or (ii), the Corporation will give notice to each holder of shares of Series A Preferred Stock, in the manner set forth in Section 5(f), which notice will specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice will also set forth such facts with respect thereto as will be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind, or class of shares or other securities or property which will be deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice will be given at least ten days prior to the date so fixed, and in case of all other action, such notice will be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, will not affect the legality or validity of any such action.

                  (i) Costs. The Corporation will pay all documentary, stamp, transfer, or other transactional taxes attributable to the issuance or delivery of shares of Class A Common Stock upon conversion of any shares of Series A Preferred Stock; provided, however, that the Corporation will not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

                  (j) Reservation of Shares. The Corporation will reserve at all times so long as any shares of Series A Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Class A Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Class A Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

                  (k) Valid Issuance. All shares of Class A Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof, and the Corporation will take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Class A Common Stock).

         6. VOTING RIGHTS. If the holders of shares of Series A Preferred Stock have the right to vote separately as a class pursuant to Section 2(e) or the IBCA, such holders will be entitled to one vote for each such share so held. In all other cases, the holders of shares of Series A Preferred Stock will be entitled to vote upon all matters upon which holders of the Class A Common Stock have the right to vote, and will be entitled to the number of votes equal to [1.22] [OR IF THE FACTOR DETERMINED IN ACCORDANCE WITH SECTION 5(B) IS DIFFERENT, THEN SUCH FACTOR] times the number of whole shares of Class A Common Stock into which such shares of Series A

Preferred Stock could be converted pursuant to the provisions of Section 5 at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class.

         7. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series A Preferred Stock will not have any preferences or relative, participating, optional, or other special rights, other than those specifically set forth in this Statement of Resolution. The shares of Series A Preferred Stock will have no preemptive or subscription rights.

         8. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and will not affect the interpretation of any of the provisions hereof.

         9. SEVERABILITY OF PROVISIONS. If any right, preference, or limitation of the Series A Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference, or limitation will, nevertheless, remain in full force and effect, and no right, preference, or limitation herein set forth will be deemed dependent upon any other such right, preference, or limitation unless so expressed herein.

         10. STATUS OF REACQUIRED SHARES. Shares of Series A Preferred Stock which have been issued and reacquired in any manner will (upon compliance with any applicable provisions of the laws of the State of Illinois) have the status of authorized and unissued shares of Series A Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

         11. ISSUANCE OF ADDITIONAL SECURITIES. Nothing contained herein will be deemed to any way prohibit, restrict, or inhibit the ability of the Corporation to designate and/or issue additional securities of any kind, including, without limitation, shares of Parity Stock or Junior Stock; provided that, the Corporation may not designate and/or issue any shares of Senior Stock without the consent of a majority of the shares of Series A Preferred Stock.


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
         The Corporation has caused this statement to be signed by its duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true.



Date:
     -----------------------                ENERGY CONVERGENCE HOLDING COMPANY


                                            By:
                                                -------------------------------
                                                ---------------------,President



                                            Attested By:
                                                         ----------------------
                                                         -----------, Secretary